Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 14, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLEACH GROUP, INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2300 (Primary Standard Industrial Classification Code Number)	45-5245604 (I.R.S. Employer Identification Number)

347 Fifth Avenue
Suite 1402
New York, NY 10016
Telephone: 646.205.8124
Fax: 646.205.8184
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Vcorp Services, LLC
1811 Silverside Road
Wilmington, DE 19810
Telephone: 888.528.2677
Fax: 845.818.3588
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:
Ernest M. Stern, Esq.
Akerman Senterfitt LLP
750 9th Street, N.W.
Suite 750
Washington, D.C. 20001
Telephone: 202.393.6222
Fax: 202.393.5959

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Shares of Common Stock par value $.001 per share(1)	3,450,000	$6.00	$20,700,000	$2,823.48

Shares of common stock underlying underwriter's warrant(3)	69,000	$7.20	$496,800	$67.76

Shares of common stock underlying warrant held by Breakwater Structured Growth Opportunities Fund, L.P.	300,000(4)	$6.00	$1,800,000	$245.52

(1)
Includes 450,000 shares of common stock, which may be issued upon exercise of a 60-day option granted to the underwriter to cover over-allotments, if any.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Represents 2% of the shares of common stock to be sold in this offering (including 450,000 shares issued pursuant to the underwriter's over-allotment option).

(4)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated February 14, 2013

PROSPECTUS

3,000,000 Shares

BLEACH GROUP, INC.

Common Stock

This is the initial public offering of our common stock. We are offering 3,000,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock. We expect that the public offering price will be between $5.00 and $6.00 per share of common stock. We will be applying for listing of our common stock on NYSE MKT under the symbol "    ".

We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

	Per Share	Total

Public offering price	$	$

Underwriter's fee	$	$
Net proceeds, before expenses	$	$

We have agreed to pay the underwriter a fee equal to 7% of the gross proceeds raised in this offering, plus a $10,000 non-refundable engagement fee, and to reimburse the underwriter for certain expenses. See "Underwriting." In addition, we have agreed to grant to the underwriter for no additional consideration a warrant to purchase shares of our common stock equal in number to 2% of the number of shares sold in this offering (including any shares issued pursuant to the underwriter's over-allotment option). See "Underwriting."

The underwriter has the option to purchase up to 450,000 additional shares from us at the public offering price for 45 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We are responsible for such information. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The shares will be ready for delivery on                    , 2013.

Wellington Shields & Co.

The date of this prospectus is                    , 2013.

i

BASIS OF PRESENTATION

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through various separately owned operating entities. Effective on July 1, 2012, in order to facilitate this initial public offering, the shareholders of Bleach Pty Limited, Ksubi Pty Limited, Hombeck Trading Limited, and Something Else by Natalie Wood Pty Limited (Something Else Pty Limited) completed a reorganization (the "Reorganization") whereby they transferred their ownership interests in such entities to Bleach Group, Inc. in exchange for shares of common stock of Bleach Group, Inc. As a result of this reorganization, all of such operating entities are now direct or indirect subsidiaries of Bleach Group, Inc. See "Certain Relationships and Related Person Transactions—Related Person Transactions—Reorganization." Throughout this prospectus, the terms "Bleach Group," "we," "us," "our," "our company" and "our business" refer, prior to the Reorganization, to one or more of such operating entities on an unconsolidated basis, and, after the Reorganization, to Bleach Group, Inc. and its subsidiaries on a consolidated basis.

Unless otherwise indicated, all of the financial data presented in this prospectus is presented on a consolidated basis for Bleach Group, Inc. and its subsidiaries. The Reorganization transaction was accounted for as a roll-up of entities under common control. Bleach Pty Limited and Ksubi Pty Limited were considered to be predecessors of Bleach Group, Inc. and, accordingly, included in this prospectus are the audited financial statements of Bleach Pty Limited and Ksubi Pty Limited as of June 30, 2012 and 2011. The interim consolidated financial statements of Bleach Group, Inc. as of September 30, 2012 have also been included as well as the pro forma income statement of Bleach Group, Inc. as of September 30, 2011 for comparison purposes.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Based upon our industry knowledge, we believe that each of these studies and publications is reliable.

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks, such as "Insight," "Something Else," and "Ksubi," which are protected under applicable intellectual property laws and are the property of Bleach Group, Inc. or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding our company, the common stock being sold in this offering and our Financial Statements and the related notes included elsewhere in this prospectus. You should carefully consider, among other things, our Financial Statements and the related notes included elsewhere in this prospectus and the matters discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus before deciding to invest in our common stock. Some of the statements in this prospectus constitute forward-looking statements. See "Forward-Looking Statements."

We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements.

Except where the context otherwise requires or where otherwise indicated, the terms "Bleach Group," "we," "us," "our," "our company" and "our business" refer to Bleach Group, Inc. together with its predecessors and its consolidated subsidiaries as a combined entity.

 Company Overview

Bleach Group, Inc. designs, sources, markets, distributes and sells globally-recognized brands of youth fashion apparel and accessories, including the Insight, Something Else and Ksubi brands. Our goal is to create contemporary and innovative lines of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands. Insight, our most recognized brand, is an avant-garde fashion label for men and women with a focus on various youth subcultures, including surf, skate, street fashion, art and music. Our Something Else brand targets fashion-aware women with an offbeat aesthetic and an appreciation for art by merging fashion and art into wearable and accessible garments. Our Ksubi brand is a premium denim and fashion lifestyle brand that targets young men and women who are socially and culturally aware, who pride themselves on individual style and who are youthful, irreverent and ironic with an opinionated sense of style. In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 42 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online. We control distribution of our brands in Australia, France, Spain, Portugal, the United Kingdom, Germany, Austria and Switzerland and have established relationships with independent distributors in the other countries in which our brands are sold. See "Business—Distribution and Industry Supply Chain." In addition, we have granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia. We expect to acquire this independent franchise operator, and thus the eight Ksubi retail stores, following completion of this offering. See "Business—Our Core Brands—Ksubi—Supply Agreement and Franchise Agreement."

Our principal executive office is located at 347 Fifth Avenue, Suite 1402, New York, NY 10016. However, we conduct our primary business activities out of our office in Sydney, Australia. As of December 31, 2012, we have 78 full time employees and 41 part-time employees.

Company History

Insight, our most recognized brand, was initially founded as a surfboard label in Sydney, Australia in 1987. We launched our Something Else brand in 2004 and acquired our Ksubi brand in March 2010. Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through various separately owned operating entities. Effective on July 1, 2012, in order to facilitate this initial public offering, the owners of such operating entities completed a reorganization (the "Reorganization") whereby they transferred their ownership interests in each of the operating entities to Bleach Group, Inc. in exchange for shares of common stock of Bleach Group, Inc. As a result of the Reorganization, all of such operating entities are now direct or indirect subsidiaries of Bleach Group, Inc. See "Certain Relationships and Related Person Transactions—Related Person Transactions—Reorganization."

Competitive Strengths

We believe that our core competitive strengths include:

  •
  Forward Thinking Design Innovation.  Since the launch of our Insight brand t-shirts in 1997, we have strived to maintain a fresh, consistent, ongoing and all-encompassing approach to the pursuit of forward thinking design innovation. We have successfully achieved this in part by recruiting young designers to be mentored by our more experienced creative team and prepare them for additional design and creative responsibilities and leadership roles. This has especially been the case with Ksubi and Something Else, where both founding creative directors are no longer employed by us (George Gorrow at Ksubi and Natalie Wood at Something Else) but were able to develop and mentor the designers working under them to ensure a seamless transition. We believe that over time this has enabled a distinction of "newness" and "innovation" to be attributed to our brand design philosophies when compared to those of our more established competitors in the youth apparel market, especially with respect to the action sports segment of the market.

  •
  Global Recognition in the Fashion and Retail Industry.  In 2007 and 2008 we were awarded "Best Marketing Campaign" from the Surf Industry Manufacturers Association (SIMA) and in 2008 we were awarded "Breakthrough Brand of the Year" from SIMA. In 2009 we were awarded "Best Advertising Photography" at the Sony World Photography Awards and "Best Marketing Campaign" by the European Surf Industry Manufacturers Association, and in 2011 we were awarded "Women's Marketing Campaign of the Year" by SIMA. We have been nominated "Women's Apparel Brand of the Year" by SIMA for 2012. We believe that this growing global market credibility and the recognition of our company as being market-leading design and brand innovators within the global youth fashion market puts us in a favorable demand position for both supply chain and direct consumers given what we believe to be a youth market that is experiencing generic and crowded conditions and given the fickle, fast-paced nature of general youth consumer demand and fashion trends.

  •
  Platform to Launch New Brands.  We believe that our global recognition as being a market-leader in design and brand innovation provides us with an accessible, solid and credible launch platform for emergent and new private label and retail house brands and product category releases.

  •
  "Brand House" Model Provides Product and Market Segment Diversity.  Our strategy of pursuing a "brand house" model, in which we offer multiple brands directed at various aspects of the youth apparel and fashion accessories market, including the action sports and fashion denim segments of the market, enables us to offer complementing brother and sister brands within the broader market but through different distribution and/or supply chain channels, which we believe helps to protect our business against cyclical variations within the market. Additionally, with many retailers and supply-chain participants worldwide looking to streamline their supplier base for greater efficiencies, we believe that our "brand house" model affords us with further protection in this regard by providing an opportunity for our retail and supply-chain partners to purchase comprehensive and compatible product and brand offerings, including "house branded" products, through one supplier.

  •
  Deep Market Understanding.  With our first apparel brand launching in 1997, we have been in operation for over 15 years. This length of operation has provided us with time to develop structure, experience and in-depth market understanding as well as the ability to grow and stabilize our operations and viability. We believe that this places us in a unique position where we are comparatively new enough and small enough to remain flexible and in-touch with the market, but also mature and stable enough to have developed a strong platform for our business and for continued advancement and growth. We also believe that this flexibility and closeness to the market allows our business, personnel and brands to operate with a quick-response mindset to better capitalize on existing market opportunities and/or changes in market demands, whether this be through new brand or product category launch opportunities or through changing design and collection release timelines so as to rapidly respond to the changing design demands of our supply chain customers. There has been little change in our senior management since our inception with most of our founding members and shareholders still engaged in our business.

  •
  Global Distribution Capabilities.  With distribution in 42 countries around the globe, we believe that we have established stable global distribution networks across all major continents and regions for utilization by all our brands. This network provides us with straight-to-market access for existing and emerging brands.

  •
  Proven Management Team.  We are led by a proven executive team. Mark Byers—our Chief Executive Officer, President and a member of our Board of Directors, Tim Morris—our Chief Operations Officer, Kristopher Black—who has agreed to become our Chief Financial Officer following the completion of this offering, Andrew Down—our Creative Director of the Insight brand, and Graeme Jack—our General Manager of the Ksubi business, lead a management team that has significant experience in the apparel industry, including design, marketing, sourcing, merchandising, distribution and retail. Our creative directors average over 15 years of experience in the apparel industry.

Growth Strategy

We believe that we are well positioned to take advantage of opportunities to increase revenues, drive net income growth and capture market share. Such opportunities include:

  •
  Brand Development.  We intend to strengthen our existing brands through continued investment in creative (design, graphic, and marketing) and operational resources (such as personnel, technology, sourcing materials and travel) and continue to develop new brands in order to increase sales and profit margins. Successful brand development will be effected by using core creative business and brand experience plus domestic and international distribution knowledge and procedures (established and modelled through existing brands and markets) to effect product differentiation. We also intend to increase economies of scale and thus realize proportionate overhead cost reductions and efficiencies, sales scalability, and product and market diversification, as well as leverage our global networks and relationships with retail and supply-chain customers so as to maximize our penetration and profile in the youth culture retail market and extend the lifecycles of our brands to increase return on investment for each of our brands. Of our existing brands, Insight, in particular, will most likely benefit from such brand development given that it operates in the troubled Action Sports Retail market. Insight is generally less affected compared to competitors in this troubled market niche due to Insight being a cross-over brand and able to sell to the better performing Street/Urban market and thus strongly supported by retailers in this market. We recognize that the youth action sector is highly competitive and in recognition of this we place an emphasis on fresh concepts and diverse offerings to appeal to segments that are less competitive, and offer a wider group of accessories to diversify our risks such as eyewear and home ware. In other words, we see where certain competitors have experienced these problems and believe we have a strategy to minimize the risk of a similar fate.

  •
  Product Expansion.  We intend to develop and launch new product lines for our existing and future brands, including fashion accessories, eyewear, footwear and hardware, which includes surfboards,

    skate decks, traction pads, board bags and leg ropes. We expect for this to be achieved using existing design direction, Asia sourcing, purchasing leverage, and existing retail customer and general consumer appetite for extensions of our existing brand product categories such as footwear (especially for Insight and Something Else by Natalie Wood), jewelry (all brands), eyewear (especially for Insight and Something Else by Natalie Wood) and home wares (especially for Ksubi and Something Else by Natalie Wood plus extending Insight home wares product offerings).

  •
  Strategic Acquisitions.  We will work to identify, acquire, adsorb and exploit external brands where strategic and opportunistic opportunities arise in order to increase our profits, growth and profile and to expand our relationships with retail and supply-chain customers. Such external brands may include brands that are experiencing existing and inherent inadequacies, such as: restricted international growth potential due to lack of capital; lack of expertise, knowledge and/or relationships with international suppliers and/or supply-chain customers; lack of an international distribution infrastructure; and/or lack of vision to recognize international growth opportunities. We intend to target such brands and pursue such opportunities based on our ability to create international market opportunities to improve the acquired brand's value.

  •
  Diffusion, Private Label and House Brand Opportunities.  In instances where large retailers request to stock one of our core brands but we do not feel that such retail placement would be in our best interests, or where we see new core market brand distribution opportunities, we may offer to develop a Bleach-owned 'diffusion' brand (which is a brand that is based off one of our core brands but has been altered in a manner that satisfies such retailer's needs while not materially impacting the image of our core brands) or we may develop a retail customer-owned 'house brand' for such retailer. These opportunities provide the potential for high volume sales with low risk in that generally there is major retailer support and commitment for such programs prior to incurring significant development costs. We intend to continue to develop and expand these development and diffusion brand opportunities, including the following brands: For Love or Money, Indian Pacific, and Arvust. We believe that our credibility and integrity as a youth culture brand builder with extensive creative resources and market knowledge, along with our prior successes with diffusion brands, will encourage major retailers to support and commit to such programs.

  •
  Retail Online.  We intend to further develop and market our online retail platform in order to increase the number of visitors to our brands' websites, which we believe could increase online sales and brand awareness. We believe that our brands will retail successfully online due to the high graphic content of our products and due to the general brand profile created through our creative marketing efforts and our fashion-forward product profile and reputation.

  •
  Opening New Stores.  We currently intend to open several additional retail stores in Australia over the coming years. We believe that opening new stores presents a strong opportunity for sales growth and increases in margin (due to both wholesale and retail margins being realized by Bleach through Ksubi retail) while also growing the visibility and profile of our brands through flagship store presence.

  •
  Downward Integration.  We intend to reduce the number of middlemen in the international sourcing of our products and, where possible, buy our products directly from the factories in which they are produced. While this process may add certain sourcing business risks, such as exposure to operational challenges related to Asia-based sourcing and the risk that higher early supply chain cash outflows may limit our available working capital at such time, we believe that this downward integration will ultimately result in an increase to our net earnings while affording us improved supply chain efficiencies, effectiveness and reliability, higher quality of product, improved speed to market, lower sourcing prices, more effective recourse related to faulty products, and greater versatility and flexibility of supply sources.

 Corporate Information

We were incorporated in the State of Delaware on January 20, 2012. Our principal place of business is located at 347 Fifth Avenue, Suite 1402, New York, NY 10016, our telephone number is (646) 205-8124 and our fax number is (646) 205-8184. We maintain our primary website at www.bleachgroupinc.com. We also maintain the following brand specific websites: www.insight51.com, www.something-else.com.au and www.ksubi.com. We do not incorporate the information contained on, or accessible through, any of our websites mentioned in this prospectus into this prospectus, and you should not consider it a part of this prospectus.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

Pursuant to Section 107 of the JOBS Act, emerging growth companies may also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to opt out of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risk Factors

Before you invest in our common stock, you should carefully consider all the information in this prospectus including matters set forth under the heading "Risk Factors."

The Offering

Common stock offered	3,000,000 shares
Common stock to be outstanding immediately after this offering

9,000,000 shares, which does not include (i) up to 450,000 shares that the underwriter may acquire to cover over-allotments pursuant to its over-allotment option, (ii) shares underlying options, if any, under our stock incentive plan, (iii) up to 69,000 shares issuable upon exercise of the underwriter's warrant, (iv) up to 300,000 shares of common stock issuable to Breakwater Structured Growth Opportunities Fund, L.P. ("Breakwater") or (v) up to 41,665 shares of common stock issuable to the underwriter and certain affiliates thereof as a partial fee in connection with securing the Breakwater financing (assuming an exercise price of $6.00 per share). See "Description of Capital Stock—Warrants" for more information.

Warrants to be outstanding after this offering

(i) Underwriter's warrant to purchase up to 69,000 shares of common stock, (ii) up to 300,000 shares of common stock issuable to Breakwater and (iii) up to 41,665 shares of common stock issuable to the underwriter and certain affiliates thereof as a partial fee in connection with securing the Breakwater financing assuming an exercise price of $6.00 per share. See "Description of Capital Stock—Warrants" for more information.

Option to purchase additional shares

The underwriter has the option to purchase up to 450,000 additional shares from the company to cover over-allotments. The underwriter can exercise this option at any time within 45 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds to us from the sale of common stock that we are offering will be approximately $14.25 million, after deducting the underwriter's fee and estimated offering expenses that we must pay, assuming (i) an initial public offering price of $5.50 per share, which is the midpoint of the range indicated on the cover page of this prospectus, and (ii) that the underwriter does not exercise its overallotment option. We intend to use the new proceeds as follows: (a) approximately $3.0 million to acquire the eight existing Ksubi retail stores from the independent Ksubi retail franchise operator (see "Business—Our Stores—Ksubi Flagship Stores"); (b) approximately $2.0 million to launch up to eight new Australian and four international Ksubi retail stores; (c) approximately $1.0 million to launch 14 new "Sugarmill" concept stores in Australia (see "Business—Our Stores—Sugarmill Concept Stores"); (d) approximately $1.0 million to further develop our online retail platform; (e) approximately $1.5 million to reacquire from an independent distributor the distribution rights for the Insight brand in the United States; (f) approximately $1.0 million to acquire complementary or strategic brands; (g) approximately $0.5 million to create and develop diffusion and private label brands; (h) approximately $1.0 million to strengthen our back-office infrastructure, including improving system software, hiring key back-office personnel and developing customer service internet initiatives; (i) approximately $2.8 million to retire the Westpac vendor finance relating to the purchase of the Ksubi brand (see "Description of Indebtedness—Ksubi Indebtedness"); and (j) the remainder for working capital and other general corporate purposes. See "Use of Proceeds."

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends after this offering or for the foreseeable future. See "Dividend Policy."

Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed NYSE MKT symbol	" "

RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

Continuing unfavorable economic conditions could have a material adverse effect on our results of operations.

The apparel industry historically has been subject to substantial cyclical variations. Our financial performance has been, and may continue to be, negatively affected by unfavorable economic conditions. Continued or further recessionary economic conditions may have a further adverse impact on our sales volumes, pricing levels and profitability. As domestic and international economic conditions change, trends in discretionary consumer spending become unpredictable and subject to reductions due to uncertainties about the future. When consumers reduce discretionary spending, purchases of specialty apparel tend to decline. A continuation of the general reduction in consumer discretionary spending in the domestic and international economies, as well as the impact of tight credit markets on us, our suppliers, other vendors or customers, could have a material adverse effect on our results of operations.

The apparel industry is highly competitive, and if we fail to compete effectively, we could lose our market position.

The apparel industry is highly competitive. We compete against a number of domestic and international designers, manufacturers, retailers and distributors of apparel. In order to compete effectively, we must (i) maintain the image of our brands and our reputation for authenticity in our core markets, (ii) be flexible and innovative in responding to rapidly changing market demands on the basis of brand image, style, performance and quality and (iii) offer consumers a wide variety of high quality products at competitive prices.

The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product design. A small number of our global competitors enjoy substantial competitive advantages, including greater financial resources for competitive activities, such as sales, marketing, strategic acquisitions and athlete endorsements. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences.

If we are unable to develop innovative and stylish products in response to rapid changes in consumer demands and fashion trends, we may suffer a decline in our revenues and market share.

The apparel industry is subject to constantly and rapidly changing consumer demands based on fashion trends and performance features. Our success depends, in part, on our ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the authenticity and image of our brands and the quality of our products.

As is typical with new products, market acceptance of new designs and products we may introduce is subject to uncertainty. In addition, we generally make decisions regarding product designs several months in advance of the time when consumer acceptance can be measured. If trends shift away from our products, or if we misjudge the market for our product lines, we may be faced with significant amounts of unsold inventory or other conditions which could have a material adverse effect on our results of operations and financial position. Additionally, our products are typically initially introduced in Australia and released in the northern hemisphere approximately six months later. This delay in introducing products in the northern hemisphere may increase these challenges.

The failure of new product designs or new product lines to gain market acceptance could also adversely affect our business and the image of our brands. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to expand consumer demand. These requirements could strain our management and our financial and operational resources. If we do not continue to develop stylish and innovative products that provide better design and performance attributes than the products of our competitors, or if our future product lines misjudge consumer demands, we may lose consumer loyalty, which could result in a decline in our revenues and market share.

Our business depends in part on a strong brand image, and if we are not able to maintain and enhance our brands, particularly in new markets where we have limited brand recognition, we may be unable to sell sufficient quantities of our products.

Our ability to maintain our reputation is critical to our brand image. Our reputation could be jeopardized if we fail to maintain high standards for merchandise quality and integrity. Any negative publicity about these types of concerns may reduce demand for our merchandise. Failure to maintain high ethical, social and environmental standards for all of our operations and activities, or adverse publicity regarding our responses to these concerns, could also jeopardize our reputation. Failure to comply with local laws and regulations, to maintain an effective system of internal controls or to provide accurate and timely financial statement information could also hurt our reputation. Damage to our reputation or loss of consumer confidence for any of these or other reasons could have a material adverse effect on our business, financial condition and results of operations, as well as require additional resources to rebuild our reputation.

Our industry is subject to pricing pressures that may adversely impact our financial performance.

We source most of our products from Asia because manufacturing costs are generally less, primarily due to lower labor costs. Many of our competitors also source their product requirements from Asia or other international sources to achieve lower costs, possibly in locations with lower costs than our sources, and those competitors may use these cost savings to reduce prices. To remain competitive, we may be forced to adjust our prices from time to time in response to these or other industry-wide pricing pressures. Our financial performance may be negatively affected by these pricing pressures if:

  •
  we are forced to reduce our prices and we cannot reduce our production costs; or

  •
  our production costs increase, particularly with respect to cotton and other commodities and raw materials, and we cannot increase our prices.

Our failure to comply with the covenants contained under any of our credit facilities could result in an event of default which could materially and adversely affect our financial condition.

The Reorganization may have resulted in a technical breach of our Debtor Finance Facility Agreement with National Australia Bank Limited ("NAB") due to our failure to receive NAB's written consent prior to the signing of the Reorganization Agreement. However, we repaid this facility in full on June 1, 2012, at which time the facility was terminated and all liens thereunder were released. While such potential breach has resulted in no adverse consequences to us, our failure in the future to comply with covenants, such as notice requirements, in our credit facilities and other contracts could result in defaults and cross-defaults thereunder, which could have material adverse effects on our business, financial condition and results of operations.

See "Description of Indebtedness" for further discussion of our debt.

Factors affecting international commerce and our international operations may seriously harm our financial condition.

We generate the majority of our revenues from outside of the United States, and we anticipate that revenue from our international operations could account for an increasingly larger portion of our revenues in the future. Our international operations are directly related to, and dependent on, the volume of international trade and foreign market conditions. International commerce and our international operations are subject to many risks, including:

  •
  recessions in foreign economies;

  •
  fluctuations in foreign currency exchange rates;

  •
  the adoption and expansion of trade restrictions;

  •
  limitations on repatriation of earnings;

  •
  difficulties in protecting our intellectual property or enforcing our intellectual property rights under the laws of other countries;

  •
  longer receivables collection periods and greater difficulty in collecting accounts receivable;

  •
  social, political and economic instability;

  •
  unexpected changes in regulatory requirements;

  •
  tariffs and other trade barriers;

  •
  government licensing requirements for exports;

  •
  natural disasters;

  •
  weather conditions;

  •
  financial instability or bankruptcy of our distributors, manufacturers and/or venders; and

  •
  significant labor disputes, such as dock strikes.

The occurrence or consequences of any of these risks may restrict our ability to operate in the affected regions and decrease the profitability of our international operations, which may harm our financial condition.

Uncertainty of changing international trade regulations and quotas on imports of textiles and apparel may adversely affect our business.

Future quotas, duties or tariffs may have a material adverse effect on our business, financial condition and results of operations. We currently import raw materials and/or finished garments into the majority of countries in which we sell our products. Substantially all of our import operations are subject to customs duties.

In addition, the countries in which our products are manufactured or to which they are imported may from time to time impose additional new quotas, duties, tariffs, requirements as to where raw materials must be purchased, additional workplace regulations or other restrictions on our imports, or otherwise adversely modify existing restrictions. Adverse changes in these costs and restrictions could harm our business.

Our current and future distribution arrangements may not be successful and may make us susceptible to the actions of third parties over whom we have limited control.

We have entered into a number of select distribution agreements pursuant to which we have granted third parties the right to distribute and sell our products in certain defined geographical areas. In the future, we may enter into additional distribution arrangements. Although we take steps to carefully select our distribution partners, such arrangements may not be successful. Our distribution partners may fail to fulfill their obligations under their distribution agreements or have interests that differ from or conflict with our own, such as the pricing of our products and the offering of competitive products. We recently terminated our relationship with a major Australian department store on the basis of our concerns regarding their pricing and discounting practices (as to discount level and timing of discount) of our Ksubi brand apparel. In addition, the risks applicable to the business of our distribution partners may be different than the risks applicable to our business, including risks associated with each such partner's ability to:

  •
  obtain capital;

  •
  exercise operational and financial control over its business;

  •
  manage its labor relations;

  •
  maintain relationships with suppliers;

  •
  manage its credit and bankruptcy risks; and

  •
  maintain customer relationships.

Any of the foregoing risks, or the inability of any of our distribution partners to successfully market our products or otherwise conduct its business, may result in loss of revenue and competitive harm to our operations in regions or product categories where we have entered into such distribution arrangements.

We rely on our distribution partners to preserve the value of our brands. Although we attempt to protect our brands through, among other things, approval rights over design, marketing and promotion of our products, we may not be able to control the use by our distribution partners of each of our brands. The misuse of our brands by a distribution partner could have a material adverse effect on our business, financial condition and results of operations.

We rely on third-party manufacturers and problems with, or loss of, our suppliers or raw materials could harm our business and results of operations.

Substantially all of our apparel products are produced by independent manufacturers. We face the risk that these third-party manufacturers with whom we contract to produce our products may not produce and deliver our products on a timely basis, or at all. We cannot be certain that we will not experience operational difficulties with our manufacturers, such as reductions in the availability of production capacity, errors in complying with product specifications and regulatory and customer requirements, insufficient quality control, failures to meet production deadlines, increases in materials and manufacturing costs or other business interruptions or failures due to deteriorating economies. The failure of any manufacturer to perform to our expectations could result in supply shortages, delays for certain products and other adverse effects that could harm our business and results of operations.

The capacity of our manufacturers to manufacture our products also is dependent, in part, upon the availability of raw materials. Our manufacturers may experience shortages of raw materials, particularly cotton and other fabrics, which could result in delays in deliveries of our products by our manufacturers or increased costs to us. Any shortage of raw materials or inability of a manufacturer to manufacture or ship our products in a timely manner, or at all, could impair our ability to ship orders of our products in a cost-efficient, timely manner and could cause us to miss the delivery requirements of our customers. As a result, we could experience cancellations of orders, refusals to accept deliveries, reductions in our prices and margins or other damage to customer relationships, any of which could harm our financial performance and results of operations.

If we encounter difficulties associated with distribution facilities or if they were to shut down for any reason, we could face shortages of inventory, delayed shipments to our customers and harm to our reputation. Any of these issues could have a material adverse effect on our business operations.

All of our distribution facilities located outside of Australia, France, Spain, Portugal, the United Kingdom, Germany, Austria and Switzerland are operated by third parties. The success of our sales and the satisfaction of our customers and our vendors depend on their timely receipt of merchandise. The efficient flow of our merchandise requires that the third parties who operate the distribution facilities have adequate capacity to support our current level of operations, and any anticipated increased levels that may follow from the growth of our business. If we encounter difficulties with the distribution facilities or in our relationships with the third parties who operate the facilities or if a facility were to shut down for any reason, including as a result of fire or other natural disaster, we could face shortages of inventory, resulting in "out of stock" conditions, incur significantly higher costs and longer lead times associated with distributing our products to our vendors and experience dissatisfaction from our customers. Any of these issues could have a material adverse effect on our business and harm our reputation.

We rely upon independent third-party transportation providers for substantially all of our product shipments and are subject to increased shipping costs as well as the potential inability of our third-party transportation providers to deliver on a timely basis.

We currently rely upon independent third-party transportation providers for substantially all of our product shipments, including shipments to and from all of our distribution facilities, stores and vendors. Our utilization of these delivery services for shipments is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact a shipping company's ability to provide delivery services that adequately meet our shipping needs. If we change the shipping companies we use, we could face logistical difficulties that could adversely affect deliveries and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those received from our current independent third-party transportation providers which in turn would increase our costs.

The demand for our products is seasonal and sales are dependent upon the weather.

Our revenues and operating results are subject to seasonal trends when measured on a quarterly basis. These trends are dependent on many factors, including the holiday seasons, weather, consumer demand, markets in which we operate and numerous other factors beyond our control. The seasonality of our business, unseasonable weather during our peak selling periods and/or misjudgment in consumer demands could have a material adverse effect on our financial condition and results of operations.

Our business could be harmed if we fail to maintain proper inventory levels.

We maintain an inventory of selected products that we anticipate will be in high demand. We may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory. Inventory levels in excess of customer demand may result in inventory write-downs or the sale of excess inventory at discounted or closeout prices. These events could significantly harm our operating results and impair the image of our brands. Conversely, if we underestimate customer demand for our products or if our manufacturers fail to supply quality products in a timely manner, we may experience inventory shortages, which might result in unfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost revenues, any of which could harm our business.

Changes in foreign currency exchange rates could affect our revenues and costs.

We are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income, and product purchases that are denominated in currencies other than their functional currencies. If we are unsuccessful in hedging these potential losses, our operating results and cash flows could be significantly reduced. In some cases, as part of our risk management strategies, we may choose not to hedge such risks. If we misjudge these risks, there could be a material adverse effect on our operating results and financial position.

Furthermore, we are exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results due to the translation of our financial statements into U.S. dollars. We may (but generally do not) use foreign currency exchange contracts to hedge the profit and loss effects of this translation effect because such exposures are generally non-cash in nature and because accounting rules would require us to mark these contracts to fair value in the statement of operations at the end of each financial reporting period. We translate our revenues and expenses at average exchange rates during the period. As a result, our reported revenues and expenses would decrease if the U.S. dollar increased in value in relation to other currencies in which we conduct our business, including the euro, Australian dollar, Japanese yen or the Chinese renminbi.

We depend on key executive management and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

We depend on the leadership and experience of our key executive management. The loss of the services of any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in the apparel industry. Our inability to meet our staffing requirements in the future could impair our growth and harm our business.

Our growth strategy, including our international expansion plan, is dependent on a number of factors, any of which could strain our resources or delay or prevent the successful penetration into new markets.

Our growth strategy is partially dependent on establishing relationships with new vendors across the globe. Our domestic growth and international expansion plans will place increased demands on our financial, operational, managerial and administrative resources. For example, our inventory management systems and personnel processes may need to be upgraded to keep pace with our current growth strategy. These increased demands may cause us to operate our business less efficiently, which in turn could cause deterioration in our financial performance. Furthermore, relating to our international expansion, our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks, including our unfamiliarity with local business and legal environments in other areas of the world. Our international expansion strategy and success could also be adversely impacted by the global economy, as well as by fluctuations in foreign currencies.

We anticipate that as our sales grow and as we continue to open new stores, our operations will become more complex. While we have grown substantially as a company since inception, this growth has been over a period of over 14 years. As we move forward, we expect our growth to bring new challenges that we have not faced before. Among other strains, this growth may make it more difficult for us to adequately predict expenditures, budgeting will become more complex, and we also may place increased burdens on our vendors, as we will likely increase the size of our merchandise orders. As a result, if new order delivery times lengthen, we could see more fashions arrive after trends have passed, resulting in excess inventory and greater markdowns.

We cannot anticipate all of the demands that our expanding operations will impose on our business, and our failure to appropriately address these demands could have a material adverse effect on our business.

War, acts of terrorism, or the threat of either could have an adverse effect on our ability to procure our products and on the United States and/or international economies.

In the event of war or acts of terrorism or the escalation of existing hostilities, or if any are threatened, our ability to procure our products from our manufacturers for sale to our customers may be negatively affected. We import a substantial portion of our products from different countries. If it becomes difficult or impossible to import our products into the countries in which we sell our products, our sales and profit margins may be adversely affected. Additionally, war, military responses to future international conflicts and possible future terrorist attacks may lead to a downturn in the U.S. and/or international economies which could have a material adverse effect on our results of operations.

Our success is dependent on our ability to protect our worldwide intellectual property rights, and our inability to enforce these rights could harm our business.

Our success depends to a significant degree upon our ability to protect and preserve our intellectual property, including trademarks, service marks, trade dress, trade secrets and similar intellectual property. We rely on the intellectual property and trademark laws of the United States, Australia and other countries to protect our proprietary rights. However, we may be unable to prevent third parties from using our intellectual property without our authorization, particularly in those countries where the laws or the enforcement of such laws do not protect our proprietary rights as fully as in the United States and Australia. The use of our intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm our business. From time to time, we may resort to litigation to protect these rights, and these proceedings can be burdensome and costly and we may not prevail.

We have obtained U.S. and foreign trademarks and service mark registrations, and have applied for others, but cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. A failure to obtain additional trademarks and service mark registrations or the loss of trademarks and service marks, or the loss of the exclusive use of our trademarks and service marks, could have a material adverse effect on our business, financial condition and results of operations. Accordingly, we devote considerable resources to the establishment and protection of our trademarks and service marks on a worldwide basis and continue to evaluate the registration of additional trademarks and service marks, as appropriate. We cannot assure you that our actions taken to establish and protect our trademarks and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violations of their trademark or other proprietary rights.

We may be subject to claims that our products have infringed upon the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We cannot be certain that our products do not and will not infringe the intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties by us or our customers in connection with their use of our products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Moreover, we may need to redesign, discontinue or rename some of our products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling some or all of our products.

Difficulties in implementing an effective global reporting system could impact our ability to design, source and ship our products on a timely basis.

We currently intend to develop and implement an improved and more comprehensive global operational and financial system to replace our existing system. The implementation of this reporting system is a key part of our ongoing efforts to manage our business more effectively by eliminating redundancies and enhancing our overall cost structure and margin performance. Difficulties in shifting and integrating existing systems to such a new system could impact our ability to design, source and ship our products on a timely basis.

To support our current growth strategy, we will need to place increasing reliance on our information technology and distribution systems. Any failure, inadequacy or interruption of our systems could harm our ability to effectively operate our business.

As our operations grow, greater demands will be placed on our information technology, distribution, sales order and inventory management systems. Our ability to effectively manage and maintain controls and procedures related to financial reporting, to manage and maintain our inventory and to ship products to our vendors and our customers on a timely basis depend to a significant extent on our software and inventory management systems. To manage the growth of our operations and personnel, we will need to continually improve and expand our operational resources, including our operational and financial systems, transaction processing and internal controls and business processes. In doing so, we would expect to encounter transitional issues that could cause us to incur substantial additional expenses. The failure of our information systems to operate effectively, problems with transitioning to upgraded or replacement systems or a breach in security of these systems could adversely impact the promptness and accuracy of our merchandise distribution, transaction processing, financial accounting and reporting, the efficiency of our operations and our ability to properly forecast earnings and cash requirements. We cannot anticipate all the demands that will be placed on our systems and we could be required to make significant additional expenditures to remediate any failure to upgrade, problems or breaches of our information technology systems, which could have a material adverse effect on our results of operations and business.

A privacy breach could result in negative publicity and adversely affect our business or results of operations.

The protection of our customer, employee, and company data is critical. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements across business units. In addition, customers have a high expectation that we will adequately protect their personal information from cyber-attack or other security breaches. A significant breach of customer, employee, or company data could attract a substantial amount of media attention, damage our customer relationships and reputation and result in lost sales, fines, or lawsuits.

If we are unable to maintain our endorsements by professional athletes, our ability to market and sell our products may be harmed.

A key element of our marketing strategy has been to obtain endorsements from prominent athletes, mostly professional surfers and skateboarders, which contribute to the authenticity and image of our brands. We believe that this strategy has been an effective means of gaining brand exposure worldwide and creating broad appeal for our products. We cannot assure you that we will be able to maintain our existing relationships with these individuals in the future or that we will be able to attract new athletes to endorse our products. We also are subject to risks related to the selection of athletes whom we choose to endorse our products. We may select athletes who are unable to perform at expected levels or who are not sufficiently marketable. In addition, negative publicity concerning any of our athletes could harm our brands and adversely impact our business. If we are unable in the future to secure prominent athletes and arrange athlete endorsements of our products on terms we deem to be reasonable, we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion, which may not prove to be effective. In any event, our inability to obtain and retain endorsements from professional athletes could adversely affect our ability to market and sell our products, resulting in loss of revenues and a loss of profitability.

There may be claims made against us from time to time that can result in litigation or regulatory proceedings which could distract management from our business activities and result in significant liability.

We face the risk of litigation and other claims against us. Litigation and other claims may arise in the ordinary course of our business and may include commercial disputes, intellectual property issues, consumer protection and privacy matters, product-oriented allegations and employment claims. Any claims could result in litigation against us and could also result in regulatory proceedings being brought against us by governmental agencies that regulate our business. These cases may raise complex factual and legal issues, which would be subject to risks and uncertainties and which could require significant management time. Litigation and other claims and regulatory proceedings against us could result in unexpected expenses and liability, and could also materially adversely affect our operations and our reputation.

We are subject to numerous regulations that could adversely affect our business.

We are subject to numerous regulations and laws, including labor and employment, customs, truth-in-advertising, consumer protection, privacy and other regulations and laws that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of stores. If these regulations and laws were to change or were violated by our management, employees, vendors, buying agents, distributors or trading companies, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties and/or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations.

In addition to increased regulatory compliance requirements, changes in laws could make ordinary conduct of our business more expensive or require us to change the way we do business. Moreover, changes in product safety or other consumer protection laws, which vary from country to country, could lead to increased costs to us for certain merchandise, or additional costs associated with readying merchandise for sale. It is often difficult for us to plan and prepare for potential changes to applicable laws and future actions or payments related to such changes could be material to us.

We will incur substantial costs as a result of being a public company.

As a public company, we will incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements. We will incur costs associated with complying with the requirements of the Sarbanes-Oxley Act of 2002 ("SOX") and related and other rules implemented by the Securities and Exchange Commission (the "SEC") and NYSE MKT. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these laws and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and, potentially, civil litigation. Our efforts to comply with such laws and regulations will continue to place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Risks Related to Ownership of Our Common Stock

We are an "emerging growth company" and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Upon consummation of this offering, and assuming that no over-allotment shares are sold in this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately one-third of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of corporate transactions and will have significant control over our management and policies. As a result of these ownership positions, these stockholders could take actions that have the effect of delaying or preventing a change-in-control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The concentration of voting power among these stockholders may have an adverse effect on the price of our common stock. The interests of these stockholders may not be consistent with your interests as a stockholder.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price at which you purchase them.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriter and us and may vary from the market price of our common stock following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. An active or liquid market in our common stock may not develop upon closing of this offering or, if it does develop, it may not be sustainable. An inactive market may impair our ability to raise capital by selling shares in the future. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

  •
  fashion trends and changes in consumer preferences;

  •
  changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the retail sales environment;

  •
  the performance and successful integration of any new stores that we open;

  •
  the success of our direct business and sales levels;

  •
  changes in our source mix and vendor base;

  •
  changes in key personnel;

  •
  entry into new markets;

  •
  our levels of comparable sales;

  •
  actions and announcements by us or our competitors of significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

  •
  inventory shrinkage beyond our historical average rates;

  •
  changes in operating performance and stock market valuations of other retail companies;

  •
  investors' perceptions of our prospects and the prospects of the retail industry;

  •
  fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

  •
  the public's response to press releases or other public announcements by us or third parties, including filings with the SEC;

  •
  announcements relating to litigation;

  •
  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

  •
  changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

  •
  the development and sustainability of an active trading market for our common stock;

  •
  future sales of our common stock by our officers, directors and significant stockholders; and

  •
  other events or factors, including those resulting from information technology system failures and disruptions, hurricanes, war, acts of terrorism, other natural disasters or responses to these events; and

  •
  changes in accounting principles.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the offering price.

In addition, the stock markets, including NYSE MKT, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including retail companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the adjusted net book value per share after giving effect to this offering of $1.77 per share as of September 30, 2012, based on an assumed initial public offering price of $5.50 per share, which is the midpoint of the range set forth on the cover of this prospectus, because the price that you pay will be substantially greater than the net book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. If the underwriter exercises its over-allotment option you will suffer further dilution.

To the extent that any of our outstanding warrants are exercised, you will incur further dilution.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have 9,000,000 shares of common stock outstanding (assuming none of our outstanding warrants are exercised). All of the 3,000,000 shares of common stock (or 3,450,000 shares if the underwriter exercises in full its over-allotment option to purchase additional shares) sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We and each of our officers, directors and stockholders owning 2% or more of our common stock have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days following the date of this prospectus, without the prior written consent of Wellington Shields & Co. LLC; provided, however, that up to 100,000 shares of our common stock held by non-executive officers, as designated by us and approved by the underwriter, are exempt from such lock-up arrangement. See "Underwriting" for a more detailed description of the terms of these "lock-up" arrangements. Shares of common stock subject to these lock-up arrangements may be sold in the public market 180 days after the date of this prospectus, subject to applicable limitations imposed under federal securities laws. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering. Sales of a substantial number of shares in the public market, or the threat of a substantial sale, could cause the market price of our common stock to decrease significantly.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities, including in connection with investments or acquisitions, may result in additional dilution to you.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may adversely affect the trading price of our common stock.

We are a Delaware corporation, and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us (as a public company with common stock listed on NYSE MKT) from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

  •
  provide for a classified board of directors;

  •
  provide that vacancies on the board of directors, including newly created directorships, may be filled by the board of directors;

  •
  limit the calling of special meetings of stockholders;

  •
  require stockholders to provide advance notice of new business proposals and director nominations under specific procedures; and

  •
  prohibit cumulative voting in the election of directors.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and growth of our business will require substantial cash. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 will require significant expenditures and effort by management.

Our public company reporting obligations and our anticipated growth will likely strain our financial and management systems, internal controls and our employees. Beginning with the second annual report that we will be required to file with the SEC, Section 404 of SOX requires an annual management assessment of the effectiveness of our internal controls over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

We are currently taking the necessary steps to comply with the annual management assessment requirement of Section 404 of SOX. However, this process is time consuming and costly. If during this process we identify one or more material weaknesses in our internal controls, it is possible that our management may not be able to certify that our internal controls are effective by the certification deadline. We cannot be certain we will be able to successfully complete the implementation, certification and attestation requirements of Section 404 of SOX within the time period allowed.

Moreover, if we identify any material weaknesses or significant deficiencies in our internal controls, we will have to implement appropriate changes to these controls, which may require specific compliance training for our directors, officers and employees, require the hiring of additional finance, accounting, legal and other personnel, entail substantial costs to modify our existing accounting systems and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Effective internal controls are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to satisfy the requirements of Section 404 of SOX on a timely basis could result in us being subject to regulatory action and a loss of investor confidence in the reliability of our financial statements, both of which in turn could cause the market value of our common stock to decline.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the apparel industry, our beliefs and management's assumptions. Words such as "anticipate," "assume," "believe," "estimate," "expect," "intend," "plan," "seek," "project," "target," "goal" and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements in this prospectus regarding our business strategy, future operations, financial position, cost savings, prospects, plans and objectives, as well as information concerning industry trends and expected actions of third parties, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe in "Risk Factors" above. Such factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

 USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of common stock that we are offering will be approximately $14.25 million, after deducting the underwriter's fee and estimated offering expenses that we must pay, assuming (i) an initial public offering price of $5.50 per share, which is the midpoint of the range indicated on the cover page of this prospectus, and (ii) that the underwriter does not exercise its overallotment option.

We intend to use such net proceeds for the following purposes:

  •
  Approximately $3.0 million to acquire the eight existing Ksubi retail stores from the independent Ksubi retail franchise operator (see "Business—Our Stores—Ksubi Flagship Stores");

  •
  Approximately $2.0 million to launch up to eight new Australian and four international Ksubi retail stores;

  •
  Approximately $1.0 million to launch 14 new "Sugarmill" concept stores in Australia (see "Business—Our Stores—Sugarmill Concept Stores");

  •
  Approximately $1.0 million to further develop our online retail platform;

  •
  Approximately $1.5 million to reacquire from an independent distributor the distribution rights for the Insight brand in the United States;

  •
  Approximately $1.0 million to acquire complementary or strategic brands;

  •
  Approximately $0.5 million to create and develop diffusion and private label brands;

  •
  Approximately $1.0 million to strengthen our back-office infrastructure, including improving system software, hiring key back-office personnel and developing customer service internet initiatives; and

  •
  Approximately $2.8 million to retire the Westpac vendor finance relating to the purchase of the Ksubi brand (see "Description of Indebtedness—Ksubi Indebtedness").

The remaining net proceeds will be used for working capital and other general corporate purposes, including the expansion of our current business through the enhancement of our existing services and solutions, the hiring of additional personnel to increase our development, sales and marketing activities and/or the acquisition and/or development of new products.

Although the foregoing represents our current intentions with respect to the use and allocation of the net proceeds from this offering based on our present plans and business conditions, there may be circumstances outside of our control where a reallocation of funds may be necessary. For example, our ability to finalize the acquisition of the independent Ksubi retail franchise operator, our ability to reacquire the distribution rights for the Insight brand in the United States and our ability to acquire complementary or strategic brands will each require that we are successful in negotiating such business transactions with independent third parties. In the event that we are unable to use and/or allocate the net proceeds from this offering as described above due to circumstances outside of our control, our management will use such net proceeds for working capital or other general corporate purposes.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. Pending their use, we intend to invest the net proceeds of this offering in a variety of capital preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities.

 DIVIDEND POLICY

We have never declared or paid any cash dividends on capital stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends after this offering or for the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on our future earnings, financial condition, results of operations, capital requirements, general business conditions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors that our Board of Directors may deem relevant.

 CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2012. You should read the following table in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

As of September 30, 2012
Cash and cash equivalents	$589,955
Total debt	$8,950,401
Total stockholders' equity	$1,902,011

 DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock has been determined by negotiation between us and the underwriter. Among the primary factors that were considered in determining the public offering price were:

  •
  prevailing market conditions;

  •
  our results of operations in recent periods;

  •
  the present stage of our development;

  •
  the market capitalizations and stages of development of other companies that we and the underwriter believe to be comparable to our business; and

  •
  estimates of our business potential.

No assurance can be given that the shares offered hereby will have a market value or that they may be sold at the offering price, or at any price.

 DILUTION

If you invest in our common stock you will experience immediate and substantial dilution in the adjusted net book value per share of our common stock after this offering. Dilution will result from the fact that the per share offering price of our common stock is substantially in excess of the book value per share attributable to the existing stockholders for our currently outstanding common stock.

As of September 30, 2012, our net book value was $1,902,011 or $0.32 per share of common stock. Net book value per share represents the amount of our assets less our liabilities divided by the number of shares of stock outstanding.

Our adjusted net book value as of September 30, 2012 was approximately $16,200,000 or $1.81 per share of common stock. Adjusted net book value per share reflects the sale of the number of shares of common stock in this offering at an assumed offering price of $5.50 per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriter's fee and estimated offering expenses, assuming that the underwriter does not exercise its overallotment option. This represents an immediate increase in adjusted net book value of $1.49 per share to existing stockholders and immediate dilution of $3.69 per share to new investors purchasing shares in the offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$5.50
Net book value per share as of September 30, 2012	$0.32
Increase in net book value per share attributable to new investors in this offering	$1.49
Adjusted net book value per share after this offering	$1.81
Dilution in net book value per share to new investors in this offering	$3.69

A $1.00 increase (decrease) in the assumed initial public offering price of $5.50 per share would increase (decrease) the adjusted net book, by $0.31 per share and the dilution to new investors by the same amount, assuming the number of shares offered, as set forth on the cover of this prospectus, remains the same and after deducting the underwriter's fee and estimated expenses. If the underwriter exercises its overallotment, the adjusted net book value per share would be approximately $18,000,000, the resulting increase in net book value per share to existing stockholders would be $0.26 and the dilution per share to new investors purchasing shares in this offering would be $0.26.

The following table summarizes, on an as adjusted basis as of September 30, 2012, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the assumed offering price of $5.50 per share, before deducting the underwriter's fee and estimated offering expenses and assuming that the underwriter does not exercise its overallotment option.

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	6,000,000	66.67%	$2,404,311	12.72%	$0.40
New investors	3,000,000	33.33%	$16,500,000	87.28%	$5.50
Total	9,000,000	100%	$18,904,311	100%	$2.10

The information set forth above in this section excludes up to (i) 69,000 shares of common stock issuable upon exercise of the underwriter's warrant at an exercise price equal to 120% of the assumed offering price of $5.50 per share, the midpoint of the price range set forth on the cover of this prospectus, or $6.60 per share, (ii) 300,000 shares of common stock issuable upon exercise of the warrant held by Breakwater at an exercise price of $.0001 per shares and (iii) up to 41,665 shares of common stock issuable upon exercise of the warrant held by the underwriter and certain affiliates thereof at an exercise price of $6.00 per share. See "Description of Capital Stock—Warrants" for more information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and related notes included in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors including those set forth under "Risk Factors," "Forward-Looking Statements" and elsewhere in this prospectus. All forward-looking statements in this document are based on information available to us as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements.

Executive Summary

Bleach Group, Inc. designs, sources, markets, distributes and sells globally-recognized brands of youth fashion apparel and accessories, including the Insight, Something Else and Ksubi brands. Our goal is to create contemporary and innovative lines of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands. In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 42 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online. We control distribution of our brands in Australia, France, Spain, Portugal, the United Kingdom, Germany, Austria and Switzerland and have established relationships with independent distributors in the other countries in which our brands are sold. See "Business—Distribution and Industry Supply Chain." In addition, we have granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia. We expect to acquire this independent franchise operator, and thus the eight Ksubi retail stores, following completion of this offering. See "Business—Our Core Brands—Ksubi—Supply Agreement and Franchise Agreement."

Our total operating revenues across all subsidiary companies grew to $36,738,000 in 2012 from $18,226,000 in 2006, a compound annual growth rate of 12.4%. Group net revenues as of June 30, 2012 are detailed in the chart below.

Group Net Revenues as of June 30, 2012
Bleach Pty	$30,995,804
Ksubi Pty	$5,000,592
Hombeck Trading	$68,972
Bleach International	$2,121,610
Bleach Europe	$1,620,591
Bleach USA	$1,370,903
Intercompany Eliminations	$(4,440,838)

$36,737,635

We believe that our growth in operating revenue has been driven by our forward thinking design innovation, global recognition of our company by the fashion industry, addition of new brands and our deep market understanding aligned with an experienced management team.

We believe that we are well positioned to take advantage of opportunities to increase revenues, drive net income growth and capture market share based on our strategic initiatives of further brand development, including opening additional retail stores, product expansion, strategic acquisitions and downward integration.

There is an increasing recognition of the youth culture fashion lifestyle. We believe this trend provides us with an expanding consumer base for our brands and products. We also believe that there is a continuing shift in consumer demand from non-branded to branded fashion apparel and fashion accessories. We believe that these shifts in consumer preferences and lifestyles are not unique to any one market thereby globally allowing us the opportunity to continually introduce our products to new consumers.

Our operating revenues are heavily weighted towards apparel wholesale branded products, but we believe that significant revenue growth can be achieved through plans to (i) invest further in our online sales platform across all our brands, (ii) open new retail stores, especially with respect to our Insight and Ksubi brands (iii) supplement our current product lines with complementary product lines such as fashion accessories, sunglasses, and footwear and (iv) develop diffusion brands and license/acquire other brands in our industry.

Overview

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through various separately owned operating entities. Effective on July 1, 2012, in order to facilitate this initial public offering, the owners of such operating entities completed a reorganization (the "Reorganization") whereby they transferred their ownership interests in each of the operating entities in exchange for shares of common stock of Bleach Group, Inc. As a result of this reorganization, all of such operating entities are now direct or indirect subsidiaries of Bleach Group, Inc.

Included in this prospectus are the audited financial statements of the predecessor entities, Bleach Pty Limited and Ksubi Pty Limited, as of June 30, 2012 and 2011 and the interim consolidated financial statements of Bleach Group, Inc. as of September 30, 2012. We have also included in this prospectus the pro forma income statement of Bleach Group, Inc. as of September 30, 2011 for comparison purposes.

Included in this prospectus are condensed combined pro forma financial statements that illustrate the effect of the Reorganization on our financial position and results of operations.

The following is a discussion of: (i) for each of Bleach Pty Limited and Ksubi Pty Limited, our results of operations and financial condition for the year ended June 30, 2012 as compared to the year ended June 30, 2011; (ii) for Bleach Group, Inc. our results of operations and financial condition for the three month period ended September 30, 2012 as compared to the pro forma results for the three month period ended September 30, 2011; (iii) for each of Bleach Pty Limited, Ksubi Pty Limited, and Bleach Group, Inc., our liquidity and capital resources; (iv) off-balance sheet arrangements and (v) critical accounting policies.

Fiscal Year

The fiscal year of Bleach Group, Inc. ends on December 31. The fiscal year of our predecessor entities ended on June 30. Reference in this prospectus to a fiscal year is reference to the fiscal year ended June 30. For example, references to fiscal 2012 refer to the fiscal year ended June 30, 2012.

For the fiscal years ended June 30, 2012 and 2011

Bleach Pty Limited

Result of Operations:

Note: The following discussion and analysis is in U.S. Dollars unless indicated otherwise. The rate used to convert to U.S. Dollars from Australian Dollars differs from fiscal 2011 to fiscal 2012 and results in an approximate 4.4% appreciation of fiscal 2012 figures.

The following table sets forth selected consolidated statement of operations data and such data as a percentage of net revenues for each of the periods indicated as well as a comparison of such data between the periods:

	Year Ended (in U.S. Dollars)
	June 30, 2012		June 30, 2011		Change
Net Revenues	$30,995,804	100%	$31,103,995	100%	$(108,191)	-0.3%
Cost of Sales	20,814,435	67%	22,504,351	72%	(1,689,916)	-7.5%

Gross Profit	10,181,369	33%	8,599,644	28%	1,581,725	18.4%
Operating Expenses
Distribution expenses	445,842	1%	298,434	1%	147,408	49.4%
Sales and marketing expenses	1,094,670	4%	1,520,871	5%	(426,201)	-28.0%
Travel expenses	277,454	1%	272,664	1%	4,790	1.8%
Employee benefits expenses	5,586,292	18%	6,045,713	19%	(459,421)	-7.6%
Rent	475,070	2%	419,685	1%	55,385	13.2%
Depreciation	145,221	0%	162,848	1%	(17,627)	-10.8%
General and administration expenses	2,253,676	7%	1,439,217	5%	814,459	56.6%

Total operating expenses	10,278,225	33%	10,159,432	33%	118,793	1.2%

Income (Expense) From Operations	(96,856)	0%	(1,559,788)	-5%	1,462,932	-93.8%
Other Income (Expense)
Foreign currency transaction gains	780,449	3%	1,750,338	6%	(969,889)	-55.4%
Management fee	1,635,163	5%	1,566,418	5%	68,745	4.4%
Interest and other expenses, net	(569,072)	-2%	(244,409)	-1%	(324,663)	132.8%

Total other income, net	1,846,540	6%	3,072,347	10%	(1,225,807)	-39.9%

Income Before Provision For Taxes	1,749,684	6%	1,512,559	5%	237,125	15.7%
Income Tax Provision	451,729	1%	167,782	1%	283,947	169.2%

Net Income	$1,297,955	4%	$1,344,777	4%	$(46,822)	-3.5%

Net Revenues

Net revenues were $30,996,000 for the year ended June 30, 2012, compared to $31,104,000 during the prior year period, a decrease of $108,000 or 0.3%. We have included sales details by brand and geographic region below in support of the discussion and analysis that follows.

	Insight		Ksubi		Something Else		Total
June 30, 2012	$18,156,932	59%	$9,743,804	31%	$3,095,068	10%	$30,995,804	100%
June 30, 2011	$18,544,146	60%	$9,632,810	31%	$2,927,040	9%	$31,103,995	100%

Increase (Decrease)	$(387,214)	-2.1%	$110,994	1.2%	$168,028	5.7%	$(108,191)	-0.3%

	Australia		United States		Europe		Asia		Other
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011
Insight	43.5%	48.5%	23.5%	14.5%	16.1%	17.3%	9.8%	12.4%	7.1%	7.3%
Ksubi	81.6%	79.2%	6.5%	4.1%	1.7%	5.0%	6.8%	7.4%	3.4%	4.3%
Something Else	66.0%	68.8%	10.5%	4.6%	5.7%	5.7%	12.1%	14.4%	5.7%	6.6%

Total	57.7%	59.9%	16.8%	10.3%	10.5%	12.4%	9.1%	11.1%	5.8%	6.3%

Bleach Pty Limited manufactures and sells three brands: Insight, Ksubi and Something Else.

Insight

Insight brand revenue decreased from approximately $18,544,000 as of June 30, 2011 to $18,157,000 as of June 30, 2012, a decrease of $387,000, or 2.1%. Insight is the most mature brand in the Bleach portfolio, accounting for 59% of total Bleach sales, and primarily competes in the more mainstream Action Sports Retail (ASR) market.

The ASR market is dominated by large brands such as Billabong, Quiksilver, Ripcurl and Volcom, who primarily sell in this market and, as a result of market niche diminution, have realized substantially higher sales declines than Insight. Given such sales declines, these major brands are going to market with very aggressive trading terms, including high settlement and volume discounts, stock return and rotation programs and exclusivity reward programs, which are difficult for Insight to match due to our smaller size. Consumers in the ASR market have been financially impacted by the poor economic conditions and, as a result, buying behavior is more influenced by price and less by brand, design features, and quality. In addition, the ASR market is primarily represented by small, independent retailers, which is a segment particularly struggling in the current economy. Larger, multi door retailers are able to effectively take advantage of their operating scale and financial resources to successfully leverage the wholesale brands and offer retail price discounts, restrict brand distribution, and negotiate brand exclusivity contracts. As a result, it has become more and more difficult for the small, independent retailers to compete and survive. Compounding these challenges is the push into vertical retail by the major brands.

Despite the adverse market situation, Insight is maintaining its ASR market share due in part to the fact that it is a brand recognized as offering innovative, fashion forward product that offers a point of differentiation to the major brands and is of a high style and design quality. This allows the brand to have crossover appeal and be relevant in both the Street/Urban market as well as and the ASR market. The Street/Urban market is less mainstream and relatively more buoyant than the ASR market where large brand awareness is not as important as fashion, music, and artistic influences.

Insight sales in Australia decreased from approximately $8,991,000 as of June 30, 2011 to $7,902,000 as of June 30, 2012, a decrease of $1,089,000, or 12.1%. Australia sales account for approximately 44% of total Insight sales and, although this share has decreased 5% over the past year, Australia remains the brand's largest and most mature territory. The primary reason for the decline in sales is due to the late Spring 2012 range release. Sampling issues with our factories in China delayed our ability to show the product to our retailers and resulted in an estimated loss of sales orders of $1,000,000. Insight sales have particularly been impacted in its most mature territories (see Europe and Indonesia below) as it is in these territories where the brand has historically been positioned in the ASR market, thus making it more difficult to achieve crossover sales in the street market. In addition, as referenced above on, our Australian customer base, which are primarily small, independent surf retailers, continue to struggle against the larger surf brands, such as Billabong and Quiksilver, who are aggressively discounting and driving sales through their own vertically-integrated retail stores. We expect the decline in Insight sales in Australia to be controlled through developing closer relationships with major multi door retailers, improved product development processes, and achieving higher sales conversion rates with our marketing programs.

Insight sales outside Australia have increased from approximately $9,553,000 as of June 30, 2011 to $10,255,000 as of June 30, 2012, an increase of $702,000 , or 7.3%. International sales account for 56% of total Insight sales, up from 51% in the prior year. The Insight brand is less mature outside Australia and, as a result, continued growth prospects more encouraging. Generally, Insight is able to realize crossover sales more effectively outside Australia where it is strong in the street market as well as the ASR market. Highlights of Insight international sales performance include:

  •
  Insight sales in the United States increased $1,577,000 or 58.8% and account for 23% of total Insight sales as of June 30, 2012. We have been successful at securing large orders from prominent multi store retailers such as Urban Outfitters and Pacific Sunwear. Our unique and innovative product has been well received by the American consumer who appreciates the differentiation from the more established brands.

  •
  Insight sales in Europe decreased $289,000 or 9.0% and account for 16% of total Insight sales as of June 30, 2012. Europe suffered from a lack of investment by the prior distributor. As a result, we took over control of Insight distribution in seven European countries in January 2012 and are successfully rebuilding the business in these countries with advance sales showing double-digit growth.

  •
  Insight sales in Asia decreased $528,000 or 22.9% and account for 10% of total Insight sales as of June 30, 2012. Indonesian sales declined 28.6% due to the significant decline in tourism to Bali.

  •
  Insight sales in Other Territories decreased $58,000 or 4.3% and account for 7% of total Insight sales as of June 30, 2012. Lower sales realized in Canada and Israel were partially offset by increased sales in Costa Rica, Peru, and Russia.

Ksubi

Ksubi brand revenue increased from approximately $9,633,000 as of June 30, 2011 to $9,744,000 as of June 30, 2012 , an increase of $111,000, or 1.2%. Ksubi accounts for 31% of total Bleach sales, essentially unchanged from the prior year. Our exclusive supply agreement with a large Australian department store retailer limited our growth locally. Subsequent to June 30, 2012, we terminated the relationship with this retailer and continue to develop new distribution channels with other multi-door Australian retailers. The growth in the brand was primarily due to consistently strong product, well-targeted sales initiatives with a high conversion rate, and significant growth our supply of product to Ksubi brand stores (see "Business—Our Stores—Ksubi Flagship Stores"). In addition, a mild recovery in the less mainstream, premium denim market assisted these efforts. Sales to Ksubi brand stores in Australia increased approximately $2,111,000 during fiscal 2012 due to the maturing of the stores, including increased consumer awareness of stores and Ksubi brand, more comprehensive and better merchandised product line in the stores, and more knowledgeable staff and better execution of store operations, and some stores recording a full year's operating results. This increase was tempered by sales declines in our other two major Australian retailers due to slower retail sell through and increased denim competition in the stores. We expect that sales to Ksubi brand stores will continue to grow and, combined with one or more new, significant retail relationships, will drive future sales growth in Australia. Although over 80% of Ksubi sales are in Australia, we have developed (and are developing) strong relationships with prominent retailers in key international markets, such as Urban Outfitters and Nordstrom in the United States, Selfridges in the United Kingdom and Lane Crawford in Hong Kong, and expect resumed international sales growth in the future as the brand becomes better known. The retail sector has consistently demanded Ksubi in greater and greater quantities due to our innovative design, creative sales and marketing programs, value for money product, and reliability for on-time delivery and we expect this demand to continue as we invest more in these efforts.

Something Else

Something Else brand revenue increased from approximately $2,927,000 as of June 30, 2011 to $3,095,000 as of June 30, 2012, an increase of $168,000, or 5.7%. Something Else accounts for 10% of total Bleach sales, up 1% from the prior year's share. Something Else has maneuvered itself into being a small but important brand for both major and independent retailers filling a market niche that is not well serviced by other women's contemporary fashion brands. We believe that Something Else has a loyal consumer base that consistently seeks out our new product offerings. We plan to release an expanded accessory range and maintain consistency in our apparel offering.

Something Else sales in Australia increased marginally from approximately $2,013,000 as of June 30, 2011 to $2,043,000 as of June 30, 2012, an increase of $30,000, or 1.5%. Sales to Australian customers account for approximately 66% of total Something Else sales. Australian growth was hampered by lower sales to major retail customers as we increased wholesale prices on our products that were sold to a younger, more price-conscious buyer in these retailers. This decline was offset by sales to new customers and increased sales to other existing Australian customers.

Something Else sales outside Australia have increased from approximately $914,000 as of June 30, 2011 to $1,053,000 as of June 30, 2012, an increase of $139,000, or 15.1%. International sales account for 34% of total Something Else sales, up from 31% in the prior year. Sales more than doubled in the United States, increasing $192,000 or 143.6%, while the United Kingdom and Hong Kong also reflected growth. Something Else is growing in stature in these larger markets, as well as the more fashionable Asian countries, and we expect growth to be achieved in these international markets especially.

Cost of Sales

Costs of sales were approximately $20,814,000 for the year ended June 30, 2012 as compared to $22,504,000 for the year ended June 30, 2011, a decrease of $1,690,000 or 7.5%. As a percentage of net revenues, cost of sales decreased from 72% for fiscal year 2011 to 67% for the current fiscal year 2012.

The decrease in cost of sales was primarily due to the increase in the rate charged Ksubi Pty Limited for services provided by Bleach (see "Business—Our Core Brands—Ksubi—Supply Agreement and Franchise Agreement." The rate charged was 9% of the Ksubi net sales in 2011 but increased to 20% in 2012 based on prior agreement to better reflect the true value of services provided. This resulted in an increase in the fee amount received of approximately $1,332,000, which effectively is a reduction in cost of sales.

Excluding the gross margin paid to and service charge received from Ksubi, cost of sales declined approximately $113,000 or 0.6% from fiscal 2011 to 2012. This variance is consistent with the sales variance of (0.3)% with a slight positive differential due to the Insight sales decline. Insight product margins are 10%-25% higher than the margins on the other brands due to the price competition in its market. In addition, we were able to negotiate lower supplier costs on Insight product, thus also contributing to the positive differential.

Overall, domestic cost of sales declined approximately $668,000 or 8.2% from fiscal 2011 to 2012, international cost of sales increased $454,000 or 5.2% over the same period. While the negative domestic variance is attributed to the decline in Insight sales as noted above, the positive international variance is due to the increase in international sales.

We also increased oversight of our logistics in order to reduce freight, duty, and service costs on the importation of products. As a result, these logistics expenses decreased from approximately $1,305,000 for fiscal year 2011 to $1,250,000 for the fiscal year 2012, a decrease of $55,000 or 4.2%. We will continue to improve our logistics in an effort to reduce these costs even further.

Cost of sales having to do with sample collections increased from approximately $194,000 for fiscal year 2011 to $317,000 for fiscal year 2012, an increase of $123,000 or 63.7%. Inefficiencies in our production planning resulted in delays and higher costs.

An additional $33,000 in cost increases was recorded in other cost of sales items.

Gross Profit

Gross profit was approximately $10,181,000 for the fiscal year ended June 30, 2012 compared to $8,600,000 for the fiscal year ended June 30, 2011, an increase of $1,581,000 or 18.4%. As a percentage of net revenues, gross profit increased from 28% for the fiscal year 2011 to 33% for the fiscal year 2012.

As discussed above, the increase in gross profit was primarily due to the increase in the Ksubi service charge. In addition, our domestic margin increased due to the shift in sales mix from lower to higher margin products and increase in value on Insight sales due to a combination of lower costs and higher prices. While domestic sales declined 3.5% from fiscal 2011 to fiscal 2012, domestic cost of sales declined 8.2% resulting in a higher margin.

Operating Expenses

Distribution Expenses

Distribution expense was approximately $446,000, or 1% of net revenues, for the year ended June 30, 2012, compared to $298,000, or 1% of net revenues for the prior year period, an increase of $148,000 or 49.4%.

Courier expense increased by approximately $78,000 due to the new direct distribution territories in Europe as well as a portion of the product development effort being completed in Hong Kong and Bali. We expect courier costs relating to new distribution territories to continue to increase as we continue to expand and grow internationally. Courier cost increases also relate to the increase in product development activity demanded by major retail customers ("special make up" or SMU programs) that allow Bleach to provide exclusive branded product that is in addition to the inline seasonal product ranges. We expect courier costs relating to increased product development activity to reduce as we will be initiating a video conferencing system with our major Asia suppliers to be able to make product development and quality control decisions in a live and timelier environment, minimizing the need for costly international courier services.

In addition, Freight paid expense increased by approximately $69,000 due to late production. This expense reflects where we pay the freight charges for product shipments to our customers, usually due to late deliveries. We expect freight paid expense to decrease by better controlling our production. We were able to reduce freight expense in cost of sales and are putting the same effort into reducing our distribution freight expense.

Sales and Marketing Expenses

Sales and marketing expenses were approximately $1,095,000, or 4% of net revenues, for the year ended June 30, 2012, compared to $1,521,000, or 5% of net revenues, for the prior year period, a decrease of $426,000 or 28.0%. The decrease was primarily due to an effort to reduce the discretionary marketing spend but also our ability to update previous marketing campaigns rather than putting additional cost into developing new marketing campaigns. The following represent the primary cost reductions achieved:

  •
  Decrease in Insight sponsored team riders by $104,000.

  •
  Decrease in expenditure on marketing campaign events of $234,000.

  •
  Decrease in samples provided to salesmen, distributors, and agents by $53,000.

  •
  Decrease in look-books and sales catalogues by $33,000.

An additional $2,000 in cost decreases was recorded in other sales and marketing items. We expect that sales and marketing expenses will increase in the future as we grow sales and invest in additional marketing resources to build brand awareness, attract new consumers and help drive sales through our wholesale customers as well as Ksubi brand stores. However, we also expect sales expenses to decrease proportionately to sales as we bring more of the territory sales responsibilities and processes in-house and terminate more costly external sales distribution contracts.

Travel Expenses

Travel expenses were approximately $277,000, or 1% of net revenues, for the year ended June 30, 2012, compared to $273,000, or 1% of net revenues, for the prior year period, an increase of $4,000 or 1.8%. The increase was primarily due to increased international travel for the Spring 2012 season designers' trip to Bangkok, Hong Kong and Tokyo. We expect that travel expense will increase in the future as we continue to attend design shows and seek design inspiration in an effort to build brand awareness and attract new customers.

Employee Benefits Expenses

Employee benefits expenses were approximately $5,586,000, or 18% of net revenues for the year ended June 30, 2012, compared to $6,046,000, or 19% of net revenues for the prior year period, a decrease of $460,000 or 7.6%. The decrease was due to a restructuring of senior staff compensation, a reduction in higher salaried staff and more use of outside consultants (see general and administrative expense below).

We expect that the number of employees and related benefits will increase in the future as we continue to grow our business domestically and internationally and improve the quality of staff through better recruitment and training.

Rent

Rent expense was approximately $475,000, or 2% of net revenues for the year ended June 30, 2012, compared to $420,000, or 1% of net revenues for the prior year period, an increase of $55,000 or 13.2%. The increase was primarily due to a new storage facility that was rented in March 2012 and an annual increase in our lease expense for our main office in Sydney, Australia.

Depreciation

Depreciation expense was approximately $145,000, or 0% of net revenues, for the year ended June 30, 2012, compared to $163,000, or 1% of net revenues for the prior year period, a decrease of $18,000 or 10.8%. The decrease was primarily due to older assets being fully depreciated. Management also has implemented a program to lease and rent equipment that require periodic upgrades, rather than buy, to reduce capital expenditures and increase efficiency.

We expect depreciation expense to increase with additional fixtures and fittings required in the Ksubi retail store expansion, additional infrastructure for new office and warehouse locations and additional staff and new enterprise resource planning and management information systems to more effectively and efficiently manage a growing global wholesale, retail, and online business.

General and Administration Expenses

General and administrative expenses were approximately $2,254,000, or 7% of net revenues, for the year ended June 30, 2012, compared to $1,439,000, or 5% of net revenues, for the prior year period, an increase of $815,000 or 56.6%. The increase is primarily due to:

  •
  Banking and finance fees increased by $118,000. This increase was primarily due to one-time implementation fees related to our new trade finance and factoring relationship.

  •
  Contractor expense increased by $344,000. This increase was due to the use of an experienced international business development consultant at a cost of $115,000 and $229,000 in additional contractor charges for design work and photography. Contractor labor will continue to be utilized when necessary and where appropriate to provide targeted expertise in lieu of hiring additional full time staff.

  •
  Insurance expense increased by $12,000 due to a warehouse stock theft incident.

  •
  Costs related to Something Else administration increased by $292,000. We have invested additional resources in the brand in order to have the professional tools to be more internationally relevant.

  •
  Reduction in charge to Ksubi Pty for use of Bleach marketing, finance, and employee resources of $163,000. Ksubi now pays for many of these costs directly.

These positive variances are partially offset by a reduction in charitable donations of $72,000 and professional fees of $67,000. We incurred less accounting fees due to the reduction in income from government grants. An additional $25,000 in cost decreases was recorded in other general and administrative items.

Other Income (Expense)

Other income decreased from approximately $3,072,000 for the year ended June 30, 2011 to $1,847,000 for the year ended June 30, 2011, a decrease of $1,225,000 or 39.9%, due to the following:

Foreign Currency Transaction Gains

Foreign currency transaction gains were approximately $780,000, or 3% of net revenues, for the year ended June 30, 2012, compared to $1,750,000, or 6% of net revenues, for the prior year period, a decrease of $970,000 or 55.4%. The decrease was primarily due to the stability of the Australian dollar to the United States dollar during the most recent fiscal year resulting in significantly lower exchange fluctuations throughout the year compared to the previous year. Please refer to the following spot rates from AUD to USD at the beginning and end of each fiscal period:

  June 30, 2010: $1 AUD = $0.86 USD
  June 30, 2011: $1 AUD = $1.06 USD
  June 30, 2012: $1 AUD = $1.02 USD

Management Fee

Management fees were approximately $1,635,000, or 5% of net revenues, for the year ended June 30, 2012, compared to $1,566,000, or 5% of net revenues, for the prior year period, an increase of $69,000 or 4.4%. The increase was primarily due to small exchange rate fluctuations in the management fees charged to Bleach-related international operations, such as Bleach USA, Inc. and Bleach International, Ltd.

Interest and other Expenses, Net

Interest and other expenses were approximately $569,000, or 2% of net revenues, for the year ended June 30, 2012, compared to $244,000, or 1% of net revenues, for the prior year period, an increase of $325,000 or 132.8%. The increase was primarily due to the following:

  •
  We received $206,000 less income from the Export Marketing and Development Grant as this program has ended. This was partially offset by $123,000 in proceeds received from an insurance claim on a warehouse burglary.

  •
  Interest expense increased by $229,000 due to increased borrowing on our finance facility of $58,000 and additional debt entered into this year. We intend to make a concerted effort to reduce our debt and, as a result, interest expense, through the excess working capital generated as the result of our growth initiatives.

  •
  A loss on disposal of computer equipment of $14,000 was recorded for fiscal 2012.

Income Tax Provision

Provision for income tax was approximately $452,000, or 1% of net revenues, for the year ended June 30, 2012, compared to $168,000, or 1% of net revenues, for the prior year period, an increase of $284,000 or 169.2%. The increase was primarily due to the increase in our taxable income as well as decrease in non-taxable unrealized foreign currency transactions gains. Our effective tax rate was 25.8% for 2012 and 11.1% for 2011.

We paid income taxes due for tax years 2012, 2011 and 2010 during the year ended June 30, 2012. Due to cash flow timing issues, no income tax payments were made during 2011 or 2010.

Net Income

Net income was approximately $1,298,000, or 4% of net revenues, for the year ended June 30, 2012, compared to $1,345,000, or 4% of net revenues, for the prior year period, a decrease of $47,000 or 3.5%. The decrease was primarily due to the following factors as described above:

  •
  $970,000 decrease in foreign currency transaction gains.

  •
  $325,000 increase in interest and other expenses, net.

  •
  $284,000 increase in income taxes.

These variances were partially offset by the $1,582,000 increase in gross profit.

Liquidity and Capital Resources

The following table shows our cash and cash equivalents, working capital and debt as of June 30, 2012 and 2011:

	2012	2011
Cash and cash equivalents	$64,931	$3,064
Working capital	1,049,839	218,490
Long term debt	3,935,937	2,595,000
Related party debt	2,270,465	1,206,572

Historically, cash from operations have been sufficient to meet our cash needs. We have also relied on debt, in the form of the Moneytech factoring facility and Glowturn related party debt, to fund short term working capital deficiencies. We believe we will be able to generate sufficient cash from operations to meet our working capital needs for at least the next twelve months. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by the economic environment for the industry and opportunities and availability of financing and raising capital by selling stock.

Cash flows from operating activities:

	2012	2011
Net income	$1,297,955	$1,344,777
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	145,221	162,848
Loss on sale of property and equipment	8,716	—
Changes in operating working capital:	(2,368,510)	(472,110)

Net cash (used in) provided by operating activities	(916,618)	1,035,515

The difference in the net cash (used in) provided by operating activities from fiscal 2011 to fiscal 2012 was primarily due to the timing of receipts of trade and other receivables, as well as other facts described in the cash flow statement. The increase in trade and other receivables was primarily due to an industry wide extension of payment terms, which forced the Company to comply to compete and maintain customer relationships. Due to the increase in trade and other receivables, the Company borrowed additional amounts from its Moneytech factoring facility.

Cash flows from investing activities:

Net cash used in investing activities was approximately $30,000 for fiscal 2012 and $100,000 for fiscal 2011. The cash used during fiscal 2012 and 2011 were primarily due to the purchase of fixed assets. Outside of those capital expenditures listed in "Use of Proceeds", the Company does not have nor does it expect to have material capital expenditures in the near term.

Cash flows from financing activities:

Net cash provided by financing activities was approximately $1,010,000 for fiscal 2012, compared to cash used of $947,000 for fiscal 2011. During the fiscal year ending June 30, 2012, the cash provided was the result of advances from the Moneytech factoring facility of $3.8 million net of the payoff of the NAB factoring facility of $2.4 million.

In January 2013, Bleach Group, Inc. entered into a term loan with Breakwater Structured Growth Opportunities Fund L.P. ("Lender") to borrow AUD $2,650,000, the proceeds of which will be used for general working capital purposes.

For a description of our indebtedness, see "Description of Indebtedness."

Off-Balance Sheet Arrangements

As of June 30, 2012, we did not have any off-balance sheet arrangements.

Ksubi Pty Limited

Result of Operations:

Note: The following discussion and analysis is in U.S. Dollars unless indicated otherwise. The rate used to convert to U.S. Dollars from Australian Dollars differs from fiscal 2011 to fiscal 2012 and results in an approximate 4.4% appreciation of fiscal 2012 figures.

The following table sets forth selected consolidated statement of operations data and such data as a percentage of net revenues for each of the periods indicated as well as a comparison of such data between the periods:

	Year Ended (in U.S. Dollars)
	June 30, 2012		June 30, 2011		Change
Net Revenues	$5,000,592	100%	$5,355,457	100%	($354,865)	-6.6%
Cost of Sales	53,705	1%	255,892	5%	(202,187)	-79.0%

Gross Profit	4,946,887	99%	5,099,565	95%	(152,678)	-3.0%
Operating Expenses
Marketing and advertising expenses	51,739	1%	118,544	2%	(66,805)	-56.4%
Travel expenses	179,323	4%	108,150	2%	71,173	65.8%
Employee benefits expenses	2,137,901	43%	1,968,308	37%	169,593	8.6%
Rent	84,542	2%	186,189	3%	(101,647)	-54.6%
Depreciation	49,322	1%	20,810	0%	28,512	137.0%
General and administration expenses	1,158,106	23%	1,738,991	32%	(580,885)	-33.4%
Total operating expenses	3,660,933	73%	4,140,992	77%	(480,059)	-11.6%

Income (Expense) From Operations	1,285,954	26%	958,573	18%	327,381	34.2%
Other Income (Expense)
Interest expense	(219,797)	-4%	(344,160)	-6%	124,363	-36.1%

Total other income, net	(219,797)	-4%	(344,160)	-6%	124,363	-36.1%

Income Before Provision For Taxes	1,066,157	21%	614,413	11%	451,744	73.5%
Income Tax Provision	348,214	7%	178,984	3%	169,230	94.6%

Net Income	$717,943	14%	$435,429	8%	$282,514	64.9%

Net Revenues

Net revenues were approximately $5,001,000 for the year ended June 30, 2012 compared to $5,355,000 for the year ended June 30, 2011, a decrease of $355,000 or 6.6%.

Strategic Supply Agreement

Ksubi Pty Limited's (Ksubi) net revenues are predominantly comprised of royalties on sales of Ksubi product by Bleach Australia, Bleach USA, and Bleach Europe (Bleach), comprised of the gross margin on sales less an agreed and predetermined service charge for management and back office costs incurred by Bleach. We have entered into a Strategic Supply Agreement with Ksubi that governs the particulars of the arrangement. Under this agreement, the services provided by Bleach include management support, office and warehouse infrastructure, logistics, information systems, payroll, professional support including legal, banking and accounting, credit control, customer service, and general administrative support. The costs associated with these services and support functions have been allocated to Ksubi using the most relevant methodologies, which are primarily based on proportionate square footage usage or specifically identifiable and allocable Ksubi costs. Management believes the methods used to allocate these services and support functions are reasonable. Because Bleach and Ksubi have commonality of ownership and management control, the reported operating results and financial position of the Company could significantly differ from what would have been realized if the entities were autonomous.

The royalties remitted by Bleach on Ksubi sales were approximately $2,946,000 for fiscal 2012 compared to $4,572,000 for fiscal 2011, a decrease of $1,626,000, or 35.6%. The decrease was primarily due to an increase from 9% to 20% of the service fee on Ksubi net sales in Australia. The service charge on Ksubi net sales outside Australia remained at 9% for fiscal 2012.

The Strategic Supply Agreement with Ksubi is intended to be terminated on the completion of this offering.

See "Business—Our Core Brands—Ksubi—Supply Agreement and Franchise Agreement."

Licensing Fees

Licensing fees were approximately $516,000 for fiscal 2012 compared to $0 for the prior year. During the year, we negotiated a five-year license agreement for Ksubi eyewear that included a $516,000 non-refundable payment.

Royalty Income

Royalty income on eyewear was approximately $179,000 for fiscal 2012 compared to $142,000 for fiscal 2011, an increase of $37,000, or 26.1%. A royalty rate of 11% and marketing contribution of 3% is payable on total net eyewear sales.

Design Fees

During the fiscal year 2012, Ksubi entered into a design collaboration agreement with Target Australia to develop a children's wear line for which a non-refundable design fee of approximately $723,000 was paid to provide creative input in both product and marketing. Based on the performance of this program, we expect other such collaborations, either with Target and/or other retailers, in the future.

Ksubi Retail Sales and Franchise Fee

Ksubi retail store sales were approximately $59,000 for fiscal 2012 compared to $501,000 for fiscal 2011, a decrease of $441,000, or 88.2%. Ksubi appointed Ksubi Copyright, an unaffiliated third party retail store operator, as the franchisee of the Ksubi retail store program in May 2010 and subsequently transferred the leases on its Paddington and Bondi retail stores to Ksubi Copyright.

Ksubi Copyright pays a franchise fee on the retail sales of its eight Ksubi stores. Franchise fee income was approximately $324,000 for fiscal 2012 compared to $88,000 for fiscal 2011, an increase of $236,000, or 267.1%. The increase was due to full year and higher sales of the Ksubi stores.

Sponsorship Income

Sponsorship income was approximately $113,000 for fiscal 2012 compared to $0 for the prior year. The total includes a $74,000 sponsorship from Kirin Beer for the Big In Japan event and a $39,000 contribution from various sponsors for an Australian Fashion Week event.

Termination of Exclusive Supply Agreement

During fiscal 2012 we had in place an exclusive department store supply agreement with David Jones, a major Australian department store retailer. This customer accounted for 26.6% of Ksubi sales in Australia for fiscal 2012. Sales to this customer during fiscal 2012 declined approximately $329,000 or 13.5% due to the customer's pricing and aggressive discounting practices. As a result of these practices, and because we believed that this agreement limited our growth locally, subsequent to June 30, 2012 we terminated our relationship with this customer to minimize any further adverse impact on the brand and our financial condition. We believe this was an appropriate action to protect the Ksubi brand and position it for future growth in the Australian market. We intend to develop new distribution channels with other Australian department stores and multi-door retailers to replace this business in fiscal 2014 but will suffer a decline in sales and gross profit for fiscal 2013 as a result of this lost business. We expect that sales for the period from October 2012 to June 2013 will be approximately $1,367,000 less than they would have been if we were still selling to this customer and gross profit will be approximately $434,000 less for such period.

Cost of Sales

Cost of Sales was approximately $54,000 for the year ended June 30, 2012 compared to $256,000 for the year ended June 30, 2011, a decrease of $202,000 or 79.0%. Cost of sales was incurred in fiscal 2011 on the Ksubi retail stores in Bondi and Paddington until they were transferred to Ksubi Copyright.

Gross Profit

Gross profit was approximately $4,947,000 for the fiscal year ended June 30, 2012 compared to $5,100,000 for the fiscal year ended June 30, 2011, a decrease of $153,000 or 3.0%. As a percentage of net revenues, gross profit increased from 95% for the fiscal year 2011 to 99% for the fiscal year 2012.

As discussed above, the decrease in gross profit was primarily due to the declines in royalties paid by Bleach and sales of the Paddington and Bondi Ksubi retail stores. These declines were partially offset by increases in other revenue categories as well as lower cost of sales on the Paddington and Bondi retail stores.

Operating Expenses

Marketing and Advertising Expenses

Marketing and advertising expenses were approximately $52,000, or 1% of net revenues, for the year ended June 30, 2012, compared to $119,000, or 2% of net revenues, for the year ended June 30, 2011, a decrease of $67,000 or 56.4%. The decrease was primarily due to reductions in discretionary promotional spending and use of outside contractors and agencies.

Travel Expenses

Travel Expenses were approximately $179,000, or 4% of net revenues, for the year ended June 30, 2012, compared to $108,000, or 2% of net revenues, for the year ended June 30, 2011, an increase of $71,000 or 65.8%. The increase was primarily due to increased international travel for design, production and quality control in fiscal 2012. We expect international travel demands to continue to increase in the future with higher sales and expansion outside Australia.

Employee Benefits Expenses

Employee benefits expenses were approximately $2,138,000, or 43% of net revenues, for the year ended June 30, 2012, compared to $1,968,000, or 37% of net revenues, for the year ended June 30, 2011, an increase of $170,000 or 8.6%. The increase was primarily due to the hiring of two new senior employees to manage the Ksubi retail program. We expect that the number of employees and related benefits will increase in the future with the buy back and planned growth of the Ksubi retail stores.

Rent

Rent expense was approximately $85,000, or 2% of net revenues, for the year ended June 30, 2012, compared to $186,000, or 3% of net revenues, for the year ended June 30, 2011, a decrease of $102,000 or 54.6%. Rental costs were incurred in fiscal 2011 on the Ksubi retail stores in Bondi and Paddington until they were transferred to the Ksubi Copyright franchisee. We expect rent expense to increase in the future with the planned opening of new Ksubi retail stores.

Depreciation

Depreciation expense was approximately $49,000, or 1% of net revenues, for the year ended June 30, 2012, compared to $21,000, or 0% of net revenues, for the year ended June 30, 2011, an increase of $29,000 or 137.0%. The increase was primarily due to partial year depreciation on assets acquired during fiscal 2011. We expect to have additional capital asset needs in the future as we grow and develop the business, and depreciation expense is expected to increase as a result.

General and Administration Expenses

General and administrative expenses were approximately $1,158,000, or 23% of net revenues, for the year ended June 30, 2012, compared to $1,739,000, or 32% of net revenues, for the year ended June 30, 2011, a decrease of $581,000 or 33.4%. The decrease was primarily due to the following:

  •
  $411,000 increase in direct cost reimbursements charged to the Ksubi Copyright by Ksubi. As part of our arrangement with Ksubi Copyright, we provide certain services on behalf of Ksubi Copyright, including staffing, information systems, finance and accounting, warehouse logistics, and rent and Ksubi Copyright reimburses us for the related costs.

  •
  $316,000 decrease in promotional events and design ranges. We have made a commitment to only invest in activities offering a high sales conversion rate where we are able to achieve a measurable sales and margin result from our investment.

  •
  $23,000 decrease in costs incurred operating the Ksubi retail stores in Bondi and Paddington.

These cost reductions were partially offset by a $65,000 increase in contractor labor due to the higher use of freelance designers when we were recruiting permanent positions and $61,000 increase in professional fees directly related to the IPO process. An additional $43,000 in cost increases was recorded in other general and administrative items. We expect general and administrative expenses to increase in the future as we grow the business both in size and scale.

Other Income (Expense)

Interest Expense

Interest expense was approximately $220,000, or 4% of net revenues, for the year ended June 30, 2012 compared to $344,000, or 6% of net revenues, for the year ended June 30, 2011, a decrease of $124,000 or 36.1%. Interest paid on the Westpac loan decreased by $80,000 due to reductions to principal during the year. Interest income received increased $62,000 due to Bleach financing of Ksubi working capital requirements. These variances were partially offset by increases in interest paid on other liabilities of $16,000.

Income Tax Provision

Provision for income tax totaled approximately $348,000 for the year ended June 30, 2012 compared to $179,000 for the year ended June 30, 2011, an increase of $169,000 or 94.6%. The Company's effective tax rate was 32.7% for fiscal 2012 and 29.1% for fiscal 2011. The increase in the effective tax rate was primarily due to timing differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Net Income

Net income was approximately $718,000, or 14% of net revenues, for the year ended June 30, 2012, compared to $435,000, or 8% of net revenues, for the year ended June 30, 2011, an increase of $283,000 or 64.9%. The decrease was primarily due to the following factors as discussed above:

  •
  $480,000 decrease in operating expenses.

  •
  $124,000 decrease in interest expense.

These variances were partially offset by the $153,000 decrease in gross profit and $169,000 increase in income tax.

Liquidity and Capital Resources

The following table shows our cash and cash equivalents, working capital and debt as of June 30, 2012 and 2011:

	2012	2011
Cash and cash equivalents	$23,640	$3,661
Working capital (deficit)	349,188	(4,617,685)
Long term debt	2,992,857	3,533,266

We have limited liquidity and capital resources. Historically, we have relied on advances from third parties to meet our short term working capital needs. We have a loan from Westpac Banking Corp. ("Westpac") with an outstanding balance of $3.0 million as of June 30, 2012. In January 2013, we restructured our Westpac loan whereby no payments will be required under this facility until July 2013. Additionally in January 2013, Bleach Group, Inc. obtained an additional loan from Breakwater with a face value of $3.6 million, which resulted in proceeds to us of $2.65 million. (See "Description of Indebtedness—Bridge Facility").

We believe we will be able to generate sufficient cash from operations to meet our working capital needs for at least the next twelve months. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by the economic environment for the industry and opportunities and availability of financing and raising capital by selling stock.

Cash flows from operating activities:

	2012	2011
Net income	$717,943	$435,429
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	49,321	20,810
Changes in operating working capital:	(892,322)	844,504
Net cash (used in) provided by operating activities	(125,058)	1,300,743

The difference in the net cash (used in) provided by operating activities from fiscal 2011 to fiscal 2012 was primarily due to the timing of receipts of trade and other receivables and trade and other payables, as well as other facts described in the cash flow statement. The increase in trade and other receivables was primarily due to an industry wide extension of payment terms, which forced the Company to comply to compete and maintain customer relationships. Due to the increase in trade and other receivables, the Company also delayed the payment terms for its vendors.

Cash flows from investing activities:

Net cash used in investing activities was approximately $17,000 for fiscal 2012 and $239,000 for fiscal 2011. The cash used in fiscal 2012 was for the purchase of fixed assets. Outside of those capital expenditures listed in "Use of Proceeds", the Company does not have nor does it expect to have material capital expenditures in the near term.

Cash flows from financing activities:

Net cash provided by financing activities was approximately $162,000 for fiscal 2012 as compared to cash used of $1,061,000 for fiscal 2011. During 2012, the cash inflow was a result of repayment of our bank loan from the purchase of Ksubi brand as well as advances from related parties.

In January 2013, the Company entered into an amended agreement with Westpac, whereby the interest rate was adjusted to 4.25% per annum above the average "bid rate" quoted by Reuters Monitor System and requires 24 equal monthly payments starting July 31, 2013 and ending June 30, 2015. Additionally in January 2013, Bleach Group, Inc. entered into a term loan with Breakwater Structured Growth Opportunities Fund L.P. with a face value of $3.6 million, which resulted in proceeds to us of $2.65 million, the proceeds of which will be used for general working capital purposes.

For a description of our indebtedness, see "Description of Indebtedness."

Off-Balance Sheet Arrangements

As of June 30, 2012, we did not have any off-balance sheet arrangements.

For the three month interim periods ending September 30, 2012 and 2011

Bleach Group, Inc.

Result of Operations:

Note: The following discussion and analysis is in U.S. Dollars unless indicated otherwise. The rate used to convert to U.S. Dollars from Australian Dollars differs between the two periods and results in an approximate 1.2% depreciation of the September 30, 2012 figures.

The following table sets forth selected consolidated statement of operations data and such data as a percentage of net revenues for each of the periods indicated as well as a comparison of such data between the periods:

	Interim Period Ended (in U.S. Dollars)
	September 30, 2012		September 30, 2011		Change
Net Revenues	$8,088,674	100%	$8,757,085	100%	$(668,411)	-7.6%
Cost of Sales	3,279,872	41%	5,189,233	59%	(1,909,361)	-36.8%

Gross Profit	4,808,802	59%	3,567,852	41%	1,240,950	34.8%
Operating Expenses
Distribution expenses	119,321	1%	186,202	2%	(66,881)	-35.9%
Sales and marketing expenses	286,400	4%	393,382	4%	(106,982)	-27.2%
Travel expenses	43,926	1%	85,519	1%	(41,593)	-48.6%
Employee compensation and benefits	1,765,332	22%	1,732,964	20%	32,368	1.9%
Rent	158,823	2%	67,989	1%	90,834	133.6%
Depreciation	64,604	1%	106,306	1%	(41,702)	-39.2%
General and administration expenses	1,167,375	14%	483,115	6%	684,260	141.6%

Total operating expenses	3,605,781	45%	3,055,478	35%	550,303	18.0%

Income From Operations	1,203,021	15%	512,374	6%	690,647	134.8%
Other Expense
Foreign currency transaction loss	15,980	0%	(847,490)	-10%	863,470	-101.9%
Interest and other expenses, net	468,918	6%	296,442	3%	172,476	58.2%

Total other expenses	484,898	6%	(551,048)	-6%	1,035,946	-188.0%

Income Before Provision For Taxes	718,123	9%	1,063,422	12%	(345,299)	-32.5%
Income Tax Provision	190,780	2%	199,986	2%	(9,206)	-4.6%

Net Income	$527,343	7%	$863,436	10%	$(336,093)	-38.9%

Net Revenues

Net revenues were approximately $8,089,000 for the three month period ended September 30, 2012, compared to $8,757,000 for the same period ended September 30, 2011, a decrease of $668,000 or 7.6%. As detailed below, the primary reason for the variance is the decline in sales of the Something Else brand.

Insight revenues were approximately $4,121,000, or 51% of net revenues, for the period ended September 30, 2012, compared to $4,420,000 or 50% of net revenues, for the same period ended September 30, 2011, a decrease of $299,000 or 6.8%. Insight sales to the Australian market declined $6,000. Sales to the United States market declined $266,000 due to late production as well as the slowdown in the Action Sports Retail market.

Ksubi revenues were approximately $3,283,000, or 41% of net revenues, for the period ended September 30, 2012, compared to $3,089,000 or 35% of net revenues, for the same period ended September 30, 2011, an increase of $194,000 or 6.3%. Ksubi sales to the Australian market increased $170,000 due to the performance of the Ksubi retail stores and thus higher sales recorded to the owner of franchisee of these stores. Sales to international markets increased $100,000 primarily due to new retail customers in the United States.

Something Else revenues were approximately $685,000, or 8% of net revenues, for the period ended September 30, 2012, compared to $1,248,000 or 14% of net revenues, for the same period ended

September 30, 2011, a decrease of $563,000 or 45.1%. Something Else sales to the Australian market decreased $398,000. Performance continued to be adversely impacted in Australia by declining sales to a large department store customer. A change in brand direction was initiated prior to the quarter which we feel will have longer term benefits to the brand but, unfortunately has resulted in a loss of sales in the immediate term. In support of this change, we have increased the material and fabrication quality and design content of the product, with a higher price tag as well, in an effort to appeal to a more sophisticated, fashion-conscious and affluent customer. In order to realize the value in this change in direction, we will need to open additional distribution channels in Australia. Something Else sales to international markets declined $171,000 due to the loss of distribution in the U.K. and lower sales in other territories including Hong Kong, Canada, Japan, and continental Europe. Sales in the United States were marginally higher by $10,000. Again, the change in brand direction has hampered growth internationally but sales were also impacted by late production deliveries and the general economic conditions in Europe. These declines were partially offset by an increase of $6,000 in other Something Else revenue items.

Cost of Sales

Costs of sales were approximately $3,280,000 for the three month period ended September 30, 2012, compared to $5,189,000 for the same period ended September 30, 2011, a decrease of $1,909,000 or 36.8%. As a percentage of net revenues, cost of sales decreased from 59% to 41% over the interim periods.

Approximately $394,000 of this reduction can be attributed to the lower sales total. In addition, our inventory holdings are higher in the current period as compared to the prior year period by $920,000 that results in relatively lower cost of sales. Part of this increase came from the buy-back of slow moving inventory from a large department store customer. Through our capital recovery program, we have historically been able sell excess inventory at full wholesale or greater margin and successfully reduced this inventory in the second quarter. The remaining decrease in cost of sales is the result of our new direct operation in Europe and saving the cost of the distributor margin.

Overall by brand, Insight cost of sales declined $1,092,000 or 39.7%, Ksubi cost of sales declined $455,000 or 25.4%, and Something Else cost of sales declined $363,000 or 55.9%. All variances compare favorably with the associated variances in sales.

Gross Profit

Gross profit was approximately $4,809,000 for the three month period ended September 30, 2012, compared to $3,568,000 for the period ended September 30, 2011, an increase of $1,241,000 or 34.8%. As a percentage of net revenues, gross profit increased from 41% to 59% over the interim periods.

As discussed above, the increase in gross margin was primarily due to the impact of lower cost of sales. In addition, we are realizing higher margins on Insight and Ksubi products due to supplier price reductions, direct sales of Insight products in Europe, and additional margin afforded from higher Ksubi retail store sales in Australia. We expect margins to continue to improve with higher production volumes, higher margin products and non-product revenues, and higher margin distribution programs, especially the anticipated purchase of the Ksubi retail stores from the franchisee.

Overall by brand, margin on Insight sales increased from 38% in the prior year period to 60% in the current period, margin on Ksubi sales increased from 42% to 59%, and margin on Something Else sales increased from 48% to 58%.

Operating Expenses

Distribution Expenses

Distribution expenses were approximately $119,000, or 1% of net revenues, for the interim period ended September 30, 2012, compared to $186,000, or 2% of net revenues, for the period ended September 30,

2011, a decrease of $67,000 or 35.9%. Courier costs decreased by $62,000 due to less usage of these services and freight was reduced by $8,000 due to lower domestic sales during the current period. These cost decreases were partially offset by $3,000 in cost increases in other distribution items.

Sales and Marketing Expenses

Sales and Marketing expenses were approximately $286,000, or 4% of net revenues, for the interim period ended September 30, 2012, compared to $393,000, or 4% of net revenues, for the period ended September 30, 2011, a decrease of $107,000 or 27.2%. The decrease was primarily due to a continued effort to reduce all discretionary marketing expenses but also our ability to update previous marketing campaigns and reuse them rather than putting additional cost into developing new campaigns. The following are the primary reductions based on of our efforts:

  •
  Decrease in Insight sponsored team riders by $26,000.

  •
  Decrease in marketing campaign events by $32,000.

  •
  Decrease in sample expenses by $31,000.

  •
  Decrease in publicity agency expense by $20,000.

These cost decreases were partially offset by $2,000 in cost increases in other sales and marketing items.

Travel Expenses

Travel expenses were approximately $44,000, or 1% of net revenues, for the interim period ended September 30, 2012, compared to $86,000, or 1% of net revenues, for the period ended September 30, 2011, a decrease of $42,000 or 48.6%. Domestic sales travel decreased by $12,000 due to the move from in house salesmen to independent sales agents and international travel decreased by $31,000 due to less design and production travel with less staff during the period. These cost decreases were partially offset by $1,000 in cost increases in other travel items.

Employee Compensation and Benefits

Employee compensation and benefits expenses were approximately $1,765,000, or 22% of net revenues, for the interim period ended September 30, 2012, compared to $1,733,000, or 20% of net revenues, for the period ended September 30, 2011, an increase of $32,000 or 1.9%. The positive variance was primarily due to $329,000 in timing differences of the provision for annual leave. Partially offsetting this increase are reductions in car allowances ($11,000 as a direct result of having less in house salesmen) and wages and salaries ($284,000 due to aforementioned move from in house salesmen to external sales agents, reduction in staff to improve overall productivity and performance, restructuring of senior manager compensation, and greater use of outside consultants and part-time staff). Additional cost decreases in other employee compensation and benefits items were $2,000.

Rent

Rent expense was approximately $159,000, or 2% of net revenues, for the interim period ended September 30, 2012, compared to $68,000, or 1% of net revenues, for the period ended September 30, 2011, an increase of $91,000 or 133.6%. Rent for storage facilities increased by $34,000 for temporary inventory overflow in Sydney and Rotterdam, Holland. We had no such expense in the prior year period. In addition, Sydney office rent increased by $56,000 due to a new head office lease increasing the rent to market value. Additional cost increases in other rent items was $1,000.

Depreciation

Depreciation expense was approximately $65,000, or 1% of net revenues, for the interim period ended September 30, 2012, compared to $106,000, or 1% of net revenues, for the period ended September 30, 2011, a decrease of $41,000 or 39.2%. This was primarily due to assets that became fully depreciated during early 2012.

General and Administration Expenses

General and administration expenses were approximately $1,167,000, or 14% of net revenues, for the interim period ended September 30, 2012, compared to $483,000, or 6% of net revenues, for the period ended September 30, 2011, an increase of $684,000 or 141.6%. The increase is due to the following:

  •
  Contractor labor expense increased $121,000 mainly due to additional use of consultants for some design and photography work.

  •
  Bad debt expense increased $224,000 as we decided to reserve / write off certain accounts receivable.

  •
  Accounting and legal fees increased $121,000 due to the expertise required for the IPO process.

  •
  Trade finance facility expenses increased $22,000 as a new facility was opened during the period.

  •
  Expenses related to our third party warehouse contractor in the U.S. increased $47,000 due to higher Ksubi and Something Else sales in this territory.

  •
  Expenses related to our new design program, Ksubi KUSTOM, increased $17,000.

  •
  Ksubi development sample expense increased $155,000 due to our efforts to broaden the product range to better commercialize the brand.

These expense increases were partially offset by reduced pop up store expenses ($26,000 as there was no pop up store opened in the current period). Additional cost increases in other general and administrative items was $3,000.

Other Expense

Foreign Currency Transaction Loss

Foreign currency transaction loss was approximately $16,000, or 0% of net revenues, for the interim period ended September 30, 2012, compared to a gain of $847,000, or 10% of net revenues, for the prior year period, an increase of $863,000 or 101.9%. The increase was primarily due to the stability of the Australian dollar to the United States dollar during the current period resulting in significantly lower exchange fluctuations throughout the year compared to the previous year.

Interest and other Expenses, Net

Interest and other Expenses, net were approximately $469,000, or 6% of net revenues, for the interim period ended September 30, 2012 compared to $296,000, or 3% of net revenues, for the prior year period, an increase of $173,000 or 58.2%. Additional borrowing requirements have resulted in higher interest expense of $130,000. Additional cost increases in other expense items was $43,000.

Income Tax Provision

Provision for income tax totaled approximately $191,000 for the interim period ended September 30, 2012 compared to $200,000 for the prior year period, a decrease of $9,000 or 4.6%. The Company's effective tax rate was 26.6% for the current period and 18.8% for prior year period. The increase in the effective tax rate was primarily due to timing differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Net Income

Net income was approximately $527,000, or 7% of net revenues, for the interim period ended September 30, 2012, compared to $863,000, or 10% of net revenues, for the period ended September 30, 2011, a decrease of $336,000 or 38.9%. The decrease was primarily due to the following factors as discussed above:

  •
  $550,000 increase in operating expenses.

  •
  $863,000 increase in foreign currency transaction loss.

  •
  $172,000 increase in interest and other expenses, net.

These variances were partially offset by the $1,241,000 increase in gross profit and $9,000 decrease in income tax.

Liquidity and Capital Resources

Due to the Reorganization, the period July 1, 2012 to September 30, 2012 was the first period whereby all of the operating companies operated under the same consolidated entity.

The following table shows our cash and cash equivalents, working capital and debt as of September 30, 2012:

Cash and cash equivalents	$589,955
Working capital (deficit)	(266,922)
Long term debt	6,769,382
Related party debt	2,181,019

We have limited liquidity and capital resources. Historically, the operating entities have been funded primarily through cash flows from operations and short-term borrowings. We have also relied on debt, in the form of the Moneytech factoring facility and Glowturn related party debt, to fund short term working capital deficiencies. We believe we will be able to generate sufficient cash from operations to meet our working capital needs for at least the next twelve months. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by the economic environment for the industry and opportunities and availability of financing and raising capital by selling stock.

Additionally, we have a loan from Westpac Banking Corp. ("Westpac") with an outstanding balance of $3.0 million as of June 30, 2012. In January 2013, we restructured our Westpac loan whereby no payments will be required under this facility until July 2013. Additionally in January 2013, Bleach Group, Inc. obtained an additional loan with a face value of $3.6 million, which resulted in proceeds to us of $2.65 million. For a description of our indebtedness, see "Description of Indebtedness."

Cash flows from operating activities:

Net income	$527,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,604
Changes in operating working capital:	275,677
Net cash provided by operating activities	867,624

The primary uses of cash during the period ended September 30, 2012 was due to the timing of receipts of trade and other receivables and trade and other payables, as well as other facts described in the cash flow statement. The increase in trade and other receivables was primarily due to an industry wide extension of payment terms, which forced the Company to comply to compete and maintain customer relationships. Due to the increase in trade and other receivables, the Company also delayed the payment terms for its vendors.

Cash flows from investing activities:

Net cash used in investing activities was approximately $17,000. This was primarily due to ordinary capital expenditures offset by the cash acquired as part of the reorganization. Outside of those capital expenditures listed in "Use of Proceeds", the Company does not have nor does it expect to have material capital expenditures in the near term.

Cash flows from financing activities:

Net cash used in financing activities was approximately $249,000. During 2012, the net cash outflow was primarily due to payments on the trade financing arrangement.

In January 2013, the Company entered into an amended agreement with Westpac, whereby the interest rate was adjusted to 4.25% per annum above the average "bid rate" quoted by Reuters Monitor System and requires 24 equal monthly payments starting July 31, 2013 and ending June 30, 2015. Additionally in January 2013, Bleach Group, Inc. entered into a term loan with Breakwater Structured Growth Opportunities Fund L.P. ("Lender") with a face value of $3.6 million, which resulted in proceeds to us of $2.65 million, the proceeds of which will be used for general working capital purposes.

For a description of our indebtedness, see "Description of Indebtedness."

Off-Balance Sheet Arrangements

As of September 30, 2012, we did not have any off-balance sheet arrangements.

JOBS Act

Pursuant to Section 107 of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to opt out of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Critical Accounting Policies of Bleach Pty Limited

Critical accounting polices include the areas where we have made what we consider to be particularly subjective or complex judgments in making estimates and where these estimates can significantly impact our financial results under different assumptions and conditions.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the periods presented. Actual results could be different than those estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, as codified in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 605. Revenue is recognized upon shipment for retailers. The Company also uses independent distributors to deliver products in other countries. Revenues are recognized upon shipment to the distributor and such sales are considered final sales with no right of return. For sales through online and catalog orders, we estimate and defer revenue for shipments that are in-transit to the customer. Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns and revenue is recorded net of such amounts. Amounts related to shipping and handling that are billed to customers are recorded as revenues. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer's current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and adjust our allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical loss experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts.

Inventory Valuation and Reserves

Inventory consists of finished goods. We carry inventory at the lower of cost or market ("LCM"), with cost determined using the weighted-average cost method. We review our inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes or colors) and use markdowns to clear merchandise. We record an adjustment when future estimated selling price is less than cost. Our LCM adjustment calculation requires management to make assumptions to estimate the selling price and amount of slow-moving merchandise and broken assortments subject to markdowns, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, forecasted consumer demand, and the promotional environment.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives. The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

Income Taxes

The Company utilizes FASB ASC Topic 740 for recognition of deferred tax assets and liabilities based on the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.

Critical Accounting Policies of Ksubi Pty Limited

Critical accounting polices include the areas where we have made what we consider to be particularly subjective or complex judgments in making estimates and where these estimates can significantly impact our financial results under different assumptions and conditions.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the periods presented. Actual results could be different than those estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, as codified in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 605. Revenue relating to royalties is recognized when Ksubi branded products are shipped by our distributors. Revenues relating to franchise fees are recorded based on a predetermined percentage of sales for Ksubi branded store locations and when the requisite services are rendered. Beginning in December 2009, the Company changed its revenue model and no longer sold through its distribution network and on a go forward basis collects royalties for sales of Ksubi branded product.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer's current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and adjust our allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical loss experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives. The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

Impairment of Goodwill and Intangible Assets

The Company tests goodwill and indefinite lived intangible assets for impairment annually, at June 30, or more frequently if events or changes in circumstances indicate that it might be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds its fair value, with the fair value of the reporting unit.

Income Taxes

The Company utilizes FASB ASC Topic 740 for recognition of deferred tax assets and liabilities based on the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.

Critical Accounting Policies of Bleach Group, Inc.

Critical accounting polices include the areas where we have made what we consider to be particularly subjective or complex judgments in making estimates and where these estimates can significantly impact our financial results under different assumptions and conditions.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the periods presented. Actual results could be different than those estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, as codified in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 605. Revenue is recognized upon shipment for retailers. The Company also uses independent distributors to deliver products in other countries. Revenues are recognized upon shipment to the distributor and such sales are considered final sales with no right of return. For sales through online and catalog orders, we estimate and defer revenue for shipments that are in-transit to the customer. Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns and revenue is recorded net of such amounts. Amounts related to shipping and handling that are billed to customers are recorded as revenues. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities. Revenues relating to franchise fees are recorded based on a predetermined percentage of sales for Ksubi branded merchandise.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer's current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and adjust our allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical loss experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts.

Inventory Valuation and Reserves

Inventory consists of finished goods. We carry inventory at the lower of cost or market ("LCM"), with cost determined using the weighted-average cost method. We review our inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes or colors) and use markdowns to clear merchandise. We record an adjustment when future estimated selling price is less than cost. Our LCM adjustment calculation requires management to make assumptions to estimate the selling price and amount of slow-moving merchandise and broken assortments subject to markdowns, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, forecasted consumer demand, and the promotional environment.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives. The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

Impairment of Goodwill and Intangible Assets

The Company tests goodwill and indefinite lived intangible assets for impairment annually, at December 31, or more frequently if events or changes in circumstances indicate that it might be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds its fair value, with the fair value of the reporting unit.

Income Taxes

The Company utilizes FASB ASC Topic 740 for recognition of deferred tax assets and liabilities based on the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.

BUSINESS

Overview

Bleach Group, Inc. designs, sources, markets, distributes and sells globally-recognized brands of youth fashion apparel and accessories, including the Insight, Something Else and Ksubi brands. Our goal is to create a contemporary and innovative line of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands. Insight, our most recognized brand, is an avant-garde fashion label for men and women with a focus on various youth subcultures, including surf, skate, street fashion, art and music. Our Something Else brand targets fashion-aware women with an offbeat aesthetic and an appreciation for art by merging fashion and art into wearable and accessible garments. Our Ksubi brand is a premium denim and fashion lifestyle brand that targets men and women who are socially and culturally aware, who pride themselves on individual style and who are youthful, irreverent and ironic with an opinionated sense of style. In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 42 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online. We control distribution of our brands in Australia, France, Spain, Portugal, the United Kingdom, Germany, Austria and Switzerland and have established relationships with independent distributors in the other countries in which our brands are sold. See "Business—Distribution and Industry Supply Chain." In addition, we have granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia. We expect to acquire this independent franchise operator, and thus the eight Ksubi retail stores, following completion of this offering. See "—Our Core Brands—Ksubi—Supply Agreement and Franchise Agreement."

Our principal executive office is located at 347 Fifth Avenue, Suite 1402, New York, NY 10016. However, we conduct our primary business activities out of our office in Sydney, Australia. As of December 31, 2012, we have 78 full time employees and 41 part-time employees.

Company Background

Our Insight brand was initially co-founded as a surfboard label in Sydney, Australia in 1987 by Andrew Down, an ex-professional surfer and one of our current Creative Directors of Insight, together with an internationally known surfboard shaper. In 1997, Mr. Down took full control of the Insight brand and began to develop a small line of t-shirts and trucker caps as a promotional tool for surfboards. This line of clothing eventually expanded to include board shorts, walk shorts and fleece. In 1998, graphic artist George Gorrow, one of the founders of Ksubi, joined Mr. Down in developing and growing the Insight brand. In 1999, Mark Byers, an ex-Chartered Accountant in Australia with an extensive family background in the apparel industry and our current Chief Executive Officer, President and Director, partnered with Messrs. Down and Gorrow.

We launched our Something Else brand in 2005 under the direction of Natalie Wood, who was one of our Creative Directors of Insight at the time, with the goal of developing a higher-end, more fashionable brand within our portfolio. On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Limited and Tsubi (Retail) Pty Limited (together, "Tsubi").

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through various separately owned operating entities. Effective on July 1, 2012, in order to facilitate this initial public offering, the owners of such operating entities completed a reorganization (the "Reorganization") whereby they transferred their ownership interests in each of the operating entities in exchange for shares of common stock of Bleach Group, Inc. As a result of the Reorganization, all of such operating entities are now direct or indirect subsidiaries of Bleach Group, Inc.

See "Certain Relationships and Related Person Transactions—Related Person Transactions—Reorganization."

Our Core Brands

Insight

We describe our Insight brand as an avant-garde fashion label that incorporates fashion, music and art with the goal of appealing to the surf, skate and street fashion markets.

Born out of Sydney's northern beaches, Insight started as a surfboard design project under the watchful eye of ex-professional surfer Andrew Down, one of our current Creative Directors of Insight, together with an internationally known surfboard shaper, and from there, with the help of Ksubi founder George Gorrow, one of the founders of Ksubi, the Insight apparel line was born.

We believe that our Insight brand has a far-ranging international appeal. As shown by the chart below, 63% of the Insight brand was distributed outside of Australia in fiscal 2012.

INSIGHT : DISTRIBUTION OF SALES (WHOLESALE)

Product Category Profile

Both the men's and women's components of the Insight brand's seasonal collections are comprehensive and well developed in terms of product category representation. Each of the following charts represents the proportion of each product category's sales as a percentage of the total sales per gender for the fiscal year 2012 (percentages may not total to 100% due to rounding).

INSIGHT : MENS SALES—PRODUCT CATEGORY SHARE

 INSIGHT : WOMENS SALES—PRODUCT CATEGORY SHARE

Collection Profile

Insight's point of difference is offering directional clothing with strong art-based graphics and music references at a medium price point. The design philosophy draws its inspiration from high-end fashion, yet is adapted and interpreted into a more casual, carefree style. We believe that our consumers tend to be opinion-forming taste-makers who define and influence mass market trends and who buy Insight not only for the product but for the "lifestyle" that the Insight brand portrays.

Insight product ranges transcend men's and women's essential apparel categories (tees, shorts, skirts, dresses, tanks, pants, jackets, knitwear, denim and swim) offering up casual, fashion-forward garments with a twist. Each category showcases a myriad of clothing featuring artwork made especially for Insight by in-house artists, utilizing unique fabrications and design detailing, and garment washes.

Insight also currently provides accessories collections including caps, wallets, belts and other fashion related accessories products.

Target Market

The Insight brand actively targets the unisex/youth street/action sports/fashion/16-30 year-old market segment through action sports and street fashion retailers.

Geographic Distribution

As our most established brand, we believe Insight's geographical distribution to be significant considering the life cycle of the brand itself, with representation in more than 38 countries across the globe.

Retailer Distribution Profile

A relatively unique aspect of the Insight brand is its ability to straddle parallel segments of the global youth fashion market in its distribution, namely the street fashion as well as the action sports segments of the global market.

We believe that this relatively unique ability of the brand to be simultaneously relevant to two distinct sectors of the youth fashion market is made possible because of a number of interplaying developmental brand considerations, including:

  •
  The Insight brand's solid grounding within the highly credible Australian surf hardware market given the initial establishment of the brand through surfboards;

  •
  Our ability to grow the brand into traditional surf product categories such as tees, board shorts and swimwear; and

  •
  Our steadfast underpinning commitment to fashion-forward, directional design philosophies with respect to the Insight brand has allowed the brand to expand its appeal to include fashion markets that sit outside of the action sports arena and to include product categories typically considered to be the domain of pure street wear brands, such as jacketing, denim and shirting.

As such, Insight is supported by many globally recognizable retailers in both the fashion and action sports sectors, including American Rag (US), Barracuda (US), Urban Outfitters (US), Selfridges (UK), Urban Outfitters (UK), ASOS (UK), General Pants (AUS), Surf Dive 'n' Ski (AUS), Beams (JPN) and DMOP (HK).

Contribution to Total Sales

As our premier and most established brand, in fiscal 2012 Insight was responsible for approximately 56% of our total global sales. While we expect this brand to continue to grow, we also expect our other brands to grow in proportion to our total sales, which, over time, will diminish Insight's contribution to total sales.

INSIGHT : % OF TOTAL GROUP SALES

Something Else

Our Something Else brand targets a distinctive gap in the crowded female youth fashion street market. Inspired by a wide variety of cultural and environmental influences, the label blends art and fashion in a commercial yet individual form, with the intent of offering up a refreshing alternative of wearable, lovable pieces for the savvy fashionista.

By utilizing beautiful and clever fabrications and prints, along with a fusion of eclectic street chic juxtaposed with delicate feminine sophistication, we strive to create a directional boutique-focused collection that caters to the consumer who has a unique aesthetic and offbeat sensibility. It is our goal to balance tough street chic with a delicate feminine influence.

Product Category Profile

The Something Else collection provides a wide-ranging offering in terms of apparel product category mix. The following chart shows the proportion of each Something Else product category as a percentage of our Something Else total brand sales in fiscal 2012 (percentages may not total to 100% due to rounding). We believe that opportunities exist to further expand the brand into the accessories, footwear, jewelry, home-wares, denim, swim, unisex and menswear product categories.

SOMETHING ELSE : SALES : PRODUCT CATEGORY SHARE

Collection Profile

Our focus for the Something Else collection is on combining directional styling and luxurious fabrications in the major apparel product categories outlined above. We believe that the standout, enduring feature of each collection is a focus on the use of intricate fabrications, texture based yardages, eclectic art based graphics and placement prints and innovative silhouettes.

Target Market

With our Something Else brand, we actively target the women's youth/street/fashion/18-35 year old market segment through fashion and boutique retail sectors.

Geographic Distribution

Our Something Else brand is currently distributed in the following countries: New Zealand, Belgium, Netherlands, Luxembourg, United Kingdom, United States, Canada, Japan, China, Thailand and Singapore.

Retailer Distribution Profile

The following chart demonstrates the distribution profile of the Something Else brand for fiscal 2012.

SOMETHING ELSE : DISTRIBUTION OF SALES (WHOLESALE)

The Something Else brand is currently sold in premier department stores and boutique fashion retail stores around the globe, including David Jones (AUS), General Pants (AUS), Urban Outfitters (UK), Anthropologie (USA), American Rag (USA), Beams (JPN), Side by Side (JPN), Midwest (JPN), Good as Gold (NZ) and Bauhaus (HK).

Contribution to Total Sales

In fiscal 2012, Something Else was responsible for approximately 11% of our total global sales. We believe that Something Else's contribution to our total sales will increase over the next few years as its international distribution opportunities are realized. While the brand is in relative infancy in terms of international market penetration, we have recently entered into relationships with distributors and sales and public relations companies in the United Kingdom and the United States for the purpose of expanding the brand in those territories.

SOMETHING ELSE : % OF TOTAL GROUP SALES

Ksubi

Brand Positioning Statement

Dan Single and George Gorrow created the Ksubi brand as a culture of fashion, music, design and art. We consider Ksubi to be a collective, which is a group of talented individuals, motivated by a common interest and who work together to achieve a common goal. We strive to not allow the Ksubi brand to be influenced by consumer trends and we believe that the brand has inadvertently become a social commentator of its generation.

Product Category Profile

Since the inception of Ksubi, denim has been at the heart of the brand with approximately 53% of our Ksubi brand sales in fiscal 2012 coming from this product category alone. Each of the following charts represents the proportion of each product category's sales as a percentage of the total sales per gender for the fiscal year 2012 (percentages may not total to 100% due to rounding). Despite the mainstay of the brand residing with denim, in recent years Ksubi has expanded its reach into the fashion component of the market, evolving its fashion range from print and yardage based casual pieces to include the use of unique fabrications, technical washes, authentic distressing, hand trashing, technical print detail and design processes with quality knits, cottons and leathers.

KSUBI : MEN'S SALES—PRODUCT CATEGORY SHARE

 KSUBI : WOMEN'S SALES—PRODUCT CATEGORY SHARE

Collection Profile

We focus our Ksubi brand on being a premium denim and fashion lifestyle brand that reaches across multiple product lines, including men's and women's denim, fashion, eyewear, footwear and accessories.

Target Market

Our target market for the Ksubi brand is Generation Y'ers and hipsters.

Geographic Distribution

Our Ksubi brand is currently in the early stages of its global lifecycle with approximately 83% occurring within the Australian market, with the remaining 16% of sales occurring in the United States, United Kingdom and Asia.

Retailer Distribution Profile

As demonstrated by the chart below, approximately 35% of Ksubi sales, from June 2011 to June 2012, were through major retailers, including department stores, in Australia.

KSUBI : DISTRIBUTION OF SALES (WHOLESALE)

Contribution to Total Sales

As the following chart demonstrates, Ksubi total sales as a percentage of total global sales has remained relatively stable at 33% for fiscal 2012. We expect this figure to grow as we continue with our roll-out of Ksubi retail concepts and online and international distribution strategies.

KSUBI : % OF TOTAL GROUP SALES

Supply Agreement and Franchise Agreement

Two of our subsidiaries, Bleach Pty Limited ("Bleach Australia") and Ksubi Pty Limited ("Ksubi Pty"), entered into a strategic supply memorandum of understanding (the "Strategic Supply Agreement") on December 30, 2009 whereby Bleach Australia agreed to facilitate the sourcing, development, sampling, manufacturing, distribution, invoicing, financing, selling and customer support with respect to the Ksubi brand. Under the terms of the Strategic Supply Agreement, Bleach Australia sells Ksubi products directly to Ksubi customers, collects payment from such customers, and then remits the payment, less a fee equal to nine percent of net sales, to Ksubi Pty. Bleach Australia also charges Ksubi Pty an annual management fee in the amount of AUS$215,000. We intend to terminate this agreement following completion of this offering.

Ksubi Pty granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia. Under this franchise arrangement, the third party franchise operator purchases Ksubi product from Bleach Pty Ltd. at full wholesale prices and pays a franchise fee to Ksubi Pty Ltd. equal to 10% of retail sales. We expect to complete the acquisition of this independent franchise operator, and thus the eight Ksubi retail stores, following completion of this offering. We expect that the acquisition cost will be approximately $3 million. No definitive documentation regarding such acquisition is currently in place.

Distribution and Industry Supply Chain

We control distribution of our brands in Australia, and effective as of December 31, 2011, we reacquired from one of our independent distributors, through our acquisition of Bleach Europe Distribution SAS, the right to distribute our brands in Europe. Under the terms of this agreement, we are required to pay such independent distributor an amount up to €1,200,000, dependent upon the realization of certain net proceeds targets, payable in six semi-annual installments of €200,000 each beginning on June 30, 2012 and ending on December 31, 2014. We have established relationships with independent distributors in the other countries in which our brands are sold.

Our brands are ultimately sold to consumers through the following distributions outlets: independent retailers and distributors, major account retailers, department stores, Ksubi retail stores and online. Our independent retail and distribution partners are typically non-company owned single-store surf or fashion boutiques. In 2012, approximately 73% of our total global sales were to independent retailers and distributors.

Major account retailers are similar to boutique retailers except that they have multiple store locations, yet they do not reach the level of department stores. Major account retailers are dominant in all territories in which we distribute our products and are representative of a large proportion of the retail sales opportunity for our brands. In 2012, approximately 13% of total global sales were to major account retailers.

Due to the sheer size and market access that department stores provide, we target them to carry all of our brands. We believe that department stores provide two different opportunities for our brands. Some department stores provide an opportunity to sell large volumes of our products, while other department stores provide branding opportunities for our products. Each of our brands is targeted at a different type of department store based on these two differing opportunities. In 2012, approximately 6% of total global sales were to department stores.

As further described below, we have granted franchise rights to an independent third party that owns eight Ksubi retail stores in various provinces of Australia. In 2012, approximately 7% of total global sales were through these stores.

Our current online distribution platform is recently launched and does not provide for a material portion of our sales. We currently intend to further develop this platform in order to be in a position to better capitalize on this segment of the market. See "Use of Proceeds." Most of our online distribution opportunities occur through our independent retailers. Accordingly, we currently categorize these online sales as independent retail sales.

Our current key wholesale trade customers are set forth on the following chart:

Our Stores

Ksubi Flagship Stores

We previously granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia (see "—Ksubi—Supply Agreement and Franchise Agreement"). Most of these stores are located in prime fashion shopping precincts or shopping malls in major cities including Sydney, Melbourne, and Brisbane. We expect to acquire this independent franchise operator, and thus the eight Ksubi retail stores, following completion of this offering. We expect that the acquisition cost will be approximately $3 million. No definitive documentation regarding such acquisition is currently in place. See "—Our Core Brands—Ksubi—Supply Agreement and Franchise Agreement." We also intend to grow the Ksubi retail program to 28 stores with the goal of reaching $15 million in annual revenues, accounting for 17.5% of our total sales, by 2015. We expect to attain $8,750 annual sales per square meter in year one of operation, which we expect to increase to $9,500 per square meter in year three based on an average store size of 80 square meters. We plan to open four additional stores in Australia in 2013, six additional stores in Australia in 2014 and six additional stores in Australia and four stores in international locations in 2015. It is expected that a total capital investment of $5.0 million will be required to implement our new store roll-out at an average investment per store of $250,000 ($125,000 for store fit-out and $125,000 for inventory). A portion of this expansion will be funded by the net proceeds from the offering (see "Use of Proceeds") with the balance of the expansion to be funded from future revenues and working capital.

Sugarmill Concept Stores

As indicated in our "Use of Proceeds", we intend to invest in the opening of 14 "Sugarmill" concept stores in Australia. These stores would be owned and operated by Bleach as part of our vertical retail program. Sugarmill is a proven, multi-brand, surf lifestyle-inspired, retail collective, having been successfully developed, established and operated in Narrabeen, a premier surf destination located at Sydney's northern beaches, by an unaffiliated company. The Sugarmill concept reflects the progression of the surfing lifestyle and the like-minded brands, artists, musicians, surfers, shapers and individuals that are at the forefront of such lifestyle.

We feel such a concept store program would fit well with our existing vertical retail strategy and further develop and promote our brands, which could contribute additional margin and profit to the Bleach operation thus increasing value to the shareholders. It is anticipated that our Sugarmill stores will be stocked with predominantly Insight and selected Ksubi apparel and accessories, realizing vertical margin, and other like-minded brands, realizing retail margin. We anticipate that these Sugarmill initiatives will bring professional and respected local surfers together with younger and aspirational surfers and will enhance the Insight brand credibility in the Action Sports Retail market by association. We believe that it will also enhance Insight brand awareness by promoting and supporting local surf industry initiatives in-store such as surf movie/video premieres, custom surfboard shaping, boardriders club functions, charity programs, and dawn patrol coffee club meetings.

Corporate Structure Chart

Our Competitive Strengths

We believe that our core competitive strengths include:

  •
  Forward Thinking Design Innovation.  Since the launch of our Insight brand t-shirts in 1997, we have strived to maintain a fresh, consistent, ongoing and all-encompassing approach to the pursuit of forward thinking design innovation. We have successfully achieved this in part by recruiting young designers to be mentored by our more experienced creative team and prepare them for additional design and creative responsibilities and leadership roles. This has especially been the case with Ksubi and Something Else, where both founding creative directors are no longer employed by us (George Gorrow at Ksubi and Natalie Wood at Something Else) but were able to develop and mentor the designers working under them to ensure a seamless transition. We believe that over time this has enabled a distinction of "newness" and "innovation" to be attributed to our brand design philosophies when compared to those of our more established competitors in the youth apparel market, especially with respect to the action sports segment of the market.

  •
  Global Recognition in the Fashion and Retail Industry.  In 2007 and 2008 we were awarded "Best Marketing Campaign" from the Surf Industry Manufacturers Association (SIMA) and in 2008 we were awarded "Breakthrough Brand of the Year" from SIMA. In 2009 we were awarded "Best Advertising Photography" at the Sony World Photography Awards and "Best Marketing Campaign" by the European Surf Industry Manufacturers Association, and in 2011 we were awarded "Women's

    Marketing Campaign of the Year" by SIMA. We have been nominated "Women's Apparel Brand of the Year" by SIMA for 2012. We believe that this growing global market credibility and the recognition of our company as being market-leading design and brand innovators within the global youth fashion market puts us in a favorable demand position for both supply chain and direct consumers given what we believe to be a youth market that is experiencing generic and crowded conditions and given the fickle, fast-paced nature of general youth consumer demand and fashion trends.

  •
  Platform to Launch New Brands.  We believe that our global recognition as being a market-leader in design and brand innovation provides us with an accessible, solid and credible launch platform for emergent and new private label and retail house brands and product category releases.

  •
  "Brand House" Model Provides Product and Market Segment Diversity.  Our strategy of pursuing a "brand house" model, in which we offer multiple brands directed at various aspects of the youth apparel and fashion accessories market, including the action sports and fashion denim segments of the market, enables us to offer complementing brother and sister brands within the broader market but through different distribution and/or supply chain channels, which we believe helps to protect our business against cyclical variations within the market. Additionally, with many retailers and supply-chain participants worldwide looking to streamline their supplier base for greater efficiencies, we believe that our "brand house" model affords us with further protection in this regard by providing an opportunity for our retail and supply-chain partners to purchase comprehensive and compatible product and brand offerings, including "house branded" products, through one supplier.

  •
  Deep Market Understanding.  With our first apparel brand launching in 1997, we have been in operation for over 15 years. This length of operation has provided us with time to develop structure, experience and in-depth market understanding as well as the ability to grow and stabilize our operations and viability. We believe that this places us in a unique position where we are comparatively new enough and small enough to remain flexible and in-touch with the market, but also mature and stable enough to have developed a strong platform for our business and for continued advancement and growth. We also believe that this flexibility and closeness to the market allows our business, personnel and brands to operate with a quick-response mindset to better capitalize on existing market opportunities and/or changes in market demands, whether this be through new brand or product category launch opportunities or through changing design and collection release timelines so as to rapidly respond to the changing design demands of our supply chain customers. There has been little change in our senior management since our inception with most of our founding members and shareholders still engaged in our business.

  •
  Global Distribution Capabilities.  With distribution in 42 countries around the globe, we believe that we have established stable global distribution networks across all major continents and regions for utilization by all our brands. This network provides us with straight-to-market access for existing and emerging brands.

  •
  Proven Management Team.  We are led by a proven executive team. Mark Byers—our Chief Executive Officer, President and a member of our Board of Directors, Tim Morris—our Chief Operations Officer, Kristopher Black—who has agreed to become our Chief Financial Officer following the completion of this offering, Andrew Down—our Creative Director of the Insight brand, and Graeme Jack—our General Manager of the Ksubi business, lead a management team that has significant experience in the apparel industry, including design, marketing, sourcing, merchandising, distribution and retail. Our creative directors average over 15 years of experience in the apparel industry.

Our Growth Strategy

  •
  Brand Development.  We intend to strengthen our existing brands through continued investment in creative (design, graphic, and marketing) and operational resources (such as personnel, technology, sourcing materials and travel) and continue to develop new brands in order to increase sales and profit margins. Successful brand development will be effected by using core creative business and brand experience plus domestic and international distribution knowledge and procedures (established and modelled through existing brands and markets) to effect product differentiation. We also intend to increase economies of scale and thus realize proportionate overhead cost reductions and efficiencies, sales scalability, and product and market diversification, as well as leverage our global networks and relationships with retail and supply-chain customers so as to maximize our penetration and profile in the youth culture retail market and extend the lifecycles of our brands to increase return on investment for each of our brands. Of our existing brands, Insight, in particular, will most likely benefit from such brand development given that it operates in the troubled Action Sports Retail market. Insight is generally less affected compared to competitors in this troubled market niche due to Insight being a cross-over brand and able to sell to the better performing Street/Urban market and thus strongly supported by retailers in this market. We recognize that the youth action sector is highly competitive and in recognition of this we place an emphasis on fresh concepts and diverse offerings to appeal to segments that are less competitive, and offer a wider group of accessories to diversify our risks such as eyewear and home ware. In other words, we see where certain competitors have experienced these problems and believe we have a strategy to minimize the risk of a similar fate.

  •
  Product Expansion.  We intend to develop and launch new product lines for our existing and future brands, including fashion accessories, eyewear, footwear and hardware, which includes surfboards, skate decks, traction pads, board bags and leg ropes. We expect for this to be achieved using existing design direction, Asia sourcing, purchasing leverage, and existing retail customer and general consumer appetite for extensions of our existing brand product categories such as footwear (especially for Insight and Something Else by Natalie Wood), jewelry (all brands), eyewear (especially for Insight and Something Else by Natalie Wood) and home wares (especially for Ksubi and Something Else by Natalie Wood plus extending Insight home wares product offerings).

  •
  Strategic Acquisitions.  We will work to identify, acquire, adsorb and exploit external brands where strategic and opportunistic opportunities arise in order to increase our profits, growth and profile and to expand our relationships with retail and supply-chain customers. Such external brands may include brands that are experiencing existing and inherent inadequacies, such as: restricted international growth potential due to lack of capital; lack of expertise, knowledge and/or relationships with international suppliers and/or supply-chain customers; lack of an international distribution infrastructure; and/or lack of vision to recognize international growth opportunities. We intend to target such brands and pursue such opportunities based on our ability to create international market opportunities to improve the acquired brand's value.

  •
  Diffusion, Private Label and House Brand Opportunities.  In instances where large retailers request to stock one of our core brands but we do not feel that such retail placement would be in our best interests, or where we see new core market brand distribution opportunities, we may offer to develop a Bleach-owned 'diffusion' brand (which is a brand that is based off one of our core brands but has been altered in a manner that satisfies such retailer's needs while not materially impacting the image of our core brands) or we may develop a retail customer-owned 'house brand' for such retailer. These opportunities provide the potential for high volume sales with low risk in that generally there is major retailer support and commitment for such programs prior to incurring significant development costs. We intend to continue to develop and expand these development and diffusion brand opportunities, including the following brands: For Love or Money, Indian Pacific, and Arvust. We believe that our credibility and integrity as a youth culture brand builder with extensive creative resources and market knowledge, along with our prior successes with diffusion brands, will encourage major retailers to support and commit to such programs.

  •
  Retail Online.  We intend to further develop and market our online retail platform in order to increase the number of visitors to our brands' websites, which we believe could increase online sales and brand awareness. We believe that our brands will retail successfully online due to the high graphic content of our products and due to the general brand profile created through our creative marketing efforts and our fashion-forward product profile and reputation.

  •
  Opening New Stores.  We currently intend to open several additional retail stores in Australia over the coming years. We believe that opening new stores presents a strong opportunity for sales growth and increases in margin (due to both wholesale and retail margins being realized by Bleach through Ksubi retail) while also growing the visibility and profile of our brands through flagship store presence.

  •
  Downward Integration.  We intend to reduce the number of middlemen in the international sourcing of our products and, where possible, buy our products directly from the factories in which they are produced. While this process may add certain sourcing business risks, such as exposure to operational challenges related to Asia-based sourcing and the risk that higher early supply chain cash outflows may limit our available working capital at such time, we believe that this downward integration will ultimately result in an increase to our net earnings while affording us improved supply chain efficiencies, effectiveness and reliability, higher quality of product, improved speed to market, lower sourcing prices, more effective recourse related to faulty products, and greater versatility and flexibility of supply sources.

Competition

We face intense competition in the product lines and markets in which we compete. Our products compete with other branded products within their product category. In our wholesale business, we compete with numerous manufacturers, importers and distributors of apparel, accessories and footwear for the limited space available for product display. Moreover, the general availability of manufacturing contractors allows new entrants easy access to the markets in which we compete, which may increase the number of our competitors and adversely affect our competitive position and our business.

In varying degrees, depending on the product category involved, we compete on the basis of style, price, customer service, quality, brand prestige and recognition, among other bases. Some of our competitors have achieved significant recognition for their brand names or have substantially greater financial, distribution, marketing and other resources than us. See "Risk Factors—Risks Related to Our Business—The apparel industry is highly competitive, and if we fail to compete effectively, we could lose our market position."

Trademarks

We own the Insight, Ksubi and Something Else trademarks in the United States, throughout Europe and in other countries in which our products are principally sold. We also have trademarks for a variety of related logos. We aggressively police our trademarks and pursue infringers both domestically and internationally.

Regulation and Legislation

We are subject to labor and employment laws, including minimum wage requirements, laws governing advertising and promotions, privacy laws, safety regulations, and other laws, such as consumer protection regulations that govern product standards and regulations with respect to the operation of our business. Apparel and accessories sold by us are also subject to regulation in the United States and other countries by governmental agencies, including, in the United States, the Federal Trade Commission and the

Consumer Products Safety Commission. These regulations relate principally to product labeling, licensing requirements, flammability testing and product safety. We are also subject to environmental laws, rules and regulations. We do not estimate any significant capital expenditures for environmental control matters either in the current fiscal year or in the near future. We monitor changes in these laws and believe that we are in material compliance with applicable laws. Labor laws including employment costs and benefits may limit further growth through inability to secure trained and well resources employee levels and expertise. We are also subject to other international trade agreements and regulations, such as the North American Free Trade Agreement. Inter and intra country and / or international trading conditions such as elevated tariffs, duties, embargoes and sanctions, may restrict continued supply chain growth from both a sourcing of product manufacture and selling of product to retail. In addition, we are subject to foreign governmental regulation and trade restrictions, including retaliation against prohibited foreign practices, with respect to our product sourcing and international sales operations.

A substantial portion of our products are manufactured outside Australia. These products are imported and are subject to Australian customs laws, which impose tariffs as well as import quota restrictions for textiles and apparel. To date, we have not been restricted by quotas in the operation of our business, and customs duties have not comprised a material portion of the total cost of sales. We have a diversified sourcing network to allow us to efficiently shift production to factories located in countries with a similar manufacturing base if necessary.

Seasonality

Approximately 65% of our annual revenue is generated in July through December, which months include the Australian spring season and the beginning of the Australian summer season. We believe that our revenue streams and resulting cash flow are diversified with respect to seasonality given that our sales occur in both the northern and southern hemispheres.

Properties

Corporate Offices

Our principal executive office is located at 347 Fifth Avenue, Suite 1402, New York, NY 10016. We have corporate offices located at 14 Mentmore Avenue, Rosebery, Sydney, New South Wales 2018, Australia, which consists of 14,500 square feet of office space that we occupy pursuant to a lease scheduled to expire in January 2018 (subject to our option to extend the term for three additional years) and for which we pay AUD $22,900 a month in base rent.

Warehouse

We occupy a warehouse in Sydney, Australia, which consists of 9,000 square feet of high-ceiling racked floor space pursuant to a lease scheduled to expire in 2015 (subject to our option to extend the term for five additional years) and for which we pay $12,200 a month in base rent.

Sales Offices

We maintain sales offices in Queensland, Australia and in Biarritz, France. Our office lease in Queensland expires on May 31, 2013 and we currently pay $3,150 per month in base rent. Our office lease in Biarritz expires on August 31, 2018 and we currently pay $4,600 per month in base rent.

We consider our properties to be in good condition generally and believe that our facilities are adequate for our operations and provide sufficient capacity to meet our anticipated requirements.

Employees

As of December 31, 2012, we have 78 full time employees and 41 part-time employees. None of our current employees is represented by a labor union or is the subject of a collective bargaining agreement.

Legal Proceedings

We are not a party to any material legal proceedings and there are no material proceedings to which any of our directors, officers or subsidiaries, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, subsidiary or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

MANAGEMENT

Executive Officers and Directors

Set forth below are the names, ages and positions of our directors and executive officers. Effective upon the effectiveness of the registration statement of which this prospectus is a part, our board of directors will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2014 for the Class I directors, 2015 for the Class II directors and 2016 for the Class III directors.

Name	Age	Position
Harry Hodge	62	Chairman and Class III Director
Mark Byers	55	CEO, President and Class III Director
Kristopher Black	36	Chief Financial Officer(1)
Tim Morris	54	Chief Operations Officer
Vacant		Class I Director(3)
John Petty	61	Class II Director(2)
Vacant		Class II Director(3)

(1)
Mr. Black has agreed to serve as our Chief Financial Officer effective following the effectiveness of the registration statement of which this prospectus is a part.

(2)
Mr. Petty has agreed to serve on our board of directors effective immediately after the effectiveness of the registration statement of which this prospectus is a part.

(3)
We intend to appoint an additional independent director prior to the effectiveness of the registration statement of which this prospectus is a part.

Biographical information with respect to each of our directors and executive officers is set forth below.

Harry Hodge has served as chairman of our Board of Directors since 2012. Mr. Hodge has been a shareholder of Ksubi Pty Limited since January 2009 and was elected Chairman in April 2010. Mr. Hodge co-founded Quiksilver Europe in 1984 and served as its Chief Executive Officer and Chairman until 2003 and since such time has held the title of Chairman Emeritus. From 1996 until 2003, Mr. Hodge served as a member of the board of directors of Quiksilver, Inc., a New York Stock Exchange listed company. More recently, Mr. Hodge has provided consulting services to growing companies in the surfing industry, working with respected brands over the past five years such as Ocean & Earth and Komunity Project by Kelly Slater. In 1996, Mr. Hodge was elected founding President of the European Surf Industry Manufacturers Association (EuroSIMA) and currently holds the title of Honorary President. Mr. Hodge is currently a Director of SurfAID International, a non-profit humanitarian organization whose aim is to improve the health, wellbeing and self-reliance of people living in isolated regions of the world through surfing. Mr. Hodge has also served as a Director of Surfing New South Wales since 2010. We believe that Mr. Hodge's prior business experience with Quiksilver Europe and Quiksilver, Inc., along with his extensive experience in and knowledge of the surfing industry, qualify him to be the chairman of our Board of Directors.

Mark Byers is our Chief Executive Officer and President and has served as a member of our Board of Directors since 2012. Prior to becoming a partner in the Insight brand in 1999, Mr. Byers worked as a manager at KPMG in Sydney, Australia from 1981 until 1984 and previously in San Jose, California from 1985 until 1988. From 1992 to 1999 he owned and operated Glowturn Pty, Limited, an apparel related business. Mr. Byers became the Chief Financial Officer and a member of the board of directors of Bleach Pty Limited in 1991. Mr. Byers became our Chief Executive Officer during 2011. Mr. Byers was a Charted

Accountant through the Institute of Chartered Accountants in Australia from 1983 to 1986. Mr. Byers received a bachelor of commerce degree in accounting and finance in 1979 from the University of New South Wales in Sydney, Australia. We believe that Mr. Byers' prior financial and business experience, along with his long history with and institutional knowledge of our company and our brands, qualify him to be a member of our Board of Directors.

Kristopher Black has agreed to serve as our Chief Financial Officer effective following the effectiveness of the registration statement of which this prospectus is a part. From 2010 until joining us, Mr. Black served as the Global Finance Director of Aztec Information Services Pty Limited, the market and retail measurement services division of Aegis Group plc, a London Stock Exchange listed company. During 2009, Mr. Black served as the Co-Founder and a Director of Ovo Energy Limited, a retail energy supply company in the United Kingdom. From 2008 until 2009, Mr. Black served as the Group Financial Controller of Innocent Drinks, a well-recognized FMCG company and brand in the United Kingdom. From 2006 until 2008, Mr. Black served as the U.K. Financial Controller of IMG, a private equity owned global sports, entertainment and media company. From 2000 until 2006, Mr. Black held various finance positions in the United Kingdom and Australia. Mr. Black qualified as a Chartered Accountant with KPMG, is a graduate of the Australian Institute of Company Directors and holds a bachelor's of economics and bachelor's of commerce degrees from the Australian National University, majoring in accounting, finance and management.

Tim Morris has served as our Chief Operations Officer since 2012. Mr. Morris joined our company in 2007 as our Operations Manager and was promoted to Director of Human Resources in 2010. Mr. Morris graduated from Rutgers University in 2002 with a diploma certification in Human Resources Management and from Catholic University Institute of Counseling in 2003 with a graduate diploma in counseling.

John Petty has agreed to join our board of directors upon the effectiveness of the registration statement of which this prospectus is a part. Since 1993, Mr. Petty has been a lecturer in management accounting and small business at the University of Technology, Sydney in Australia. Since 2011, Mr. Petty has served on the board of directors and has been the chair of the compliance audit and risk committee of Chesterfield Australia Pty Limited, a private Australian company that specializes in the distribution of John Deere equipment. Mr. Petty is currently a Fellow of the Institute of Chartered Accountants in Australia (ICAA) and a Certified Practicing Accountant and a member of the finance committee of CPA Australia. Mr. Petty served from 2001 to 2007 as National Vice-President and Director of CPA Australia, from 1997 to 2002 as Chairman of CPA Australia Strategic Business Management Centre of Excellence, and from 2003 to 2006 as Australia's representative on the International Federation of Accountants Professional Accountants in Business Committee. Mr. Petty received a bachelor of commerce degree in accounting from the University of New South Wales in Sydney, Australia in 1975 and a master's of business degree from the University of Technology, Sydney in Australia in 2004. We believe that Mr. Petty's prior financial and accounting experience qualifies him to be a member of our Board of Directors.

Board Vacancies

Prior to the completion of this offering we will be appointing two independent director nominees to replace the unexpected resignations for a conflict of interest and health reasons, respectively, of two director nominees who expected to join our board of directors upon completion of this offering.

Significant Employees

Biographical information with respect to each of our significant employees who are not executive officers is set forth below.

Andrew ("Drew") Down is our Creative Director of the Insight brand. Mr. Down, an ex-professional surfer, joined us in 1999 after founding the Insight brand as a surfboard program in 1987 and developing the first

Insight branded apparel in 1997. Mr. Down applies his experience and expertise in the surf and apparel industries to oversee the design, innovation, and quality of the Insight brand.

Graeme Jack is our General Manager of the Ksubi business. Mr. Jack joined us in 2007 after working for Beach Culture since 2003 as Business Manager where he managed a well-established 30-store retail operation including the growth and development of 5 new retail concepts. From 2000 to 2003, Mr. Jack worked Nuance Group Australia in its Duty-Free store operation. Mr. Jack's prior experience in retail will be critical in managing and developing the Ksubi brand store program.

Director Independence

Messrs. Hodge and Byers are currently the only members of our board of directors. Mr. Petty has agreed to join our board of directors effective upon the effectiveness of the registration statement of which this prospectus is a part. As of the effectiveness of the registration statement of which this prospectus is a part, Mr. Byers will be the only member of our board of directors who is not independent under the current listing standards of NYSE MKT and the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Board of Directors

Since our company was formed on January 20, 2012, our board of directors has acted four times by unanimous written consent The board of directors does not have a formal policy regarding attendance by members at the annual meetings of stockholders, but we strongly encourage all members of our board of directors to attend annual meetings of stockholders and we expect such attendance except in the event of exigent circumstances.

Executive sessions of our board of directors consisting only of non-management directors will be held at least once per year, and periodically as determined by the non-management directors. Such executive sessions will typically occur immediately following the regularly scheduled quarterly meetings of the board of directors, or at any other time and place as the non-management directors may determine.

Our board of directors intends to adopt, effective upon the effectiveness of the registration statement of which this prospectus is a part, charters for its audit, compensation and nominating and corporate governance committees. Each of these committees has the composition and responsibilities described below.

Audit Committee

Effective upon the effectiveness of the registration statement of which this prospectus is a part, our audit committee will consist of John Petty (Chair) and a director to be named, each of whom will satisfy the independence criteria of Rule 10A-3 under the Exchange Act and the listing standards of NYSE MKT. Our board of directors intends to adopt, effective upon completion of this offering, a charter of the audit committee. Under such charter, the audit committee will be responsible for, among other things:

  •
  Selecting, retaining, terminating and determining the compensation of our independent auditor;

  •
  Reviewing with management and our independent auditors our annual audited financial statements and quarterly unaudited financial statements, reports and earnings releases;

  •
  Reviewing with management and our independent auditors significant financial reporting issues and practices, and any changes in accounting principles and disclosure practices;

  •
  Reviewing the proposed scope of our annual audit and approving the audit fees to be paid in connection with the annual audit;

  •
  Reviewing with our financial and accounting staff the adequacy and effectiveness of our accounting and internal and financial controls;

  •
  Discussing with the independent auditors the adequacy and effectiveness of our accounting and internal and financial controls;

  •
  Assisting our board of directors in monitoring the integrity of our financial statements and our systems of internal control over financial reporting, as well as management's report and the auditors' attestation on such matters when such reports and attestations become due;

  •
  Reporting to our board of directors the performance by the independent auditor of any non-audit services authorized pursuant to our pre-approval policy and procedures;

  •
  Providing the report that the SEC requires in our annual proxy statement;

  •
  Establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters;

  •
  Reviewing and evaluating, at least annually, the performance of our internal audit department; and

  •
  Reviewing annually the audit committee charter and recommending any proposed changes to the board of directors.

Our board of directors intends to conclude that each of the members of the audit committee satisfies the financial literacy requirements of NYSE MKT and that John Petty is an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Exchange Act Regulation S-K.

Compensation Committee

Effective upon the effectiveness of the registration statement of which this prospectus is a part, our compensation committee will consist of Harry Hodge (Chair) and John Petty, each of whom satisfies the independence criteria of NYSE MKT and is an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition, our board of directors intends to adopt, effective upon completion of this offering, a charter of the compensation committee. Under such charter, our compensation committee will be responsible for, among other things:

  •
  Discharging the responsibilities of our board of directors relating to compensation practices for our executive officers and other key employees, as the committee may determine;

  •
  Reviewing and making recommendations to our board of directors with respect to our employee benefits plans, compensation and equity-based plans and compensation of directors;

  •
  Making determinations with respect to the compensation and benefits of the chief executive officer and approving the compensation and benefits of the other executive officers;

  •
  Making determinations with respect to any equity grants to non-executive employees;

  •
  Handling any other compensation matters as may be directed by the board of directors;

  •
  Reviewing and recommending to the board of directors for approval the frequency with which we will conduct stockholder advisory votes on executive compensation; and

  •
  Reviewing annually the compensation committee charter and recommending any proposed changes to the board of directors.

Nominating and Corporate Governance Committee

Effective upon the effectiveness of the registration statement of which this prospectus is a part, our nominating and corporate governance committee will consist of Harry Hodge (Chair), John Petty and a director to be named, each of whom will satisfy the independence criteria of NYSE MKT. In addition, our board of directors intends to adopt, effective upon completion of this offering, a charter of the nominating and corporate governance committee. Under such charter, the nominating and corporate governance committee will be responsible for, among other things:

  •
  Selecting potential candidates for our board of directors;

  •
  Making recommendations to our board of directors concerning the structure and membership of the other board committees;

  •
  Considering any director candidates recommended by our stockholders in accordance with our bylaws;

  •
  Monitoring compliance with our code of business conduct and ethics;

  •
  Reviewing the compensation and performance of our board of directors and making recommendations to our board of directors regarding director compensation; and

  •
  Reviewing annually the nominating and corporate governance committee charter and recommending any proposed changes to the board of directors.

Corporate Governance Matters

Our board of directors intends to adopt, effective upon the effectiveness of the registration statement of which this prospectus is a part, a code of business conduct and ethics, which will be applicable to all of our directors, executive officers and employees, including our principal executive officer, principal financial officer and persons performing similar functions. We will make available free of charge on or through our internet website certain items related to corporate governance matters, including, among other things, charters of various committees of the board of directors, and our code of business conduct and ethics. Our internet website is www.bleachgroupinc.com. We intend to disclose on this internet website any amendments to or waivers from our code of business conduct and ethics as well as any amendments to the charters of various committees of our board of directors. Any stockholder also may obtain copies of these documents, free of charge, by sending a request in writing to: Bleach Group, Inc., Attention: Secretary. We do not incorporate the information contained on, or accessible through, any of our websites mentioned in this prospectus into this prospectus, and you should not consider it a part of this prospectus.

 EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of Mark Byers, our Chief Executive Officer and President. Mr. Byers was our only executive officer that received any form of compensation during our fiscal years ended June 30, 2012 and 2011 and is the only person who qualifies as a named executive officer of our company under applicable SEC regulations.

Mr. Byers received a cash salary and a discretionary cash bonus, as indicated below. No other compensation was paid to Mr. Byers.

Our Compensation-Setting Process

Our compensation arrangements with our named executive officer have been the result of arm's-length negotiations between the Company and the named executive officer. When we become a publicly-held company we will have a compensation committee of independent directors who will establish compensation criteria and oversee the compensation process.

Elements of Our Compensation Program

The two key elements of our compensation package for our named executive officer are base pay and a discretionary performance bonus. We do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each executive officer's compensation has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of the Company's short- and long-term objectives.

Salary increases are awarded to senior and executive management based on achievement of key performance indicators in financial and strategic areas. In addition, salary increases are generally provided with increased responsibilities.

Mr. Byers' discretionary cash bonus is based on achieving targets in sales growth, contribution margin, and earnings before interest and taxes. These targets were not achieved in the last two fiscal years and thus no bonus was awarded.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Total ($)
Mark Byers,	2012	154,845	0	154,845
Chief Executive Officer and President	2011	148,335	0	148,335

(1)
During the fiscal years ended June 30, 2012 and 2011, Mr. Byers' salary was paid in Australian dollars at AUD $150,000. This figure was converted to US dollars using the average exchange rate for the periods. The exchange rate used for 2012 was AUS$1 = US$1.0323 and for 2011 was AUS$1 = US$0.9889. Mr. Byers has not received a salary increase since June 30, 2010. Salary increases are awarded to senior and executive management based on achievement of key performance indicators in financial and strategic areas. In addition, salary increases are generally provided with increased responsibilities.

(2)
Mr. Byers is eligible to receive a discretionary cash bonus based on achieving annual targets in sales growth, contribution margin, and earnings before interest and taxes. These targets were not achieved in the last two fiscal years and thus no bonus was awarded.

Employment and Other Agreements

Stock Incentive Plan

History.    On December 10, 2012, the Board of Directors and stockholders approved the 2012 Plan under which employees, officers, directors and consultants are eligible to receive grants of stock options, stock appreciation rights ("SAR"), restricted or unrestricted stock awards, restricted stock units, performance awards, other stock-based awards, or any combination of the foregoing.

Administration.    The 2012 Plan is administered by the Board of Directors or the committee or committees as may be appointed by the Board of Directors from time to time (the "Administrator"). The Administrator determines the persons who are to receive awards, the types of awards to be granted, the number of shares subject to each such award and the terms and conditions of such awards. The Administrator also has the authority to interpret the provisions of the 2012 Plan and of any awards granted there under and to modify awards granted under the 2012 Plan. The Administrator may not, however, reduce the price of options or stock appreciation rights issued under the 2012 Plan without prior approval of Bleach's shareholders.

Eligibility.    The 2012 Plan provides that awards may be granted to employees, officers, directors and consultants of Bleach or of any parent, subsidiary or other affiliate of Bleach as the Administrator may determine. A person may be granted more than one award under the 2012 Plan.

Shares that are subject to issuance upon exercise of an option under the 2012 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 2012 Plan but are forfeited or repurchased by Bleach at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2012 Plan.

Terms of Options and Stock Appreciation Rights.    The Administrator determines many of the terms and conditions of each option and SAR granted under the 2012 Plan, including whether the option is to be an incentive stock option or a non-qualified stock option, whether the SAR is a related SAR or a freestanding SAR, the number of shares subject to each option or SAR, and the exercise price of the option and the periods during which the option or SAR may be exercised. Each option and SAR is evidenced by a grant agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2012 Plan):

  (a)   Vesting and Exercisability: Options, restricted shares and SARs become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Administrator in its discretion and as set forth in the related grant agreement. The term of each option is also set by the Administrator. However, a related SAR will be exercisable at the time or times, and only to the extent, that the option is exercisable and will not be transferable except to the extent that the option is transferable. A freestanding SAR will be exercisable as determined by the Administrator but in no event after 10 years from the date of grant.

  (b)   Exercise Price: Each grant agreement states the related option exercise price, which, in the case of SARs, may not be less than 100% of the fair market value of the Bleach shares of common stock on the date of the grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of shares of Bleach common stock on the date of grant.

  (c)   Method of Exercise: The option exercise price is typically payable in cash, common stock or a combination of cash of common stock, as determined by the Administrator, but may also be payable, at the discretion of the Administrator, in a number of other forms of consideration.

  (d)   Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 2012 Plan, are subject to proportionate adjustment in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like. Except as otherwise provided in any written agreement between the participant and Bleach in effect when a change in control occurs, in the event an acquiring company does not assume plan awards (i) all outstanding options and SARs shall become fully vested and exercisable; (ii) for performance-based awards, all performance goals or performance criteria shall be deemed achieved at target levels and all other terms and conditions met, with award payout prorated for the portion of the performance period completed as of the change in control and payment to occur within 45 days of the change in control; (iii) all restrictions and conditional applicable to any restricted stock award shall lapse; (iv) all restrictions and conditions applicable to any restricted stock units shall lapse and payment shall be made within 45 days of the change in control; and (v) all other awards shall be delivered or paid within 45 days of the change in control.

  (e)   Other Provisions: The option grant and exercise agreements authorized under the 2012 Plan, which may be different for each option, may contain such other provisions as the Administrator deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of Bleach to repurchase unvested shares held by an optionee upon termination of the optionee's employment at the original purchase price.

Amendment and Termination of the 2012 Plan.    The Administrator, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 2012 Plan or amend the 2012 Plan in any respect; provided that the Administrator may not, without approval of the stockholders, amend the 2012 Plan in a manner that requires stockholder approval.

Employment Agreements

On July 1, 2011, our subsidiary Bleach Pty Limited, an Australian company limited by shares ("Bleach Australia"), entered into an employment agreement with Mark Byers, our Chief Executive Officer and President, pursuant to which Mr. Byers is paid an annual salary of AUS$150,000 per year. The employment agreement provides for at-will employment (subject to certain notice requirements before termination by either party). The employment agreement is governed by Australian law.

On February 20, 2012, Bleach Australia entered into an employment agreement with Tim Morris, our Chief Operations Officer, pursuant to which Mr. Morris is paid an annual salary of AUS$120,000 per year. The employment agreement provides for at-will employment (subject to certain notice requirements before termination by either party). The employment agreement is governed by Australian law.

On April 30, 2012, Bleach Australia entered into an employment agreement with Kristopher Black. The employment agreement provides that Mr. Black will become our Chief Financial Officer effective following the effectiveness of the registration statement or at such other time as agreed between us and Mr. Black. It is our intention that this employment agreement will become effective upon completion of this offering. Under the terms of the employment agreement, Mr. Black will be paid an annual salary of AUS$200,000 per year and will be eligible to receive a discretionary annual cash bonus in an amount equal to 40% of his annual gross salary and a discretionary annual stock bonus in an amount equal to no more than two times his annual gross salary. The employment agreement also provides that, subject to the approval of our Board of Directors and the Compensation Committee of our Board of Directors, upon commencement of employment Mr. Black will receive an award of stock options valued at $300,000 and exercisable at 120% of the offering price of the stock in this offering. Such stock options will vest in three equal annual installments commencing on the 12 month anniversary of Mr. Black's employment commencement date. The employment agreement provides for at-will employment (subject to certain notice requirements before termination by either party). The employment agreement is governed by Australian law.

 DIRECTOR COMPENSATION

We have not paid any compensation to the members of our board of directors. After completion of this offering, we intend to pay the members of our board of directors that are not executive officers an annual compensation of $50,000 and intend to grant to each such member of our board of directors, on a one-time basis, stock options valued at $100,000.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Reorganization

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through the following separately owned operating entities: Hombeck Trading Limited, a British Virgin Islands international business company ("Hombeck"), Bleach Pty Limited, an Australian company limited by shares ("Bleach Australia"), Ksubi Pty Limited, an Australian company limited by shares ("Ksubi Pty"), and Something Else By Natalie Wood Pty Limited, an Australian company limited by shares ("Something Else Pty"). The following chart identifies the owners of Hombeck, Bleach Australia, Ksubi Pty and Something Else Pty prior to the Reorganization, along with their respective ownership percentages therein.

	Hombeck	Bleach Australia	Ksubi Pty	Something Else Pty
Grand Corporate Ltd.	50%	50%	25%	37.5%
Layabi Pty Ltd.(1)	30%	30%	—	—
Clear Agencies Pty Ltd.(2)	20%	10%	—	—
Kauai Pty Ltd.(3)	—	—	40%	—
Naturally N Pty Ltd.(4)	—	—	—	25%
Layabitoo Pty Ltd.(1)	—	—	18%	22.5%
Royalty & Heroism Pty Ltd.	—	10%	—	—
Mad Industries Ltd.(2)	—	—	17%	15%

(1)
This entity is controlled by Mark Byers, our Chief Executive Officer and President.

(2)
This entity is owned and controlled by Drew Down, our Creative Director of Insight.

(3)
This entity is owned and controlled by Harry Hodge, the Chairman of our Board of Directors.

(4)
This entity is owned and controlled by Natalie Wood, our former Creative Director of Something Else.

Effective on July 1, 2012, in order to facilitate this initial public offering, (i) the owners of Hombeck, Bleach Australia and Ksubi Pty transferred their ownership interests in each of such entities to Bleach Group, Inc., (ii) the owners of Something Else Pty transferred their ownership interests in such entity to Bleach Australia and (iii) Jesse Faen, the former chief executive officer of Bleach USA, Inc., transferred his 10% ownership interest in Bleach USA, Inc. to Hombeck (Hombeck already owned the other 90%), each in exchange for shares of common stock of Bleach Group, Inc. The following chart sets forth the number of shares of common stock and percentage of ownership of Bleach Group, Inc. that such transferees received in the Reorganization.

Name	Number of Shares of Common Stock	Percentage of Ownership
Grand Corporate Ltd.	2,422,700	40.4%
Layabi Pty Ltd.	1,093,952	18.2%
Kauai Pty Ltd.	671,883	11.2%
Royalty & Heroism Pty Ltd.	551,729	9.2%
Clear Agencies Pty Ltd.	413,416	6.9%
Layabitoo Pty Ltd.	410,059	6.8%
Naturally N Pty Ltd.	222,091	3.7%
Mad Industries Ltd.	170,281	2.8%
Jesse Faen	43,889	0.7%

Total	6,000,000	100%*

*
Percentages do not equal 100% due to rounding.

As a result of the Reorganization, Hombeck, Bleach Australia, Ksubi Pty and Something Else Pty are now direct or indirect subsidiaries of Bleach Group, Inc. The post-reorganization structure of Bleach Group, Inc. is as follows:

Product Supplier

Our major product supplier, Jams Clothing Limited (HK) ("Jams"), is owned by one of our principal stockholders, Grand Corporate Limited. The approximate aggregate dollar value of our transactions with Jams for fiscal years 2012 and 2011 was $13,091,000 and $13,545,000, respectively.

Secured Loan Facility

On August 9, 2011, we entered into a secured loan facility ("facility") with Glowturn Pty Limited ("Glowturn"), a private company owned in whole by Mark Byers, our Director and Chief Executive Officer, for maximum borrowings of AUD $2.2 million and due on June 30, 2013. The facility is secured by all of the current and future assets of the Company and accrues interest at: (i) a rate equal to the ANZ Banking Group Limited standard variable housing loan interest rate from time to time for the first AUD $950,000 outstanding under this facility, (ii) a rate equal to 0% for the next AUD $400,000 outstanding under this facility and (iii) a rate equal to 2.0% per month for the remaining AUD $850,000 outstanding under this facility ("convertible amount"). Glowturn had the option under this facility to notify us at any time prior to the maturity date that, in lieu of repayment in cash of the amount of this facility that exceeds AUD $1.35 million ("conversion threshold"), but not including the interest thereon, it elects for such amount to be converted into common shares at a rate equal to AUD convertible amount/12,500,000 × 100. The agreement was amended on February 4, 2013 to eliminate this conversion right. The outstanding balance due to Glowturn was $2,270,000 and $2,181,000 as of June 30, 2012 and September 30, 2012, respectively. At June 30, 2012 and September 30, 2012, the outstanding balance was above the conversion threshold and, as such, approximately AUD $850,000 could be converted into common shares of the Company. The August 9, 2011 agreement formalized a working arrangement in effect as of June 30, 2011.

Under the terms of this facility, except in limited circumstances, Bleach Pty Limited is not permitted to encumber any of its assets or incur additional indebtedness without Glowturn's prior written consent.

Guarantee of Debtor Finance Facility

Our obligations under our recently terminated Debtor Finance Facility Agreement with National Australia Bank Limited ("NAB") were unconditionally and irrevocably guaranteed by Mark Byers, our Chief Executive Officer, President and Director, by Glowturn Pty Limited, a private company owned by Mark Byers, and by Layabi Pty Limited, a private company also owned by Mark Byers. As of December 31, 2011, the amount outstanding under this facility was $3,553,000. This facility was repaid in full on June 1, 2012, at which time the facility, including Mark Byers' guaranty thereunder, was terminated. See "Description of Indebtedness—Debtor Finance Facility Agreement" below.

Strategic Supply Agreement

Two of our subsidiaries, Bleach Australia and Ksubi Pty, entered into a global strategic supply memorandum of understanding (the "Strategic Supply Agreement") on December 30, 2009 whereby Bleach Australia agreed to facilitate the product sourcing, development, and sampling, Asia factory manufacturing, distribution, invoicing, financing, selling and customer support with respect to the Ksubi brand. Under the terms of the Strategic Supply Agreement, Bleach Australia sells Ksubi products directly to Ksubi retail customers and distributors, collects payment from such customers, and then remits 100% of the payment gross margin, less a service fee equal to 20% of net sales in 2012 (9% of net sales in 2011) to Ksubi Pty. Bleach Australia also charges Ksubi Pty an annual management fee in the amount of AUD $215,000. We intend to terminate this agreement following completion of this offering. Amounts paid under the Supply Agreement total $4,298,000 in fiscal 2011 and $2,717,000 in fiscal 2012. See "—Our Core Brands—Ksubi—Supply Agreement and Franchise Agreement."

Related Party Services

Bleach Australia has a related party receivable at June 30, 2012 and at June 30, 2011 of $4,127,000 and $2,670,000, respectively, from its affiliate entities including Ksubi. This receivable primarily relates to service fees charged and general expenses paid on behalf of Ksubi Pty. Ksubi Pty shares office space and employees with Bleach Australia. Because the two companies have commonality of ownership and management control, the reported operating results and financial position of the companies could significantly differ from what would have been obtained if such entities were autonomous, because if each company had to obtain its own separate facilities and employees, its costs would increase. Such related party receivables and payables were eliminated upon consolidation as of September 30, 2012.

Policy Concerning Conflicts of Interest

Our code of business conduct and ethics, which will be posted on the Corporate Governance tab of the Investors section of our website, available at www.bleachgroupinc.com, sets forth legal and ethical guidelines for all of our directors, executive officers and employees, states that directors, executive officers and employees must avoid relationships or activities that interfere or appear to interfere with the interests of the Company as a whole and requires that, among other things, any conflicts of interest involving a director or executive officer be disclosed to, and receive the approval of, the board of directors and any conflicts of interest involving one of our employees be disclosed to, and receive the approval of, such employee's supervisor or our chief executive officer. Our Nominating and Corporate Governance Committee charter, which will also posted on the Corporate Governance tab of the Investors section of our website, makes clear that our Nominating and Corporate Governance Committee is responsible for monitoring compliance with the our code of business conduct and ethics, investigating any alleged breach or violation thereof and, subject to the terms of the code, to enforce the provisions thereof.

 PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2012, and as adjusted to reflect the sale of our common stock in this offering, assuming no exercise by the underwriter of its over-allotment option, for the following persons:

  •
  each person who we know beneficially owns more than 5% of our outstanding common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our named executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. Unless otherwise indicated below, and except to the extent authority is shared by spouses under applicable law, the persons and entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of our common stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of September 30, 2012. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percent	Number	Percent
More than 5% Stockholders
Grand Corporate Limited(1)	2,422,700	40.4%	2,422,700	26.9%
Mark Byers(2)	1,504,011	25.1%	1,504,011	16.7%
Harry Hodge(3)	671,883	11.2%	671,883	7.5%
Drew Down(4)	583,697	9.7%	583,697	6.5%
Royalty & Heroism Pty Limited(5)	551,729	9.2%	551,729	6.1%
Named Executive Officers and Directors
Mark Byers, CEO, President and Director(2)	1,504,011	25.1%	1,504,011	16.7%
Harry Hodge, Director(3)	671,883	11.2%	671,883	7.5%
John Petty, Director(6)	0	*	0	*
All named executive officers and directors as a group (4 persons):	2,175,894	36.3%	2,175,894	24.2%

*
Less than one percent

(1)
Grand Corporate Limited owns our major product supplier Jams Clothing Limited (HK). Chin Tat Lam owns and controls Grand Corporate Limited and has sole voting and dispositive control over the shares The address of Grand Corporate Limited is 7th Floor, No 13 Kwai Cheong Centre, Kwai Cheong Road, Kwai Chung, Hong Kong.

(2)
Represents 1,093,952 shares held by Layabi Pty Limited and 410,059 shares held by Layabitoo Pty Limited. Mr. Byers is the main beneficiary of, and has control over, each of Layabi Pty Limited and Layabitoo Pty Limited and has sole voting and dispositive control over the shares held by each. The address of each of Layabi Pty Limited and Layabitoo Pty Limited is Level 3, 304-318 Kingsway, Caringbah, New South Wales, 2229, Australia.

(3)
Represents 671,883 shares held by Kauai Pty Limited. Mr. Hodge owns and controls Kauai Pty Limited and has sole voting and dispositive control over the shares. The address of Kauai Pty Limited is Suite 607, 20 Bungan Street, Mona Vale, New South Wales, 2103, Australia.

(4)
Represents 413,416 shares held by Clear Agencies Pty Limited and 170,281 shares held by Mad Industries Limited. Drew Down, our Creative Director of Insight, owns and controls each of Clear Agencies Pty Limited and Mad Industries Limited. The address of each of Clear Agencies Pty Limited and Mad Industries Limited is Level 7, 11 Help Street, Chatswood, New South Wales, 2067, Australia.

(5)
Kim Elliot controls Royalty & Heroism Pty Limited and has sole voting and dispositive control over the shares. The address of Royalty & Heroism Pty Limited is Unit 2, 154 Hastings Street, Bondi, New South Wales, 2026, Australia.

(6)
Mr. Petty has agreed to serve on our board of directors effective immediately after the effectiveness of the registration statement of which this prospectus is a part.

DESCRIPTION OF INDEBTEDNESS

Debtor Finance Facility Agreement

On November 2, 2010, our subsidiary Bleach Pty Limited entered into a secured Debtor Finance Facility Agreement with National Australia Bank Limited ("NAB") pursuant to which we could offer for sale, and NAB could purchase, certain of our accounts receivable on an account by account basis, up to an aggregate maximum amount of $5.087 million, provided that NAB could reject any such offer in its sole discretion. As of June 30, 2011, the amount outstanding under this facility was $2,366,000. We repaid this facility in full with the proceeds of the Moneytech facility described below on June 1, 2012, at which time the facility was terminated and all liens thereunder were released.

Confirmed Capital Agreement

On May 23, 2012, certain of our subsidiaries entered into a Confirmed Capital Agreement and a Trade Finance Facility with Moneytech Finance Pty Limited ("Moneytech"), which agreement was amended on January 21, 2013. Under the terms of this amended agreement, Moneytech may purchase certain of our trade receivables and extend trade credit for supply chain purposes up to an aggregate maximum amount of AUD$6.0 million. The effective purchase price for such receivables is the gross invoice amount less a purchase charge of 0.18%. We are also required to pay Moneytech a monthly facility fee on all outstanding amounts equal to the Reserve Bank of Australia rate plus 6.73%, provided that such fee will increase to the Reserve Bank of Australia rate plus 10.73% to the extent any amount is overdue. The agreement may be terminated by either party upon 180 days' prior written notice. As of June 30, 2012 and September 30, 2012, the amount outstanding under the confirmed capital facility was AUD $3,722,000 and AUD $3,152,000, respectively.

Ksubi Indebtedness

On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Ltd. and Tsubi (Retail) Pty Ltd. (together, "Tsubi") out of bankruptcy in Australia. The purchase price of AUD $5.0 million was financed by Westpac Banking Corporation ("Westpac"). The interest rate on the loan is 3.25% per annum above the average "bid rate" quoted by Reuters Monitor System (6.80% and 7.25% as of September 30, 2012 and June 30, 2012, respectively). The loan is secured by substantially all of the assets of Ksubi. The amount outstanding under this loan was $2,993,000 at June 30, 2012 and $2,815,000 at September 30, 2012. On January 14, 2013, the Company entered into an amended agreement with Westpac, whereby the interest rate was adjusted to 4.25% per annum above the average "bid rate" quoted by Reuters Monitor System and requires 24 equal monthly payments of principal plus accrued interest starting July 31, 2013 and ending June 30, 2015, the current maturity date of the loan.

Related Party Indebtedness

Secured Loan Facility

On August 9, 2011, we entered into a secured loan facility ("facility") with Glowturn Pty Limited ("Glowturn"), a private company owned in whole by Mark Byers, our Director and Chief Executive Officer, for maximum borrowings of AUD $2.2 million and due on June 30, 2013. The facility is secured by all of the current and future assets of the Company and accrues interest at: (i) a rate equal to the ANZ Banking Group Limited standard variable housing loan interest rate from time to time for the first AUD $950,000 outstanding under this facility (6.80% at June 30, 2012 and 2011), (ii) a rate equal to 0% for the next AUD $400,000 outstanding under this facility and (iii) a rate equal to 2.0% per month for the remaining AUD $850,000 outstanding under this facility ("convertible amount"). Glowturn had the option under this facility to notify us at any time prior to the maturity date that, in lieu of repayment in cash of the amount of this facility that exceeds AUD $1.35 million ("conversion threshold"), but not including the interest thereon, it elects for such amount to be converted into common shares at a rate equal to AUD convertible amount/12,500,000 × 100. The agreement was amended on February 4, 2013 to eliminate this conversion right. The outstanding balance due to Glowturn was $2,270,000 and $2,181,000 as of June 30, 2012 and September 30, 2012, respectively. At June 30, 2012 and September 30, 2012, the outstanding balance was above the conversion threshold and, as such, approximately AUD $850,000 could be converted into common shares of the Company. The August 9, 2011 agreement formalized a working arrangement in effect as of June 30, 2011.

Under the terms of this facility, except in limited circumstances, Bleach Pty Limited is not permitted to encumber any of its assets or incur additional indebtedness without Glowturn's prior written consent.

Bridge Facility

In January 2013, we entered into a term loan with Breakwater Structured Growth Opportunities Fund L.P. ("Breakwater") pursuant to which we borrowed $2,650,000, the proceeds of which have been and will be used for general working capital. The face value of the note is $3,600,000 and accrues interest at 14.0%. The loan is secured by all of our assets and is subordinate to our Westpac loan. As additional collateral, each of our existing stockholders pledged approximately 51% of the number of Bleach Group, Inc. shares of common stock held by such stockholder. Principal and interest are payable under the loan in 12 monthly payments of $42,000 through January 2014 followed by 24 monthly payments of $173,000. All other outstanding principal and interest is due on the maturity date, which is the earlier of three years from the closing date of the term loan or upon completion of an IPO within the first yearly anniversary of the original issue date of this note. We also issued the Lender a warrant representing the right to acquire 300,000 shares (subject to proportionate adjustment in the event of stock splits, combinations, recapitalizations or similar events) of our common stock.

Wellington Shields Notes

Under the terms of our November 8, 2011 engagement agreement with Wellington Shields we owed it a cash fee in the amount of 10% of the bridge financing provided by Breakwater (or $360,000) and warrants equal to 10% of the funds received. In light of an agreed reduction by Wellington Shields of its fee to $200,000 and a similar reduction in the warrant coverage we issued convertible notes in the principal amount of $81,250 in total (divided among Wellington Shields and certain of its employees). The convertible notes mature January 15, 2014, bear interest at the lowest applicable federal rate, can be prepaid at any time, have a conversion rate of 0.163% of our fully diluted shares at the time of their conversion and have piggyback registration rights with customary exceptions. The warrants (divided among Wellington Shields and certain of its employees) are exercisable for five years at an exercise price equal to the lower of (i) $6.00 per share of our common stock, (ii) 120% of the price of our common stock sold in this offering or (iii) a valuation of the Company equal to $50 million, are subject to certain standard anti-dilution adjustments and have piggyback registration rights with customary exceptions.

 DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share, the rights and preference of which may be established from time to time by our board of directors.

As of September 30, 2012, we had outstanding 6,000,000 shares of common stock held by nine holders of record.

Common Stock

Pursuant to our certificate of incorporation, holders of our common stock will be entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock that may be issued following the completion of this offering, common stockholders will be entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, our common stockholders will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Common stockholders will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized, without any action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

  •
  impairing dividend rights of our common stock;

  •
  diluting the voting power of our common stock;

  •
  impairing the liquidation rights of our common stock; and

  •
  delaying or preventing a change of control without further action by our stockholders.

Warrants

Underwriter's Warrant

We have agreed to issue to the underwriter a warrant to purchase a number of shares of our common stock equal to an aggregate of 2% of the shares of our common stock sold in this offering (including any shares issued pursuant to the underwriter's over-allotment option). The warrant will have an exercise price equal to 120% of the offering price of the shares sold in this offering. The warrant is exercisable (including on a cashless basis) commencing one year after the effective date of the registration statement related to this offering, and will be exercisable for four years thereafter. The warrant is not redeemable by us. The underwriter (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrant or the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of 180 days from the date of this prospectus. Additionally, the warrant may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealers participating in the offering and their bona fide officers or partners. The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Breakwater Warrant

On January 14, 2013, we issued a warrant to Breakwater Structured Growth Opportunities Fund, L.P. to purchase up to 300,000 shares of our common stock, $0.001 par value, at an exercise price of $0.001 per share. The warrant is exercisable for five years through January 14, 2018. The warrant provides for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent dilutive issuances. The shares of common stock underlying the warrant are registrable securities. Pursuant to the warrant, the warrant holder is provided piggyback registration rights with respect to the underlying registrable securities, subject to certain exceptions, as provided in the warrant.

Wellington Shields Warrant

On January 15, 2013, we issued to Wellington Shields a warrant in the amount of $250,000, of which warrants in the amount of $125,000 were issued to certain of its employees. The warrants are exercisable for five years through January 14, 2018 at an exercise price equal to the lower of (i) $6.00 per share of our common stock; (ii) 120% of the price of our common stock sold in this offering; or (iii) a valuation of the Company equal to $50 million, subject to adjustment as provided in the warrants. The warrants provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent dilutive issuances. The shares of common stock underlying the warrants are registrable securities. Pursuant to the warrants, the warrant holders are provided piggyback registration rights with respect to the underlying registrable securities, subject to certain exceptions, as provided in the warrants.

Indemnification and Limitation of Director and Officer Liability

Our certificate of incorporation provides that our current and former directors and officers shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law. Such indemnification is mandatory. Additionally, our certificate of incorporation permits, but does not require, the indemnification in certain circumstances of employees or other agents to the extent permitted by the Delaware General Corporation Law. Our certificate of incorporation expressly provides that the advancement of expenses to directors and officers is mandatory and not subject to the discretion of our board of directors, provided that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Additionally, our certificate of incorporation permits, but does not require, the advancement of expenses to any of our employees or other agents that are entitled to indemnification, provided that any of such employees or other agents who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys' fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitations of liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Anti-Takeover Effects of Provisions of our Charter and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock

The ability to authorize "blank check" preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Classified Board of Directors

Our bylaws provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

Our bylaws prohibit cumulative voting in the election of directors. Our bylaws provide that our directors may be removed by our stockholders only for cause. Our bylaws also provide that vacancies on the board may be filled by a majority of directors then in office, or by a sole remaining director. These provisions may discourage, delay or prevent the removal of incumbent directors.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, the chairperson of the board, our chief executive officer or our president (in the absence of a chief executive officer). Our bylaws expressly provide that special meetings of stockholders may not be called by any other person, which would include stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  At or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC and its business address is 77 Spruce Street, Suite 201, Cedarhurst, NY 11516, and its telephone number is 212-828-8436.

NYSE MKT Listing

We will be applying for listing of our common stock on NYSE MKT under the symbol "    "

 SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to the commencement of this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise capital in the future.

Upon the completion of this offering, we will have outstanding an aggregate of 9,000,000 shares of common stock, assuming the issuance of 3,000,000 shares of common stock in this offering and assuming that the underwriter does not exercise its option to purchase up to an additional 450,000 shares and assuming that none of our other outstanding warrants or options, if any, granted under our 2012 Stock Incentive Plan are exercised. Of these outstanding shares, all 3,000,000 shares sold by us in the offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The 6,000,000 shares of our common stock outstanding prior to the completion of this offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Lock-up Agreements

We have obtained lock-up agreements from each of our officers, directors and stockholders owning 2% or more of our common stock and their respective affiliates who, immediately prior to the commencement of this offering, collectively held over 96% of our shares. Pursuant to the lock-up agreements, each such stockholder has agreed that such stockholder will not, directly or indirectly, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of one year following the date of this prospectus, without the prior written consent of the underwriter, subject to an extension in the event we issue an earnings release or make a public announcement of a material event during the last 17 days of the lock-up period; provided, however, that up to 100,000 shares of our common stock beneficially held by non-executive officers, as designated by us, are exempt from such lock-up restrictions. The lock-up agreements permit transfers of shares of our common stock in limited circumstances, provided that the transferee agrees to be bound in writing by the provisions of the lock-up agreement.

As a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, and subject to release as mentioned above, as follows:

Date	Number of Shares
On the date of this prospectus	0
For one year following the date of this prospectus*
At various times after the one-year anniversary of the date of this prospectus

*
Subject to an extension in the event we issue an earnings release or make a public announcement of a material event during the last 17 days of the lock-up period.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding, which will equal approximately 90,000 shares immediately after this offering, assuming that the underwriter does not exercise its option to purchase additional shares; or

  •
  the average weekly trading volume of the common stock on NYSE MKT during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

  •
  are preceded by a notice filing on Form 144;

  •
  are limited to broker's transactions, as such term is defined under Section 4(4) of the Securities Act; and

  •
  only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act.

Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144. If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144. Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may in the future be subject to such penny stock rules in which case our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

 CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income and estate tax consequences in respect of the ownership and disposition of shares of our common stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend on the status of the partner or other owner and the activities of the partnership or other entity. The test for whether an individual is a resident of the U.S. for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals may therefore be "Non-U.S. Holders" for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

This discussion assumes that Non-U.S. Holders will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income or estate taxation that may be relevant in light of a Non-U.S. Holder's special tax status or special tax situation, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Special rules under the U.S. federal income tax laws, which are not addressed in this summary, may apply to certain Non-U.S. Holders, including foreign governments or entities they control; U.S. expatriates or former long-term residents of the United States; partnerships, other pass-through entities, or beneficial owners of interests in those entities; "controlled foreign corporations" and their shareholders; "passive foreign investment companies" and their shareholders; corporations that accumulate earnings to avoid U.S. federal income tax; banks; financial institutions; insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt pension funds or other tax-exempt organizations; tax-qualified retirement plans; persons subject to the alternative minimum tax; persons that own, or have owned, actually or constructively, more than 5% of our common stock; and persons holding our common stock as part of a hedging or conversion transaction, straddle, constructive sale, or other risk reduction strategy. This discussion also does not address any tax consequences arising under the laws of any U.S. state or local taxing jurisdiction or any non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Distributions on Common Stock

We have not paid any dividends on our common stock and we do not plan to pay any dividends for the foreseeable future. If we do make distributions on our common stock, however, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such payments exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder's basis in its stock, but not below zero, and then will be treated as gain from a sale of the stock subject to the tax treatment described below in "—Dispositions of Common Stock."

Any dividend (out of earnings and profits) paid to a Non-U.S. Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a Non-U.S. Holder must generally provide us with an IRS Form W-8BEN certifying qualification for the reduced rate.

If the Non-U.S. Holder is eligible for a reduced rate of withholding tax pursuant to a tax treaty, such Non-U.S. Holder may obtain a refund of any excess amounts withheld on the payment of a dividend if such Non-U.S. Holder files an appropriate claim for refund with the U.S. Internal Revenue Service.

There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if an applicable treaty so requires, the dividends are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) if an IRS Form W-8ECI, stating that the dividends are so connected, is provided to us. Instead, the dividends will be subject to U.S. federal income tax on a net basis, generally in the same manner as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of shares of our common stock unless (1) the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if an applicable treaty so requires, the gain is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States), (2) in the case of Non-U.S. Holders who are nonresident alien individuals, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a "United States real property holding corporation" within the meaning of Internal Revenue Code section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you are a Non-U.S. Holder described in (1) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (1) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Generally, we must report to the U.S. Internal Revenue Service the amount of distributions paid by us in respect of our common stock, the name and address of the recipient and the amount, if any, of tax withheld. A similar report is sent to the Non-U.S. Holder. Pursuant to tax treaties or certain other agreements, copies of the information returns may be made available to tax authorities in the country in which the Non-U.S. Holder resides or in which the Non-U.S. Holder is incorporated in accordance with the terms of the specific treaty or other agreement.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the Non-U.S. Holder has provided the required certification that it is not a U.S. person (which is generally provided by furnishing an IRS Form W-8BEN, or other applicable form) or otherwise establishes a basis for exemption, unless the payor otherwise has knowledge or reason to know that the payee is a U.S. person.

U.S. information reporting and/or backup withholding may also apply to the proceeds of a disposition of our common stock.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or "FATCA", a 30% withholding tax may be imposed on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. FATCA generally imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, in each case that is not otherwise exempt, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it generally must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or otherwise be excepted, exempt or deemed compliant (including pursuant to an intergovernmental agreement).

Under final United States Treasury regulations, this withholding generally will apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2017. Prospective investors should consult their tax advisors regarding the possible impact of the FATCA rules on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

Federal Estate Taxes

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE NON-U.S. HOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Wellington Shields & Co. LLC has agreed to purchase from us all 3,000,000 shares of common stock in this offering at a public offering price, less the underwriter's discount, set forth on the cover page of this prospectus.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the underwriter that the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $            per share under the public offering price. The underwriter may allow, and these dealers may re-allow, a concession of not more than $            per share to other dealers. After the initial public offering, the underwriter may change the offering price and other selling terms.

We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriter's discount. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

Under our underwriting agreement with Wellington Shields & Co., LLC, we are to pay (or, in some incidences have paid) to the underwriter (a) an underwriting discount equal to 7% of the gross proceeds of the offering, (b) a non-refundable engagement fee of $10,000 and (c) a non-accountable expense allowance equal to 2% of the gross proceeds of the offering.

The following table shows the per share and total underwriting discounts, fees and commissions to be paid to the underwriters by us, as well as the number of warrants issuable to the underwriter. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 450,000 additional shares.

	Underwriting Discounts, Fees and Commissions Payable in Cash
			Number of Underwriter Warrants Issuable
		Full Exercise
	No Exercise		No Exercise	Full Exercise
Per Share	$	$
Total			60,000	69,000

We estimate that our total expenses of this offering, excluding the underwriter's fee, will be approximately $945,000, which includes our legal and accounting costs and various other fees associated with registering and listing the shares offered hereby.

We have also agreed to issue to the underwriter a warrant to purchase a number of shares of our common stock equal to an aggregate of 2% of the shares of our common stock sold in this offering (including any shares issued pursuant to the underwriter's over-allotment option). The warrant will have an exercise price equal to 120% of the offering price of the shares sold in this offering. The warrant is exercisable commencing one year after the effective date of the registration statement related to this offering, and will be exercisable for four years thereafter. The warrant is not redeemable by us. The underwriter (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrant or the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of 180 days from the date of this prospectus. Additionally, the warrant may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

We and each of our officers, directors and stockholders owning 2% or more of our common stock and their respective affiliates have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of one year following the effective date of the registration statement of which this prospectus is a part; provided, however, that up to 100,000 shares of our common stock held by non-executive officers, as designated by us, are exempt from such lock-up restrictions. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. There are no agreements between the underwriter and any of our officers, directors, stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the one-year period.

The underwriter has advised us that they do not intend to confirm sales to any account over which they exercises discretionary authority.

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in the offering. Covered short sales are sales made in an amount not greater than an underwriter's option to purchase additional shares of common stock from us in the offering. An underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. An underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by an underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. In addition, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NYSE MKT, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by underwriter of this offering. Other than the prospectus in electronic format, the information on an underwriter's web site and any information contained in any other web site maintained by such underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Other Relationships

Wellington Shields & Co. LLC may provide investment banking services to us in the future.

Wellington Shields & Co. LLC received a fee from us for services provided in connection with our bridge financing provided by Breakwater (see "Description of Indebtedness—Wellington Shields Notes").

 LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Akerman Senterfitt LLP. Moritt Hock & Hamroff LLP is acting as counsel for the underwriter in this offering.

EXPERTS

The June 30, 2012 and 2011 financial statements of Bleach Pty Limited and Ksubi Pty Limited included in this prospectus have been audited by either BDO East Coast Partnership (f/k/a PKF East Coast Practice) or Squar, Milner, Peterson, Miranda & Williamson, LLP, each an independent registered public accounting firm, as stated in their respective reports appearing herein and are included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov that contains the registration statement and its exhibits and other reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bleach Pty Limited
Rosebery, New South Wales, Australia

We have audited the accompanying balance sheet of Bleach Pty Limited as of June 30, 2012, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bleach Pty Limited as of June 30, 2012, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, on July 1, 2012 the Company, along with other related operating companies, were reorganized and now operate as wholly owned subsidiaries of Bleach Group, Inc. Because the Company and other related entities have commonality of ownership and/or management control, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous. In addition, as more fully discussed in Note 12, in January 2013, Bleach Group, Inc. entered into a three year term loan with Breakwater Structured Growth Opportunities Fund L.P. to borrow $2,650,000. Proceeds from the loan are expected to be used for general working capital purposes.

Newport Beach, California
February 11, 2013

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bleach Pty Limited
Rosebery, New South Wales, Australia

We have audited the accompanying balance sheet of Bleach Pty Limited as of June 30, 2011, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bleach Pty Limited as of June 30, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2, the Company restated its results for the year ended June 30, 2011 to properly present and reclassify gains (losses) in foreign currency transactions.

(Formerly PKF East Coast Practice)
Sydney, Australia
August 21, 2012

BLEACH PTY LIMITED

BALANCE SHEETS

June 30, 2012 and 2011

	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$64,931	$3,064
Trade and other receivables, net	6,839,809	4,953,894
Inventory	2,328,173	2,162,119
Other current assets	460,175	944,080

Total current assets	9,693,088	8,063,157
Property and Equipment, net	636,875	790,636
Deferred Tax Assets	249,527	326,860
Receivable From Related Parties	4,126,587	2,669,645
Other Assets	6,047	6,302

Total assets	$14,712,124	$11,856,600

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade and other payables	$3,797,968	$4,051,708
Taxes payable	562,857	937,920
Other accrued expenses	352,056	385,857
Long term debt, current portion	3,930,368	2,469,182

Total current liabilities	8,643,249	7,844,667
Long Term Debt, net of current portion	5,569	125,818
Related Party Debt	2,270,465	1,206,572
Other Liabilities	114,476	176,638

Total liabilities	11,033,759	9,353,695
Stockholders' Equity
Common stock—no par value; 100 shares outstanding	86	86
Accumulated other comprehensive income	165,533	288,028
Retained earnings	3,512,746	2,214,791

Total stockholders' equity	3,678,365	2,502,905

Total liabilities and stockholders' equity	$14,712,124	$11,856,600

The accompanying notes are an integral part of these statements.

BLEACH PTY LIMITED

STATEMENTS OF OPERATIONS

For the Years Ended June 30, 2012 and 2011

	2012	2011 (As Restated)
NET REVENUES	$30,995,804	$31,103,995
COST OF SALES	20,814,435	22,504,351

GROSS PROFIT	10,181,369	8,599,644
OPERATING EXPENSES
Distribution	445,842	298,434
Sales and marketing	1,094,670	1,520,871
Travel	277,454	272,664
Employee benefits	5,586,292	6,045,713
Rent	475,070	419,685
Depreciation	145,221	162,848
General and administration	2,253,676	1,439,217

Total operating expenses	10,278,225	10,159,432

LOSS FROM OPERATIONS	(96,856)	(1,559,788)
OTHER INCOME (EXPENSE)
Foreign currency transaction gains	780,449	1,750,338
Management fee—related parties	1,635,163	1,566,418
Interest and other expenses, net	(569,072)	(244,409)

Total other income, net	1,846,540	3,072,347

INCOME BEFORE PROVISION FOR INCOME TAXES	1,749,684	1,512,559
PROVISION FOR INCOME TAXES	451,729	167,782

NET INCOME	$1,297,955	$1,344,777

BASIC AND DILUTED EARNINGS PER SHARE	$12,979.55	$13,447.77

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	100	100

The accompanying notes are an integral part of these statements.

BLEACH PTY LIMITED

STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended June 30, 2012 and 2011

	Common Stock		Accumulated Other Comprehensive Income (Loss)
				Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Balance—June 30, 2010	100	$86	$(10,725)	$870,014	$859,375
Foreign currency translation adjustments	—	—	298,753	—	298,753
Net income	—	—	—	1,344,777	1,344,777

Total comprehensive income	—	—	—	—	1,643,530

Balance—June 30, 2011	100	86	288,028	2,214,791	2,502,905
Foreign currency translation adjustments	—	—	(122,495)	—	(122,495)
Net income	—	—	—	1,297,955	1,297,955

Total comprehensive income	—	—	—	—	1,175,460

Balance—June 30, 2012	100	$86	$165,533	$3,512,746	$3,678,365

The accompanying notes are an integral part of these statements.

BLEACH PTY LIMITED

STATEMENTS OF CASH FLOWS

For the Years Ended June 30, 2012 and 2011

	2012	2011 (As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,297,955	$1,344,777
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	145,221	162,848
Loss on sale of property and equipment	8,716	—
(Increase) decrease in assets:
Trade and other receivables	(2,121,234)	1,356,058
Inventory	(258,150)	(355,104)
Other current assets	452,674	(193,557)
Deferred tax assets	65,064	(9,708)
Increase (decrease) in liabilities:
Trade and other payables	(90,285)	(1,580,908)
Other accrued expenses	(74,251)	133,619
Taxes payable	(342,328)	177,490

Net cash (used in) provided by operating activities	(916,618)	1,035,515

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(50,914)	(98,747)
Proceeds from sale of property and equipment	20,474	—
Purchase of intangible assets	—	(837)

Net cash used in investing activities	(30,440)	(99,584)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments to related parties	(459,899)	(1,243,381)
Advances on long-term debt	1,469,894	296,792

Net cash provided by (used in) financing activities	1,009,995	(946,589)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,070)	2,016
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	61,867	(8,642)
CASH AND CASH EQUIVALENTS—beginning of the year	3,064	11,706

CASH AND CASH EQUIVALENTS—end of the year	$64,931	$3,064

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income taxes	$728,997	$—

Interest	$751,620	$520,399

The accompanying notes are an integral part of these statements.

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS

June 30, 2012 and 2011

1. ORGANIZATION

Bleach Pty Limited (the "Company", "we", "us", "our") was formed in 1999 as a chartered proprietary limited entity in New South Wales, Australia. We design, produce, market, distribute and sell globally recognized brands of youth fashion apparel and accessories, including the Insight, Something Else and Ksubi brands. Our goal is to create a contemporary and innovative line of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands. In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 40 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online. We control distribution of our brands in Australia and have established relationships with independent distributors in the other countries in which our brands are sold.

On July 1, 2012, the Company, along with the following operating companies under common control: Ksubi Pty Limited ("Ksubi"), Hombeck Trading Limited ("Hombeck") and Something Else by Natalie Wood Pty Limited, were reorganized and now operate as wholly owned subsidiaries of Bleach Group, Inc. a newly formed U.S. corporation seeking to raise capital and become a public registrant in the United States of America.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements were prepared in conformity with generally accepted accounting principles in the United States of America ("US GAAP").

Liquidity Matters

Based upon its current projection of future orders, management believes that its current cash position and existing credit facilities provide sufficient cash liquidity resources and operating flexibility through at least the next twelve months. However, there can be no assurance that projected revenue growth and improvement in operating results will occur or that the Company will successfully implement its plans. In the event cash flow from operations is not sufficient, additional sources of financing will be required in order to maintain the Company's current operations. Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

As further discussed in Note 12, Bleach Group, Inc. entered into a three year term loan with Breakwater Structured Growth Opportunities Fund L.P. to borrow $2,650,000. Proceeds from the loan are expected to be used for general working capital purposes.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include allowance for doubtful accounts, inventory reserves, estimated useful lives of property and equipment and sales returns.

Foreign Currency

The Company's functional currency is the Australian Dollar ("AUD"); however, the accompanying financial statements were translated and presented in United States Dollars ("$" or "USD"). All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder's equity is translated at the historical rates and statement of operations items are translated at the average exchange rate for the period. The resulting translation adjustments are reported as accumulated other comprehensive income in the accompanying statements of stockholders' equity.

Transactions in foreign currencies are initially recorded at the functional currency rate at the date of transaction. Any differences between the initially recorded amount and the actual settlement or expected settlement amount are recorded as a foreign currency transaction gains in the accompanying statements of operations.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, as codified in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 605. Revenue is recognized upon shipment for retailers. The Company also uses independent distributors to deliver products in other countries. Revenues are recognized upon shipment to the distributor and such sales are considered final sales with no right of return. For sales through online and catalog orders, we estimate and defer revenue for shipments that are in-transit to the customer. Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns and revenue is recorded net of such amounts. Amounts related to shipping and handling that are billed to customers are recorded as revenues. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities.

Cash and Cash Equivalents

Cash equivalents include all highly liquid debt instruments with original maturities of three months or less. The Company did not have any cash equivalents as of June 30, 2012 or 2011.

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer's current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and adjust our allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical loss experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts. The allowance for doubtful accounts was $239,752 and $267,445 at June 30, 2012 and 2011, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, trade and other receivables and trade and other payables. The Company places its cash and cash equivalents in credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Australia.

At June 30, 2012 and 2011, two debtors accounted for approximately 56% and 21%, respectively, of trade receivables. Due to the significance of such customers, any significant reduction in the revenues from such customers or the uncollectibility of related receivables could have a material adverse effect on the financial statements.

For the years ended June 30, 2012 and 2011, the largest supplier accounted for 41% and 34% of materials purchased, respectively. Due to the significance of such suppliers, the failure of any manufacturer to perform to our expectations could result in supply shortages, delays for certain products and other adverse effects that could harm our business.

Inventory

Inventory consists of finished goods. We carry inventory at the lower of cost or market ("LCM"), with cost determined using the weighted-average cost method. We review our inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes or colors) and use markdowns to clear merchandise. We record an adjustment when future estimated selling price is less than cost. Our LCM adjustment calculation requires management to make assumptions to estimate the selling price and amount of slow-moving merchandise and broken assortments subject to markdowns, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, forecasted consumer demand, and the promotional environment. As of June 30, 2012 and 2011, no inventory reserve was considered necessary.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Furniture and Fixtures	3 - 7 years
Equipment, Computer Hardware and Software	3 - 10 years
Auto	3 years
Leasehold Improvements	Lesser of remaining life of lease or estimated useful life

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives. The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Based upon the most recent assessment as of June 30, 2012, management has determined there was no impairment in the carrying value of long-lived assets.

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash and cash equivalents, trade and other receivables, trade and other payables, accrued expenses and the current portion of long-term debt, the carrying amounts approximate their fair values due to their short maturities. Because related party amounts were not consummated on an arms-length nature, the fair value of such amounts were not determinable.

FASB ASC Topic 825 establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measurements. The three levels of valuation hierarchy are defined as follows:

  Level 1— inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

  Level 2— inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  Level 3— inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of June 30, 2012 and 2011, the Company did not have any recurring or nonrecurring assets and liabilities that are presented at fair value on the accompanying balance sheets.

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Share

Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive share equivalents were converted or exercised. Dilution is computed by applying the if-converted method for the outstanding convertible debt. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for the years ended June 30:

	2012	2011
Net income available to common shareholders	$1,297,955	$1,344,777
Weighted average common shares outstanding	100	100

Earnings per share	$12,979.55	$13,447.77

At June 30, 2012, there were potentially dilutive securities issuable upon the conversion related party debt as of June 30, 2012. Such securities were excluded from diluted earnings per share as their effect would be anti-dilutive for the year ended June 30, 2012. The related party debt was not convertible as of June 30, 2011. As further discussed in Note 7, the conversion feature of the related party debt was waived.

Income Taxes

The Company utilizes FASB ASC Topic 740 for recognition of deferred tax assets and liabilities based on the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In June 2011, FASB issued Accounting Standards Update No. 2011-05, which requires entity to enhance the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is currently assessing the effect that the adoption of this pronouncement will have on its financial statements.

2011 Restatement

The Company restated its 2011 financial results to properly reflect foreign currency transaction gains and the effect of certain reclassifications from prior year to conform to the 2012 presentation. As such, we noted the following revisions to the statement of operations for the year ended June 30, 2011:

	2011 (As Reported)	2011 (As Restated)
Net revenue	$30,921,591	$31,103,995
Cost of sales	$18,729,474	$22,504,351
Gross profit	$12,192,117	$8,599,644
Income (loss) from operations	$2,032,959	$(1,559,788)
Other income (expenses)	$(520,400)	$1,322,009
Foreign currency transaction gains	$—	$1,750,388

The above changes have had no net effect on net income or earnings per share.

Reclassifications

Certain amounts in the 2011 financial statements have been reclassified in order to conform to the current year presentation.

3. TRADE AND OTHER RECEIVABLES

As of June 30, 2012 and 2011, trade and other receivables comprised of the following:

	2012	2011
Trade receivable	$7,079,561	$4,947,225
Other receivables	—	274,114
Provision for doubtful accounts	(239,752)	(267,445)

	$6,839,809	$4,953,894

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

4. PROPERTY AND EQUIPMENT

As of June 30, 2012 and 2011, property and equipment consisted of the following:

	2012	2011
Leasehold improvements	$611,288	$637,224
Furniture and fixtures	599,478	841,227
Autos	169,778	225,358

	1,380,544	1,703,809
Accumulated depreciation	(743,669)	(913,173)

	$636,875	$790,636

Total property, plant and equipment under capital leases at June 30, 2012 and 2011 were $290,261 and $337,348, respectively.

5. OTHER CURRENT ASSETS

As of June 30, 2012 and 2011, other current assets are comprised of the following:

	2012	2011
Short-term deposits	$86,867	$253,027
Prepaid expenses	372,108	689,853
Other	1,200	1,200

Total	$460,175	$944,080

6. TRADE AND OTHER PAYABLES

As of June 30, 2012 and 2011, trade and other payables comprised of the following:

	2012	2011
Trade payables	$2,525,537	$2,486,393
Accrued expenses	3,820	71,190
Bank overdraft	170,423	233,901
Deposits received	151,998	719,984
GST payable	824,535	348,788
Other payables	121,655	191,452

Total	$3,797,968	$4,051,708

7. RELATED PARTY TRANSACTIONS

Glowturn Pty Limited

On August 9, 2011, we entered into a secured loan facility ("facility") with Glowturn Pty Limited ("Glowturn"), a private company owned in whole by Mark Byers, our Director and Chief Executive Officer, for maximum borrowings of AUD $2.2 million and due on June 30, 2013. The facility is secured by

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

7. RELATED PARTY TRANSACTIONS (Continued)

all of the current and future assets of the Company and accrues interest at: (i) a rate equal to the ANZ Banking Group Limited standard variable housing loan interest rate from time to time for the first AUD $950,000 outstanding under this facility (6.80% at June 30, 2012 and 2011), (ii) a rate equal to 0% for the next AUD $400,000 outstanding under this facility and (iii) a rate equal to 2.0% per month for the remaining AUD $850,000 outstanding under this facility ("convertible amount"). The outstanding balance due to Glowturn was $2,270,465 and $1,206,572 as of June 30, 2012 and 2011.

At June 30, 2012, Glowturn had the option under this facility to convert the convertible amount into seven common shares. At June 30, 2011, the outstanding balance was below the conversion threshold and no amounts could be converted into common shares of the Company. In February 2013, Glowturn permanently waived the conversion feature of the facility. During the years ended June 30, 2012 and 2011, the Company recorded $170,000 and $6,368 of interest expense to Glowturn.

Ksubi Pty Limited

In December 2009, the Company entered into a Strategic Supply Agreement ("SSA") with Ksubi to sell Ksubi branded apparel and accessory products through its wholesale and distribution channels. Ksubi owns the intellectual property associated with the Ksubi brand and has common stockholders and directors. As part of this arrangement, the Company remits a royalty payment equal to the estimated gross margin less a service fee, as defined, on sales of Ksubi branded product. During the years ended June 30, 2012 and 2011, the Company incurred approximately $2,717,000 and $4,298,000 of royalty costs relating to this agreement. Such costs were recorded as cost of sales in the accompanying statements of operations. As further described below, the Company also provides certain management and other services to Ksubi. The SSA allows for the royalty payment and management fee to be offset as deemed appropriate. As of June 30, 2012 and 2011, the receivable from related party comprised net amounts due from Ksubi of $2,729,452 and $2,669,645, respectively.

Management Fees and Shared Services

The Company provides certain management and other services to related entities, including Ksubi and Hombeck. The Company recorded approximately $1,635,000 and $1,566,000 of management fees during the years ended June 30, 2012 and 2011, respectively. Such management fees were recorded as other income in the accompanying statements of operations.

The Company purchases inventory and shares office space and employees with several entities that are under common ownership. These common services include rent, legal, information technology, insurance, payroll, employee benefits, banking and accounting services. The costs associated with these services and support functions (indirect costs) have been allocated to the Company using the most meaningful allocation methodologies which were primarily based on proportionate square footage usage or specifically identifiable costs. Management believes the methods used to allocate these common services are reasonable. Because the Company and other related entities have commonality of ownership and/or management control, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

7. RELATED PARTY TRANSACTIONS (Continued)

JAMS Clothing Limited

For the years ended June 30, 2012 and 2011, JAMS Clothing Limited accounted for approximately 78% of materials purchased by the Company. JAMS Clothing Limited is a major supplier of the Company and is an entity owned by one of the principal shareholders of the Company. The Company believes sufficient alternative sources exist for the materials provided by such supplier in order to avoid significant supply interruption.

8. LONG-TERM DEBT

As of June 30, 2012 and 2011, long-term debt consisted of the following:

	2012	2011
Current
Moneytech factoring facility	$3,781,514	$—
NAB factoring facility	—	2,365,805
Capital leases	148,854	103,377

	$3,930,368	$2,469,182

	2012	2011
Noncurrent
Capital leases	$5,569	$125,818

In May 2012, the Company entered into a Confirmed Capital Agreement and Trade Credit Agreement with Moneytech Finance Pty Limited ("Moneytech"), whereby Moneytech may purchase certain of our trade receivables on a full recourse basis up to an aggregate amount of AUD $4,200,000. The effective purchase price for such receivables is the gross invoice amount less a purchase charge of 0.18%. We are also required to pay Moneytech a monthly facility fee on all outstanding amounts equal to the Reserve Bank of Australia rate plus 6.73% (13.74% at June 30, 2012), provided that such fee will increase to the Reserve Bank of Australia rate plus 10.73% (17.74% at June 30, 2012) to the extent any amount is overdue. The agreement may be terminated by either party upon 180 days' prior written notice. In January 2013, the agreement was amended to increase the limit to AUD $6,000,000.

The Company previously had a factoring facility with National Australia Bank (NAB). The terms of the NAB factoring facility were substantially the same as the Moneytech factoring facility. All related amounts due under the NAB arrangement were paid off during the year ended June 30, 2012.

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

9. SEGMENT INFORMATION

The Company's revenue is solely derived from sales of apparel and accessories. The following schedule presents the Company's revenue by geographic area for the years ended June 30, 2012 and 2011. Revenue is allocated based on the country to which product was shipped.

	2012	2011
Australia sales	$14,440,821	$16,098,606
European region sales	3,209,759	3,942,273
American region sales	5,735,906	4,024,449
Asian region sales	2,361,886	2,739,903
Other revenue	5,247,432	4,298,764

	$30,995,804	$31,103,995

10. INCOME TAXES

The components of income tax provision as follows for the years ended June 30, 2012 and 2011:

	2012	2011
Current
United States	$—	$—
Australia	386,665	177,489

	386,665	177,489

Deferred
United States	—	—
Australia	65,064	(9,707)

	65,064	(9,707)

	$451,729	$167,782

The Company did not have a United States tax-paying entity during the years ended June 30, 2012 and 2011.

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the accompanying statements of operations for the years ended June 30, 2012 and 2011:

	2012	2011
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%
Unrealized foreign currency transaction gains	(4)%	(22)%
Other	(1)%	3%

Tax expenses at actual rate	25%	11%

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

10. INCOME TAXES (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows at June 30, 2012 and 2011:

	2012	2011
Accruals	$177,601	$246,626
Other	71,926	80,234

	$249,527	$326,860

As of June 30, 2012, the Company does not have uncertain tax positions, liabilities for unrecognized tax benefits, interest or penalties. The tax years 2008 through 2012 remain open to examination by the taxing jurisdictions in Australia.

11. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space under noncancelable operating leases expiring through 2012. We paid rent of $475,070 and $419,685 in 2012 and 2011, respectively, under this lease agreement. For the period June 30, 2012, no new operating leases have commenced.

Future annual minimum lease payments under noncancelable capital leases for the remaining periods at June 30 are as follows:

Years ending June 30,
2013	$148,854
2014	5,569

154,423
Less: interest costs	(11,171)

Total	$143,252

Contingencies

From time to time, the Company may be involved in litigation matters and disputes arising in the normal course of business. Any such matters and disputes could be costly and time consuming, subject us to damages or equitable remedies, and divert our management and key personnel from our business operations. While the outcome of these proceedings and claims cannot be predicted, we currently are not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, is expected to have a material adverse effect on the Company's financial position or results of operations.

12. SUBSEQUENT EVENTS

In January 2013, Bleach Group, Inc. entered into a term loan with Breakwater Structured Growth Opportunities Fund L.P. ("Lender") to borrow $2,650,000, the proceeds of which will be used to cover

BLEACH PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

12. SUBSEQUENT EVENTS (Continued)

operating cash needs and for working capital purposes. The face value of the note is $3,600,000 and accrues interest at 14.0%. Principal and interest payments are as follows: a) 12 monthly payments of $42,000 through January 2013 and b) 24 monthly payments of $172,846 beginning January 2014. Bleach Group, Inc. also issued the Lender a warrant representing the right to acquire 300,000 shares (subject to proportionate adjustment in the event of stock splits, combinations, recapitalizations or similar events) of Bleach Group, Inc. common stock. The maturity date is the earlier of: 1) three years from the closing date of the term loan or 2) the completion of an IPO within the first yearly anniversary of the original issue date of this note.

The Company is currently negotiating the acquisition of Copyright. The transaction is expected to close following the IPO.

Management has evaluated events subsequent to June 30, 2012 through February 11, 2013 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ksubi Pty Limited
Rosebery, New South Wales, Australia

We have audited the accompanying balance sheet of Ksubi Pty Limited as of June 30, 2012, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ksubi Pty Limited as of June 30, 2012, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, on July 1, 2012 the Company, along with other related operating companies, were reorganized and now operate as wholly owned subsidiaries of Bleach Group, Inc. Because the Company and other related entities have commonality of ownership and/or management control, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous. In addition, as more fully discussed in Note 12, in January 2013, Bleach Group, Inc. entered into a three year term loan with Breakwater Structured Growth Opportunities Fund L.P. to borrow $2,650,000. Proceeds from the loan are expected to be used for general working capital purposes.

Newport Beach, California
February 11, 2013

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ksubi Pty Limited
Rosebery, New South Wales, Australia

We have audited the accompanying balance sheet of Ksubi Pty Limited as of June 30, 2011, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ksubi Pty Limited as of June 30, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2, the Company restated its results for the year ended June 30, 2011 for certain computational matters and its 2011 balance sheet as of July 1, 2010 for business combination matters.

Sydney, Australia
August 21, 2012

KSUBI PTY LIMITED

BALANCE SHEETS

June 30, 2012 and 2011

	2012	2011 (As Restated)
ASSETS
Current Assets
Cash and cash equivalents	$23,640	$3,661
Trade and other receivables	1,757,126	195,961
Inventory	—	114,310
Other current assets	544,438	239,660

Total current assets	2,325,204	553,592
Property and Equipment, net	252,085	297,090
Goodwill and Intangible Assets	5,131,997	5,349,026
Deferred Tax Assets	56,273	100,086

Total assets	$7,765,559	$6,299,794

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Trade and other payables	$1,556,354	$1,003,396
Long term debt, current portion	—	1,922,511
Related party payables, current portion	—	2,080,241
Taxes payable	378,153	78,402
Other accrued expenses	41,509	86,727

Total current liabilities	1,976,016	5,171,277
Long Term Debt, net of current portion	2,992,857	1,610,755
Related Party Payables, net of current portion	3,028,554	513,350
Other Liabilities	99,097	85,864

Total liabilities	8,096,524	7,381,246
Stockholders' Equity (Deficit)
Common stock—no par value; 100 shares outstanding	86	86
Accumulated other comprehensive loss	(195,713)	(228,257)
Accumulated deficit	(135,338)	(853,281)

Total stockholders' equity (deficit)	(330,965)	(1,081,452)

Total liabilities and stockholders' equity (deficit)	$7,765,559	$6,299,794

The accompanying notes are an integral part of these statements.

KSUBI PTY LIMITED

STATEMENTS OF OPERATIONS

For the Years Ended June 30, 2012 and 2011

	2012	2011
NET REVENUES	$5,000,592	$5,355,457
COST OF SALES	53,705	255,892

GROSS PROFIT	4,946,887	5,099,565
OPERATING EXPENSES
Marketing and advertising expenses	51,739	118,544
Travel expenses	179,323	108,150
Employee benefits	2,137,902	1,968,308
Rent	84,542	186,189
Depreciation	49,321	20,810
General and administration expenses	1,158,106	1,738,991

Total operating expenses	3,660,933	4,140,992

INCOME FROM OPERATIONS	1,285,954	958,573
INTEREST AND OTHER EXPENSE	(219,797)	(344,160)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,066,157	614,413
INCOME TAX PROVISION	348,214	178,984

NET INCOME	717,943	435,429

BASIC AND DILUTED EARNINGS PER SHARE	$7,179.43	$4,354.29

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	100	100

The accompanying notes are an integral part of these statements.

KSUBI PTY LIMITED

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

For the Years Ended June 30, 2012 and 2011

	Common Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balance—June 30, 2010 (As Restated)	100	$86	$37,126	$(1,288,710)	$(1,251,498)
Foreign currency translation adjustments	—	—	(265,383)	—	(265,383)
Net income	—	—	—	435,429	435,429

Balance—June 30, 2011 (As Restated)	100	86	(228,257)	(853,281)	(1,081,452)
Foreign currency translation adjustments	—	—	32,544	—	32,544
Net income	—	—	—	717,943	717,943

Balance—June 30, 2012	100	$86	$(195,713)	$(135,338)	$(330,965)

The accompanying notes are an integral part of these statements.

KSUBI PTY LIMITED

STATEMENTS OF CASH FLOWS

For the Years Ended June 30, 2012 and 2011

	2012	2011 (As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$717,943	$435,429
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	49,321	20,810
(Increase) decrease in current assets:
Trade and other receivables	(1,594,472)	(611,169)
Inventory	111,429	(71,175)
Other current assets	(319,612)	9,421
Deferred tax assets	40,382	105,772
Increase (decrease) in current liabilities:
Trade and other payables	545,121	1,296,715
Other accrued expenses	16,998	41,728
Taxes payable	307,832	73,212

Net cash (used in) provided by operating activities	(125,058)	1,300,743

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(15,350)	(239,383)
Purchase of intangible assets	(1,208)	—

Net cash used in investing activities	(16,558)	(239,383)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties	549,244	—
Repayment of borrowings	(387,113)	(1,060,821)

Net cash provided by (used in) financing activities	162,131	(1,060,821)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(536)	629
NET INCREASE IN CASH AND CASH EQUIVALENTS	19,979	1,168
CASH AND CASH EQUIVALENTS—beginning of the year	3,661	2,493

CASH AND CASH EQUIVALENTS—end of the year	$23,640	$3,661

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Income tax payments	$—	$—

Interest payments	$282,202	$346,402

The accompanying notes are an integral part of these statements.

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS

June 30, 2012 and 2011

1. ORGANIZATION

Ksubi Pty Limited (collectively, the "Company", "we", "us", "our") was formed in March 2010 as a chartered proprietary limited entity in New South Wales, Australia. On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Ltd. and Tsubi (Retail) Pty Ltd. (collectively, "Tsubi") out of bankruptcy in Australia. We design, market, distribute and sell globally recognized brands of youth fashion apparel and accessories, including the Ksubi brand. Our goal is to create a contemporary and innovative line of denim focused apparel, fashion accessories, sunglasses, footwear and other consumer goods for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category comprehensive, quick-to-market and value-for-money brands.

Our brands are currently sold in 10 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online. We control distribution of our brands in Australia and have established relationships with independent distributors in the other countries in which our brands are sold.

On July 1, 2012, the Company, along with the following operating companies under common control: Bleach Pty Limited ("Bleach"), Hombeck Trading Limited ("Hombeck") and Something Else by Natalie Wood Pty Limited, were reorganized and now operate as wholly owned subsidiaries of Bleach Group, Inc., a newly formed U.S. corporation seeking to raise capital and become a public registrant in the United States of America.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements were prepared in conformity with generally accepted accounting principles in the United States of America ("US GAAP").

Liquidity Matters

Based upon its current projection of future orders, management believes that its current cash position and existing credit facilities provide sufficient cash liquidity resources and operating flexibility through at least the next twelve months. However, there can be no assurance that projected revenue growth and improvement in operating results will occur or that the Company will successfully implement its plans. In the event cash flow from operations is not sufficient, additional sources of financing will be required in order to maintain the Company's current operations. Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

As further discussed in Note 12, Bleach Group, Inc. entered into a three year term loan with Breakwater Structured Growth Opportunities Fund L.P. to borrow up to $2,650,000. Proceeds from the loan are expected to cover operating cash needs and general corporate purposes.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for doubtful accounts, inventory reserves, impairment of goodwill and intangibles, estimated useful lives of property and equipment and sales returns.

Foreign Currency Translation

The Company's functional currency is the Australian Dollar ("AUD"); however, the accompanying financial statements were translated and presented in United States Dollars ("$", or "USD"). All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder's equity is translated at the historical rates and statement of operations items are translated at the average exchange rate for the period. The resulting translation adjustments are reported as accumulated other comprehensive loss in the accompanying statements of stockholders' equity.

The Company did not have any transactions denominated in foreign currencies as such no foreign currency transaction (gain) loss has been recorded in the accompanying statements of operations.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, as codified in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 605. Revenue relating to royalties is recognized when Ksubi branded products are shipped by our distributors. Revenues relating to franchise fees are recorded based on a predetermined percentage of sales for Ksubi branded store locations and when the requisite services are rendered. Beginning in December 2009, the Company changed its revenue model and no longer sold through its distribution network and on a go forward basis collects royalties for sales of Ksubi branded product.

Cash and Cash Equivalents

Cash equivalents include all highly liquid debt instruments with original maturities of three months or less. The Company did not have any cash equivalents as of June 30, 2012 or 2011.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer's current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and adjust our allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical loss experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts. No allowance for doubtful accounts was considered necessary at June 30, 2012 and 2011.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, trade and other receivables and trade and other payables. The Company places its cash and cash equivalents in credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Australia.

Inventory

Inventories consist of finished goods. We carry inventory at the lower of cost or market ("LCM"), with cost determined using the weighted-average cost method. We review our inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes or colors) and use markdowns to clear merchandise. We record an adjustment when future estimated selling price is less than cost. Our LCM adjustment calculation requires management to make assumptions to estimate the selling price and amount of slow-moving merchandise and broken assortments subject to markdowns, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, forecasted consumer demand, and the promotional environment. As of June 30, 2012 and 2011, no inventory reserve was considered necessary.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of between 3-7 years.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives. The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Based upon the most recent assessment as of June 30, 2012, management has determined there was no impairment in the carrying value of long-lived assets.

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Intangible Assets

Goodwill is the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired in connection with the Company's acquisition of Tsubi in 2010. The Company's intangible assets primarily comprise trademarks and brand names acquired as a result of the Company's acquisition. Because the Ksubi trademark and brand name do not have a finite lives, such assets are not amortized.

The Company tests goodwill and indefinite lived intangible assets for impairment annually, at June 30, or more frequently if events or changes in circumstances indicate that it might be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds its fair value, with the fair value of the reporting unit. As of June 30, 2012 and 2011, the Company concluded there was no impairment.

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash and cash equivalents, trade and other receivables, trade and other payables, accrued expenses and the current portion of long-term debt, the carrying amounts approximate their fair values due to their short maturities. Because related party amounts were not consummated on an arms-length nature, the fair value of such amounts were not determinable.

FASB ASC Topic 825 establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measurements. The three levels of valuation hierarchy are defined as follows:

  Level 1— inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

  Level 2— inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  Level 3— inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of June 30, 2012 and 2011, the Company did not have any recurring or nonrecurring assets and liabilities that are presented at fair value on the accompanying balance sheets.

Earnings Per Share

Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later). There were no common stock equivalents as of June 30, 2012 and 2011.

Income Taxes

The Company utilizes FASB ASC Topic 740 for recognition of deferred tax assets and liabilities based on the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.

Recent Accounting Pronouncements

In June 2011, FASB issued Accounting Standards Update No. 2011-05, which requires entity to enhance the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is currently assessing the effect that the adoption of this pronouncement will have on its financial statements.

2011 Restatement

The Company restated its 2011 financial results to adjust goodwill to expense acquisition related costs relating to the Tsubi acquisition in 2010. As such, we noted the following revisions to the balance sheet for June 30, 2011:

	2011 (As Reported)	2011 (As Restated)
Goodwill and intangible assets	$6,401,989	$5,349,026
Stockholders' equity (deficit)	$(28,489)	$(1,081,452)

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The above changes have had no net effect on net income or earnings per share for the year ended June 30, 2011.

Additionally, certain computational errors were corrected in the statements of cash flows. Such errors did not result in a change to operating cash flows.

Reclassifications

Certain amounts in the 2011 financial statements have been reclassified in order to conform to the current year presentation.

3. TRADE AND OTHER RECEIVABLES

As of June 30, 2012 and 2011, trade and other receivables comprised of the following:

	2012	2011
Trade receivables	$1,497,967	$152,600
Other receivables	259,159	43,361

Total	$1,757,126	$195,961

Other receivables primarily comprise short-term advances to employees and amounts due on demand under the Ksubi Copyright management agreement (Note 8).

4. GOODWILL AND INTANGIBLE ASSETS

As of June 30, 2012 and 2011, goodwill and indefinite life intangible assets consisted of the following:

	2012	2011 (As Restated)
Trademarks and brand name	$2,425,881	$2,483,355
Goodwill	2,706,116	2,865,671

	$5,131,997	$5,349,026

5. OTHER CURRENT ASSETS

As of June 30, 2012 and 2011, other current assets are comprised of the following:

	2012	2011
Prepaid expenses	$544,438	$223,976
Short-term deposits	—	15,684

	$544,438	$239,660

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

6. PROPERTY AND EQUIPMENT

As of June 30, 2012 and 2011, property and equipment consisted of the following:

	2012	2011
Furniture and fixtures	$324,935	$322,974
Accumulated depreciation	(72,850)	(25,884)

	$252,085	$297,090

7. TRADE AND OTHER PAYABLES

As of June 30, 2012 and 2011, trade and other payables comprised of the following:

	2012	2011
Trade payables	$791,976	$380,460
Accrued expenses	42,416	42,995
GST payable	138,456	23,250
Payroll liabilities	154,311	124,387
Other payables	429,195	432,304

	$1,556,354	$1,003,396

8. RELATED PARTY TRANSACTIONS

Bleach Pty Limited

In December 2009, the Company entered into a Strategic Supply Agreement ("SSA") with Bleach, whereby Bleach sells Ksubi branded apparel and accessory products through its wholesale and distribution channels. Bleach has common stockholders and directors to the Company. As part of this arrangement, the Company receives a royalty payment equal to the estimated gross margin less a service fee, as defined, on sales of Ksubi branded product. During the years ended June 30, 2012 and 2011, the Company recorded approximately $2,717,000 and $4,298,000 of royalty revenues relating to this agreement. The SSA allows for the royalty payment and management fee to be offset as deemed appropriate. Additionally, Bleach provides certain management and other services to Ksubi. Such management fees were recorded as operating expenses in the accompanying statements of operations.

From time to time, Bleach advanced amounts to Ksubi for short-term working capital purposes. At June 30, 2012 and 2011, Ksubi owed Bleach $534,140 and $513,350, respectively.

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

8. RELATED PARTY TRANSACTIONS (Continued)

Ksubi Copyright Pty Limited

In May 2010, the Company entered into a Supply and License Agreement with Ksubi Copyright Pty Limited ("Copyright"), whereby Ksubi licenses its trademarks and brand name to Copyright for use in Copyright's retail stores in exchange for franchise fees equal to a percentage of Copyright sales, subject to minimum sales performance guarantees, as defined. Copyright is an unrelated entity. Additionally, Ksubi provides certain management and other services to Copyright. During the year ended June 30, 2012, the Company recorded approximately $410,000 of management fees. No management fees were recorded in 2011. Such management fees were recorded as an offset to general and administrative expenses in the accompanying statements of operations. As part of this agreement, Copyright is obligated to purchase all related product from Bleach.

Shared Services

The Company purchases inventory and shares office space and employees with several entities that are under common ownership. These common services include rent, legal, information technology, insurance, payroll, employee benefits, banking and accounting services. The costs associated with these services and support functions (indirect costs) have been allocated to the Company using the most meaningful allocation methodologies which were primarily based on proportionate square footage usage or specifically identifiable costs. Management believes the methods used to allocate these common services are reasonable. Because the Company and other related entities have commonality of ownership and/or management control, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

9. LONG-TERM DEBT

As of June 30, 2012 and 2011, long-term debt consisted of the following:

	2012	2011
Current
Westpac loan	$—	$1,906,200
Capital lease	—	16,311

	$—	$1,922,511

Noncurrent
Westpac loan	$2,992,857	$1,610,755

On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Ltd. and Tsubi (Retail) Pty Ltd. (together, "Tsubi") out of bankruptcy in Australia. The purchase price of AUD $5.0 million was financed by Westpac Banking Corporation ("Westpac"). The interest rate on the loan is 3.25% per annum above the average "bid rate" quoted by Reuters Monitor System (7.25% and 8.51% as of June 30, 2012 and 2011, respectively). The loan was due in March 2013 and is secured by a first and second ranking fixed and floating charge over the assets registered in March 2010. In January 2013, the Company entered into an amended agreement with Westpac, whereby the interest rate was adjusted to 4.25% per annum above the average "bid rate" quoted

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

9. LONG-TERM DEBT (Continued)

by Reuters Monitor System and requires 24 equal monthly payments starting July 31, 2013 and ending June 30, 2015.

10. INCOME TAXES

The components of income tax provision are as follow for the years ended June 30, 2012 and 2011:

	2012	2011
Current:
United States	$—	$—
Australia	307,832	78,402

Total	307,832	78,402

Deferred:
United States	—	—
Australia	40,382	100,582

Total	40,382	100,582

	$348,214	$178,984

The Company did not have a United States tax-paying entity during the years ended June 30, 2012 and 2011.

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the accompanying statements of operations for the years ended June 30, 2012 and 2011:

	2012	2011
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%
Unrealized foreign currency transaction gains	4%	(4)%
Other	(1)%	3%

Tax expenses at actual rate	33%	29%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows at June 30, 2012 and 2011:

	2012	2011
Accruals	$14,092	$100,086
Other	42,181	—

Total deferred tax assets	$56,273	$100,086

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS (Continued)

June 30, 2012 and 2011

10. INCOME TAXES (Continued)

As of June 30, 2012, the Company does not have uncertain tax positions nor any liability for unrecognized tax benefits or interest or penalties. The tax years 2008 through 2012 remain open to examination by the major taxing jurisdictions.

11. COMMITMENTS AND CONTINGENCIES

Leases

The Company does not have any ongoing leases on office space. It is currently sub-leasing space from Bleach Pty Limited on a month to month agreement.

Contingencies

From time to time, the Company may be involved in litigation matters and disputes arising in the normal course of business. Any such matters and disputes could be costly and time consuming, subject us to damages or equitable remedies, and divert our management and key personnel from our business operations. While the outcome of these proceedings and claims cannot be predicted, we currently are not a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, is expected to have a material adverse effect on the Company's financial position or results of operations.

12. SUBSEQUENT EVENTS

In January 2013, Bleach Group, Inc. entered into a term loan with Breakwater Structured Growth Opportunities Fund L.P. ("Lender") to borrow $2,650,000, the proceeds of which will be used for working capital for business operations. The face value of the note is $3,600,000 and accrues interest at 14.0%. Principal and interest payments are as follows: a) 12 monthly payments of $42,000 through January 2013 and b) 24 monthly payments of $172,846 beginning January 2014. Bleach Group, Inc. also issued the Lender a warrant representing the right to acquire 300,000 shares (subject to proportionate adjustment in the event of stock splits, combinations, recapitalizations or similar events) of Bleach Group, Inc. common stock. The maturity date is the earlier of: 1) three years from the closing date of the term loan or 2) the completion of an IPO within the first yearly anniversary of the original issue date of this note.

The Company is currently negotiating the acquisition of Copyright. The transaction is expected to close following the IPO.

Management has evaluated events subsequent to June 30, 2012 through February 11, 2013 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

BLEACH GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2012

(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$589,955
Trade and other receivables, net	10,499,489
Inventory	2,733,911
Other current assets	1,296,428

Total current assets	15,119,783
Property and Equipment, net	851,179
Goodwill and Intangible Assets, net	5,317,534
Other Assets	787,825
Deferred Tax Assets	427,203

Total assets	$22,503,524

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade and other payables	$9,897,536
Taxes payable	870,221
Other accrued expenses	664,809
Long term debt, current portion	3,954,139

Total current liabilities	15,386,705
Long Term Debt, net of current portion	2,815,243
Related Party Debt	2,181,019
Other Liabilities	218,546

Total liabilities	20,601,513
Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 6,000,000 shares issued and outstanding	6,000
Additional paid-in capital	610
Accumulated other comprehensive loss	(26,665)
Retained earnings	1,922,066

Total stockholders' equity	1,902,011

Total liabilities and stockholders' equity	$22,503,524

The accompanying notes are an integral part of these statements.

BLEACH GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Period July 1, 2012 (Reorganization Date) through September 30, 2012

(Unaudited)

NET REVENUES	$8,088,674
COST OF SALES	3,279,872

GROSS PROFIT	4,808,802
OPERATING EXPENSES
Distribution	119,321
Sales and marketing	286,400
Travel	43,926
Employee compensation and benefits	1,765,332
Rent	158,823
Depreciation	64,604
General and administration	1,167,375

Total operating expenses	3,605,781

INCOME FROM OPERATIONS	1,203,021
OTHER EXPENSE
Foreign currency transaction loss	15,980
Interest and other expenses, net	468,918

Total other expenses, net	484,898

INCOME BEFORE PROVISION FOR INCOME TAXES	718,123
PROVISION FOR INCOME TAXES	190,780

NET INCOME	$527,343

BASIC AND DILUTED EARNINGS PER SHARE	$0.09

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	6,000,000

The accompanying notes are an integral part of these statements.

BLEACH GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

For the Period July 1, 2012 (Reorganization Date) through September 30, 2012

(Unaudited)

STOCKHOLDERS' EQUITY

	Common Stock			Accumulated Other Comprehensive Loss
			Additional Paid-in Capital		Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Balance—July 1, 2012 (Reorganization Date)	—	$—	$—	$—	$—	$—
Shares issued upon reorganization	6,000,000	6,000	610	(19,193)	1,394,723	1,382,140
Foreign currency translation adjustments	—	—	—	(7,472)	—	(7,472)
Net income	—	—	—	—	527,343	527,343

Balance—September 30, 2012	6,000,000	$6,000	$610	$(26,665)	$1,922,066	$1,902,011

 COMPREHENSIVE INCOME

Net income	$527,343
Other comprehensive income:
Foreign currency translation adjustments	(7,472)

Comprehensive income	$519,871

The accompanying notes are an integral part of these statements.

BLEACH GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period July 1, 2012 (Reorganization Date) through September 30, 2012

(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$527,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,604
(Increase) decrease in assets:
Trade and other receivables	(3,158,010)
Inventory	38,795
Other current assets	(645,280)
Deferred tax assets	(121,406)
Increase (decrease) in liabilities:
Trade and other payables and other accrued expenses	4,232,367
Taxes payable	(70,789)

Net cash provided by operating activities	867,624

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired upon reorganization	111,043
Acquisition of property and equipment	(22,146)
Acquisition of intangible assets	(105,569)

Net cash used in investing activities	(16,672)

CASH FLOWS FROM FINANCING ACTIVITIES
Net payments of related party debt	(89,446)
Net payments on trade finance	(159,403)

Net cash used in financing activities	(248,849)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(12,148)
NET INCREASE IN CASH AND CASH EQUIVALENTS	589,955
CASH AND CASH EQUIVALENTS—beginning of the period	—

CASH AND CASH EQUIVALENTS—end of the period	$589,955

The accompanying notes are an integral part of these statements.

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012

(Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Bleach Group, Inc. (the "Company", "we", "our") was organized under the laws of the State of Delaware on January 20, 2012 ("Inception"). The Company is a holding company for operating companies to design, produce, market, distribute and sell globally recognized brands of youth fashion apparel and accessories.

We design, produce, market, distribute and sell globally recognized brands of youth fashion apparel and accessories, including the Insight, Something Else and Ksubi brands. Our goal is to create a contemporary and innovative line of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands. In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 40 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online. We control distribution of our brands in Australia and have established relationships with independent distributors in the other countries in which our brands are sold.

Reorganization

On July 1, 2012, the Company issued 6,000,000 shares of common stock to acquire ownership interests in the following operating companies ("Reorganization"):

  •
  Bleach Pty Limited ("Bleach Australia")

  •
  Hombeck Trading Limited ("Hombeck")

  •
  Ksubi Pty Limited ("Ksubi")

  •
  Something Else by Natalie Wood Pty Limited ("Something Else")

As part of the Reorganization transaction, the shareholders of Bleach Australia, Ksubi, Hombeck and Something Else entities contributed their equity interests in exchange for shares of the Company and became wholly owned subsidiaries. The Reorganization transaction was accounted for as a roll-up of entities under common control. As such, the Company recognized the assets and liabilities of the entities acquired in the Reorganization at their historical carrying amounts.

Bleach Group, Inc. did not have substantive operations from Inception through the date of the Reorganization. As such, the Reorganization date of July 1, 2012 was used as inception for the financial statements.

The following unaudited pro forma summary presents consolidated information of the Company as if the Reorganization had occurred as of January 1, 2012.

	As Reported	Pro forma (Unaudited)
Net revenue	$8,088,674	$30,766,181
Net income	$527,343	$1,681,445

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2012

(Unaudited)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

The unaudited pro forma information is not necessarily indicative of the results of operations that would have been achieved if the Reorganization had been effective as of the beginning of the periods presented.

The Company had previously conditionally issued 100 shares of common stock for the purpose of the Reorganization. Such shares were redeemed upon the Reorganization.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial statements. In the opinion of management, all adjustments (which include normal recurring adjustments) considered necessary for a fair presentation of the Company's financial position and results of operations have been included.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to U.S. GAAP rules and regulations for presentation of interim financial information. Therefore, the unaudited condensed interim financial statements should be read in conjunction with Bleach Australia and Ksubi's audited annual financial statements for the years ended June 30, 2012 and 2011. Current and future financial statements may not be directly comparable to the Company's historical financial statements. Accordingly, the results of operations for the interim period are not necessarily indicative of the results to be expected for any other interim period or for the full year.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Bleach Group, Inc. and its wholly owned subsidiaries: Bleach Australia, Hombeck, Ksubi and Something Else. All inter-company accounts and transactions have been eliminated in the preparation of these condensed consolidated statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Liquidity Matters

Based upon its current projection of future orders, management believes that its current cash position and existing credit facilities provide sufficient cash liquidity resources and operating flexibility through at least the next twelve months. However, there can be no assurance that projected revenue growth and improvement in operating results will occur or that the Company will successfully implement its plans. In the event cash flow from operations is not sufficient, additional sources of financing will be required in order to maintain the Company's current operations. Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

As further discussed in Note 6, in January 2013 Bleach Group, Inc. entered into a three year term loan with Breakwater Structured Growth Opportunities Fund L.P. to borrow $2,650,000. Proceeds from the loan are expected to cover operating cash needs and general corporate purposes.

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2012

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for doubtful accounts, inventory reserves, estimated useful lives of property and equipment and sales returns.

Foreign Currency

The Company's functional currency is the Australian Dollar ("AUD"); however, the accompanying financial statements were translated and presented in United States Dollars ("$" or "USD"). All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder's equity is translated at the historical rates and the statement of operations items are translated at the average exchange rate for the period. The resulting translation adjustments are reported as accumulated other comprehensive income in the accompanying condensed consolidated statements of stockholders' equity.

Transactions in foreign currencies are initially recorded at the functional currency rate at the date of transaction. Any differences between the initially recorded amount and the actual settlement or expected settlement amount are recorded as a foreign currency transaction gain or loss in the accompanying statements of operations.

Revenue Recognition

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, as codified in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 605. Revenue is recognized upon shipment for retailers. The Company also uses independent distributors to deliver products in other countries. Revenues are recognized upon shipment to the distributor and such sales are considered final sales with no right of return. For sales through online and catalog orders, we estimate and defer revenue for shipments that are in-transit to the customer. Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns and revenue is recorded net of such amounts. Amounts related to shipping and handling that are billed to customers are recorded as revenues. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities. Revenues relating to franchise fees are recorded based on a predetermined percentage of sales for Ksubi branded merchandise.

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2012

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer's current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and adjust our allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical loss experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts. The allowance for doubtful accounts was $476,418 at September 30, 2012.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, trade and other receivables and trade and other payables. The Company places its cash and cash equivalents in credit-worthy financial institutions. The Company has a diversified customer and vendor base, most of which are in Australia.

Inventory

Inventory consists of finished goods. We carry inventory at the lower of cost or market ("LCM"), with cost determined using the weighted-average cost method. We review our inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes or colors) and use markdowns to clear merchandise. We record an adjustment when future estimated selling price is less than cost. Our LCM adjustment calculation requires management to make assumptions to estimate the selling price and amount of slow-moving merchandise and broken assortments subject to markdowns, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, forecasted consumer demand, and the promotional environment. As of September 30, 2012, no inventory reserve was considered necessary.

Goodwill and Intangible Assets

Goodwill is the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Ksubi's acquisition of Tsubi Pty Ltd. and Tsubi (Retail) Pty Ltd. (together, "Tsubi") in 2010. The Company's intangible assets primarily comprise trademarks and brand names acquired as a result of the Company's acquisitions. Because the Ksubi trademark and brand name do not have finite lives, such assets are not amortized.

The Company tests goodwill and indefinite lived intangible assets for impairment annually, at December 31, or more frequently if events or changes in circumstances indicate that it might be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds its fair value. No indicators of impairment existed as of September 30, 2012.

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2012

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash and cash equivalents, trade and other receivables, trade and other payables, accrued expenses and the current portion of long-term debt, the carrying amounts approximate their fair values due to their short maturities.

FASB ASC Topic 825 establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measurements. The three levels of valuation hierarchy are defined as follows:

  Level 1— inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

  Level 2— inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

  Level 3— inputs to the valuation methodology are unobservable and significant to the fair value measurement.

As of September 30, 2012, the Company did not have any recurring or nonrecurring assets and liabilities that are presented at fair value on the accompanying balance sheet.

Earnings Per Share

Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive share equivalents were converted or exercised. Dilution is computed by applying the if-converted method for the outstanding convertible debt. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2012

(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table sets for the computation of basic and diluted earnings per share for the period ended September 30, 2012:

Net income available to common shareholders	$527,343
Weighted average common shares outstanding	6,000,000

Earnings Per Share	$0.09

As of September 30, 2012, there were potentially dilutive securities issuable upon the conversion of related party debt. Such securities were excluded from diluted earnings per share as their effect would be anti-dilutive for the period ended September 30, 2012. As further discussed in Note 3, the conversion feature of this related party debt was waived.

Income Taxes

The Company utilizes FASB ASC Topic 740 for recognition of deferred tax assets and liabilities based on the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes uncertain tax positions in accordance with FASB ASC Topic 740. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Taxes payable as of September 30, 2012 include amounts due from the 2012 tax period as well as amounts from previous tax periods.

Recent Accounting Pronouncements

In June 2011, FASB issued Accounting Standards Update No. 2011-05, which requires the entity to enhance the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. As a result of this pronouncement, the Company has included a separate statement of comprehensive income in the accompanying financial statements.

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2012

(Unaudited)

3. RELATED PARTY TRANSACTIONS

Glowturn Pty Limited

On August 9, 2011, we entered into a secured loan facility ("facility") with Glowturn Pty Limited ("Glowturn"), a private company owned in whole by Mark Byers, our Director and Chief Executive Officer, for maximum borrowings of AUD $2.2 million and due on June 30, 2013. The facility is secured by all of the current and future assets of the Company and accrues interest at: (i) a rate equal to the ANZ Banking Group Limited standard variable housing loan interest rate from time to time for the first AUD $950,000 outstanding under this facility (6.80% at September 30, 2012), (ii) a rate equal to 0% for the next AUD $400,000 outstanding under this facility and (iii) a rate equal to 2.0% per month for the remaining AUD $850,000 outstanding under this facility ("convertible amount"). The outstanding balance due to Glowturn was $2,181,019 as of September 30, 2012. At September 30, 2012, Glowturn had the option to convert the convertible amount into 135,182 common shares. In February 2013, Glowturn permanently waived the conversion feature of the facility.

During the period ended September 30, 2012, the Company recorded $51,000 of interest expense to Glowturn which is included in interest and other expenses in the accompanying consolidated statement of operations.

Ksubi Copyright Pty Limited

In May 2010, Ksubi entered into a Supply and License Agreement with Ksubi Copyright Pty Limited ("Copyright"), an unrelated entity, whereby Ksubi licenses its trademarks and brand name to Copyright for use in Copyright's retail stores and receives franchise fees equal to a percentage of Copyright sales, subject to minimum sales performance guarantees, as defined. Additionally, Ksubi provides certain management and other services to Copyright. During the July 1, 2012 through September 30, 2012, the Company recorded approximately $108,000 of management fees. Such management fees were recorded as other income in the accompanying consolidated statements of operations. As part of this agreement, Copyright is obligated to purchase all related product from the Company.

The Company is currently negotiating the acquisition of Copyright. The transaction is expected to close following the IPO.

JAMS Clothing Limited

For the three months ended September 30, 2012, JAMS Clothing Limited accounted for approximately 60% of materials purchased by the Company. JAMS Clothing Limited is a major supplier of the Company and is an entity owned by one of the principal shareholders of the Company. The Company believes sufficient alternative sources exist for the materials provided by such supplier in order to avoid significant supply interruption.

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2012

(Unaudited)

4. LONG-TERM DEBT

As of September 30, 2012, long-term debt consisted of the following:

Current
Moneytech factoring facility	$3,874,811
Capital leases	79,328

$3,954,139

Noncurrent
Westpac	$2,773,260
Capital leases	24,395

$2,815,243

In May 2012, the Company entered into a Confirmed Capital Agreement and Trade Credit Agreement with Moneytech Finance Pty Limited ("Moneytech"), whereby Moneytech may purchase certain of our trade receivables on a full recourse basis up to an aggregate amount of AUD $4,200,000. The effective purchase price for such receivables is the gross invoice amount less a purchase charge of 0.18%. We are also required to pay Moneytech a monthly facility fee on all outstanding amounts equal to the Reserve Bank of Australia rate (3.50% at September 30, 2012), plus 6.73% provided that such fee will increase to the Reserve Bank of Australia rate (3.50% at September 30, 2012) plus 10.73% to the extent any amount is overdue. The agreement may be terminated by either party upon 180 days' prior written notice. In January 2013, the agreement was amended to increase the limit to AUD $6,000,000.

On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi out of bankruptcy in Australia. The purchase price of AUD $5.0 million was financed by Westpac Banking Corporation ("Westpac"). The interest rate on the loan is 3.25% per annum above the average "bid rate" quoted by Reuters Monitor System. The loan was due in March 2013 and is secured by a first and second ranking fixed and floating charge over the assets registered in March 2010. In January 2013, the Company entered into an amended agreement with Westpac, whereby the interest rate was adjusted to 4.25% per annum above the average "bid rate" quoted by Reuters Monitor System and requires 24 equal monthly payments starting July 31, 2013 and ending June 30, 2015.

5. SEGMENT INFORMATION

The Company's revenue is solely derived from sales of apparel and accessories. The following schedule presents the Company's revenue by geographic area for the period ended September 30, 2012. Revenue is allocated based on the country to which product was shipped.

Australia sales	$5,463,837
European region sales	835,601
American region sales	200,576
Asian region sales	758,560
Other revenue	830,100

$8,088,674

BLEACH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2012

(Unaudited)

6. SUBSEQUENT EVENTS

In January 2013, Bleach Group, Inc. entered into a term loan with Breakwater Structured Growth Opportunities Fund L.P. ("Lender") to borrow $2,650,000, the proceeds of which will be used to cover operating cash needs and for working capital purposes. The face value of the note is $3,600,000 and accrues interest at 14.0%. Principal and interest payments are as follows: a) 12 monthly payments of $42,000 through January 2013 and b) 24 monthly payments of $172,846 beginning January 2014. Bleach Group, Inc. also issued the Lender a warrant representing the right to acquire 300,000 shares (subject to proportionate adjustment in the event of stock splits, combinations, recapitalizations or similar events) of Bleach Group, Inc. common stock. The maturity date is the earlier of: 1) three years from the closing date of the term loan or 2) upon completion of an IPO within the first yearly anniversary of the original issue date of this note.

Management has evaluated events subsequent to September 30, 2012 through February 11, 2013 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

BLEACH GROUP, INC.

PRO FORMA COMBINED BALANCE SHEET

June 30, 2012
Unaudited

	Bleach Australia	Ksubi	Other Entities		Adjustments	Combined Pro Forma
CURRENT ASSETS
Cash and cash equivalents	$64,931	$23,640	$22,471			$111,042
Trade and other receivables, net	6,839,809	1,757,126	1,510,525			10,107,460
Receivable from related parties, current portion	—	—	1,021,260	(2)	(1,021,260)	—
Inventory	2,328,173	—	444,533			2,772,706
Other current assets	460,175	544,438	367,940			1,372,553

Total current assets	9,693,088	2,325,204	3,366,729		(1,021,260)	14,363,761
NONCURRENT ASSETS
Property and equipment, net	636,875	252,085	—			888,960
Goodwill and intangible assets, net	—	5,131,997	73,921			5,205,918
Deferred tax assets	249,527	56,273	—			305,800
Receivable from related parties, net of current portion	4,126,587	—	510,000	(2)	(4,636,587)	—
Other assets	6,047	—	—			6,047

Total assets	$14,712,124	$7,765,559	$3,950,650		$(5,657,847)	$20,770,486

CURRENT LIABILITIES
Trade and other payables	$3,797,968	$1,556,354	$2,631,957			$7,986,279
Taxes payable	562,857	378,153	—			941,010
Accrued expenses	352,056	41,509	144,660			538,225
Long-term debt, current portion	3,930,368	—	—			3,930,368

Total current liabilities	8,643,249	1,976,016	2,776,617		—	13,395,882
NONCURRENT LIABILITIES
Long-term debt, net of current portion	5,569	2,992,857	—			2,998,426
Related party debt	2,270,465	—	510,000			2,780,465
Related party payables	—	3,028,554	2,629,293	(2)	(5,657,847)	—
Other liabilities	114,476	99,097	—			213,573

Total liabilities	11,033,759	8,096,524	5,915,910		(5,657,847)	19,388,346
STOCKHOLDERS' EQUITY
Common stock	86	86	6,438	(1)	(610)	6,000
Additional paid in capital	—	—	—	(1)	610	610
Accumulated other comprehensive income (loss)	165,533	(195,713)	10,987			(19,193)
Retained earnings (accumulated deficit)	3,512,746	(135,338)	(1,982,685)			1,394,723

Total stockholders' equity	3,678,365	(330,965)	(1,965,260)		—	1,382,140

Total liabilities and stockholders' equity	$14,712,124	$7,765,559	$3,950,650		$(5,657,847)	$20,770,486

Combining / Pro Forma Adjustments:
1. Common stock	$610
Additional paid in capital		$610
To effect shares issued upon reorganization
2. Receivable from related parties, current portion	$1,021,260
Receivable from related parties, net of current portion	$4,636,587
Related party payables		$5,657,847
To eliminated related party balances

BLEACH GROUP, INC.

PRO FORMA COMBINED INCOME STATEMENT

For the Year Ended June 30, 2012
Unaudited

	Bleach Australia	Ksubi	Other Entities		Adjustments	Combined Pro Forma
REVENUE, net	$30,995,804	$5,000,592	$5,182,077	(2)	$(4,440,838)	$36,737,635
COST OF SALES	20,814,435	53,705	3,337,275	(2)	(4,440,838)	19,764,577

GROSS PROFIT	10,181,369	4,946,887	1,844,802		—	16,973,058
OPERATING EXPENSES
Distribution expenses	445,842	—	—			445,842
Sales & marketing expenses	1,094,670	51,739	—			1,146,409
Travel expenses	277,454	179,323	—			456,777
Employee benefits	5,586,292	2,137,902	—			7,724,194
Rent	475,070	84,542	—			559,612
Depreciation	145,221	49,321	—			194,542
Administration and operation expenses	2,253,676	1,158,106	1,245,881			4,657,663

Total operating expenses	10,278,225	3,660,933	1,245,881		—	15,185,039

INCOME FROM OPERATIONS	(96,856)	1,285,954	598,921		—	1,788,019
OTHER INCOME (EXPENSE)
Foreign currency translation gains	780,449	—	121,787			902,236
Management fee—related party	1,635,163	—	(1,635,163)			—
Other expenses, net	(569,072)	(219,797)	(20,344)			(809,213)

INCOME BEFORE INCOME TAX PROVISION	1,749,684	1,066,157	(934,799)		—	1,881,042
INCOME TAX PROVISION	451,729	348,214	799,943			799,943

NET INCOME	$1,297,955	$717,943	$(1,734,742)		$—	$1,081,099

EARNINGS PER SHARE
Basic						$0.18

Diluted						$0.18

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	100	100	300	(1)	5,999,500	6,000,000
Diluted	100	100	300	(1)	5,999,500	6,000,000
COMBINING / PRO FORMA ADJUSTMENTS
1. To effect shares issued upon reorganization
2. Revenue	$4,440,838
Cost of sales		$4,440,838
To eliminate intercompany transactions

3,000,000 Shares

BLEACH GROUP, INC.

Common Stock

PROSPECTUS

                    , 2013

Wellington Shields & Co.

Until            2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriter's discount and non-accountable expense allowance, payable by us in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$
FINRA filing fee	$
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous expenses	$
Total expenses	$

Item 14.    Indemnification of Directors and Officers.

Our certificate of incorporation provides that our current and former directors and officers shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law. Such indemnification is mandatory. Additionally, our certificate of incorporation permits, but does not require, the indemnification in certain circumstances of employees or other agents to the extent permitted by the Delaware General Corporation Law. Our certificate of incorporation expressly provides that the advancement of expenses to directors and officers is mandatory and not subject to the discretion of our board of directors, provided that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Additionally, our certificate of incorporation permits, but does not require, the advancement of expenses to any of our employees or other agents that are entitled to indemnification, provided that any of such employees or other agents who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys' fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Effective on July 1, 2012, in order to facilitate this initial public offering, the predecessor owners of our current operating entity subsidiaries completed a reorganization whereby they transferred their ownership interests in each of such operating entities to Bleach Group, Inc. in exchange for a total of 6,000,000 shares of common stock of Bleach Group, Inc. The issuance pursuant to the reorganization did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transaction was exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, as a transaction by an issuer not involving a public offering. The recipients of securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients of such securities were accredited or sophisticated and either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Bleach USA, Inc., currently an indirect wholly-owned subsidiary of the registrant, issued one share of common stock to Jesse Faen on each of the following dates: (i) July 1, 2009; (ii) July 1, 2010; (iii) June 30, 2011; and (iv) July 1, 2011. The foregoing issuances did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, as transactions by an issuer not involving a public offering. The recipient of such securities was accredited or sophisticated and either received adequate information about the issuer or had access, through his relationship with the issuer, to such information.

On January 14, 2013, we issued a warrant to Breakwater Structured Growth Opportunities Fund, L.P. to purchase up to 300,000 shares of our common stock, $0.001 par value, at an exercise price of $0.001 per share. The warrant is exercisable for five years through January 14, 2018. The warrant provides for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent dilutive issuances. The shares of common stock underlying the warrant are registrable securities. Pursuant to the warrant, the warrant holder is provided piggyback registration rights with respect to the underlying registrable securities, subject to certain exceptions, as provided in the warrant. The registrant believes this transaction was exempt from the registration requirements of the Securities Act of 1933 in reliance on

Section 4(2) thereof, and the rules and regulations promulgated thereunder, as a transaction by an issuer not involving a public offering. The recipient of such securities was accredited or sophisticated and either received adequate information about the registrant or had access, through its relationships with the registrant, to such information.

On January 15, 2013, we issued to Wellington Shields a warrant in the amount of $250,000, of which warrants in the amount of $125,000 were issued to certain of its employees. The warrants are exercisable for five years through January 14, 2018 at an exercise price equal to the lower of (i) $6.00 per share of our common stock; (ii) 120% of the price of our common stock sold in this offering; or (iii) a valuation of the Company equal to $50 million, subject to adjustment as provided in the warrants. The warrants provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other structural transaction to prevent dilutive issuances. The shares of common stock underlying the warrants are registrable securities. Pursuant to the warrants, the warrant holders are provided piggyback registration rights with respect to the underlying registrable securities, subject to certain exceptions, as provided in the warrants. The registrant believes this transaction was exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, as a transaction by an issuer not involving a public offering. The recipients of such securities were accredited or sophisticated and either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16.    Exhibits and Financial Statement Schedules.

(a)   Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)   Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17.    Undertakings.

The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or

  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sydney, Australia, on February 14, 2013.

BLEACH GROUP, INC.
By:	/s/ MARK BYERS Mark Byers Chief Executive Officer, President, Treasurer and Secretary (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK BYERS Mark Byers	Chief Executive Officer, President, Treasurer, Secretary and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	February 14, 2013
/s/ HARRY HODGE Harry Hodge	Chairman	February 14, 2013

EXHIBIT INDEX

Exhibit Number		Exhibit Title
1.1	*	Form of Underwriting Agreement

2.1		Reorganization Agreement

3.1		Certificate of Incorporation

3.2		Bylaws

4.1		Form of common stock certificate

5.1	*	Opinion of Akerman Senterfitt LLP

10.1		Secured Loan Facility between Bleach Pty Ltd. and Glowturn Pty Ltd. dated August 9, 2011

10.2		Confirmed Capital Agreement between Moneytech Finance Pty Limited, Bleach Pty Ltd. and Bleach Finance Pty Ltd. dated May 23, 2012

10.3		Business Sale Agreement dated March 9, 2010 related to the acquisition of Ksubi

10.4		Stock Incentive Plan

10.5		Employment Agreement between Bleach Pty Ltd. and Mark Byers dated July 1, 2011

10.6		Employment Agreement between Bleach Pty Ltd. and Tim Morris dated February 20, 2012

10.7		Employment Agreement between Bleach Pty Ltd. and Kristopher Black dated April 30, 2012

10.8		Strategic Supply MOU between Ksubi Pty Limited and Bleach Pty Limited dated December 30, 2009

10.9		Sale Purchase Agreement between Kappa France and Bleach International Limited dated November 30, 2011

10.10		Loan Agreement with Breakwater Structured Growth Opportunities Fund L.P. dated January 14, 2013

10.11		Senior Secured Promissory Note issued to Breakwater Structured Growth Opportunities Fund L.P. on January 14, 2013

10.12		Warrant to Purchase Common Stock issued to Breakwater Structured Growth Opportunities Fund L.P. on January 14, 2013

10.13		Letter Agreement Amendment to Confirmed Capital Agreement with Moneytech Finance Pty Limited dated January 21, 2013

10.14		Amendment Deed to the Business Sale Agreement related to the acquisition of Ksubi dated January 14, 2013

10.15		Convertible Promissory Note issued to Wellington Shields & Co. on January 15, 2013

10.16		Convertible Promissory Note issued to Eduardo Cabrera on January 15, 2013

10.17		Convertible Promissory Note issued to Max Georgatos on January 15, 2013

10.18		Warrant to Purchase Common Stock issued to Wellington Shields & Co. on January 15, 2013

10.19		Warrant to Purchase Common Stock issued to Eduardo Cabrera on January 15, 2013

10.20		Warrant to Purchase Common Stock issued to Max Georgatos on January 15, 2013

Exhibit Number		Exhibit Title
10.21		Amendment No. 1 to Security Agreement between Bleach Pty Ltd. and Glowturn Pty Ltd. dated February 4, 2013

10.22		Moneytech Trade Finance Facility dated October 25, 2011

21.1		Subsidiaries of the Registrant

23.1		Consent of BDO East Coast Partnership (f/k/a PKF East Coast Practice), Australian chartered accountants

23.2		Consent of Squar, Milner, Peterson, Miranda & Williamson LLP, independent registered accounting firm

23.3		Consent of John Petty, director nominee

23.4		Consent of Kristopher Black, chief financial officer nominee

24.1	*	Powers of Attorney

99.1		Registration Statement on Form S-1 submitted confidentially to the SEC on May 11, 2012

99.2		Registration Statement on Form S-1 submitted confidentially to the SEC on August 22, 2012

*
To be filed by amendment.